QuickLinks -- Click here to rapidly navigate through this document

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 2004

REGISTRATION NO.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TREATY OAK BANCORP, INC.
(Name of small business issuer in its charter)

TEXAS	6022	20-0413144
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3811 Bee Cave Road, Suite 209
Austin, Texas 78746
(512) 347-0991
(Address and telephone number of principal executive offices and principal place of business)

TERRY W. HAMANN
Treaty Oak Bancorp, Inc.
3811 Bee Cave Road, Suite 209
Austin, Texas
(512) 347-0991
(Name, address and telephone number of agent for service)

Copies to:

CHET A. FENIMORE
JOHN A. MENCHACA II
Jenkens & Gilchrist, a Professional Corporation
2200 One American Center
600 Congress Avenue
Austin, Texas 78701
(512) 499-3800
cfenimore@jenkens.com
jmenchaca@jenkens.com	MARK J. PIETRANTONE Ernstmeyer & Associates, P.C. 3811 Bee Cave Road, Suite 200 Austin, Texas 78746 (512) 347-0993 mark_pietrantone@treatyoakfinancial.com

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock, $0.01 par value	1,440,000	$8.33	$11,995,200	$1,519.80

Common Stock Warrants	288,000(2)	$10.00	(3)	$0(3)

Common Stock, $0.01 par value	288,000	$10.00(4)	$2,880,000	$364.90

				$1,884.70

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.
(2)
Warrants to purchase an aggregate of up to 288,000 shares of common stock at an exercise price of $10.00 per share will be issued to the purchasers in connection with this offering.
(3)
No separate registration fee is required for the warrants under Rule 457(g).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

We will amend and complete the information in this prospectus. Although we are permitted by U.S. federal securities laws to offer these securities using this prospectus, we may not sell them or accept your offer to buy them until the documentation filed with the SEC relating to these securities has been declared effective by the SEC. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JANUARY 29, 2004

TREATY OAK BANCORP, INC.

A proposed bank holding company for

TREATY OAK BANK
(Approval Pending)

COMMON STOCK UP TO 1,440,000 SHARES

        We are offering for sale a maximum of 1,440,000 shares of our common stock at a price of $8.33 per share to raise the money to capitalize and fund the operations of Texline State Bank following our acquisition of it. Texline State Bank is a Texas state-chartered bank headquartered in Texline, Texas. Following acquisition, we will retain a branch in Texline, Texas, establish banking operations in Austin by relocating the headquarters of the Bank to Austin, and rename the bank "Treaty Oak Bank." We will be the holding company and own substantially all of the outstanding shares of Treaty Oak Bank after the acquisition, which is expected to occur in the first calendar quarter of 2004. We will not commence active banking business operations until the successful closing of the Texline State Bank acquisition. If the acquisition of Texline State Bank does not close, the funds raised through this offering will be used to obtain a de novo state bank charter. Before this offering, there has been no public market for our common stock.

        To participate in the offering, you must subscribe to purchase at least 300 shares. You may subscribe for and purchase a maximum of 30,000 shares in the offering. If you subscribe for more than 30,000 shares, we intend to reject the portion of the subscription that exceeds 30,000 shares. In our sole discretion, we may waive in writing the minimum or maximum subscription amounts. For every five shares of common stock you purchase, you will receive a warrant to purchase one additional share of common stock at a price of $10.00. The warrants will be exercisable until June 30, 2007.

        We will offer and sell the common stock on a best-efforts basis, and our directors and officers will receive no commissions or other compensation in connection with these activities but will be reimbursed for out-of-pocket expenses.

        The offering will end on June 30, 2004, unless we elect, in our sole discretion, to extend the offering to not later than September 30, 2004.

        All subscription funds will be held in an escrow account at TIB—The Independent BankersBank, Irving, Texas, which will act as the escrow agent. The escrow agent will hold the subscription funds for incremental release until we accept subscriptions for at least 240,000 shares. Thereafter, we will continue to release funds from escrow upon receipt of aggregate subscriptions of 240,000-share increments. If we are unable to sell at least 240,000 shares of common stock, the escrow agent will promptly return all subscription funds to investors, and our organizing shareholder will pay all remaining expenses We will be unable to use any subscription funds until they are released from escrow. Any interest earned on the subscription funds held in escrow will be retained by Treaty Oak Bancorp, Inc.

The shares are not listed on any national securities exchange or the Nasdaq Stock Market. Our common stock is not a deposit or a bank account and is not insured by the Federal Deposit Insurance Corporation or any other government agency. Our common stock is subject to investment risk, including possible loss of principal.

An investment in our common stock involves risks, and you should not invest in this offering unless you can afford to lose all of your investment. We have described what we believe are the material risks of this investment in the section titled "Risk Factors," beginning on page 8.

Neither the Securities and Exchange Commission, any state securities commission, the Board of Governors of the Federal Reserve System, the Texas Department of Banking, the Federal Deposit Insurance Corporation, nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        The following summarizes the minimum and maximum proceeds that we expect to receive from the offering.

	Per share	Total minimum	Total maximum
Subscription price	$8.33	$1,999,200	$11,995,200
Fees and commissions	—	—	—
Proceeds to Treaty Oak Bancorp, Inc. (1)	$8.33	$1,999,200	$11,995,200

(1)
Before deducting organizational, other pre-opening, and offering expenses, consisting of, among others, legal and accounting fees, and printing, distribution, and marketing expenses, estimated to total approximately $775,000. These expenses are expected to be funded by Treaty Oak Holdings, Inc., our organizing shareholder, from funds obtained through a working capital line of credit from TIB—The Independent BankersBank, Irving, Texas, and guaranteed, jointly and severally, by three of our organizers, Terry W. Hamann, William J. McLellan, and Jeffrey L. Nash. We will repay these expenses to Treaty Oak Holdings, Inc., from the proceeds of this offering unless we are unable to sell at least 480,000 shares of common stock, in which case, Treaty Oak Holdings, Inc., will bear the costs for any expenditures paid for organizational, other pre-opening, and offering expenses.

Prospectus dated                            , 2004

SUMMARY

        This summary provides an overview of the key aspects of the offering. Because this is a summary, it may not contain all of the information that is important to you. For a more complete understanding of the offering, we urge you to read this entire prospectus carefully. When we refer in this prospectus to "Treaty Oak Bancorp," "the Company," "we," "our," and "us," we are referring to Treaty Oak Bancorp, Inc., unless the context indicates otherwise. When we refer to "the Bank" or "our banking subsidiary," we are referring to Treaty Oak Bank unless the context indicates otherwise.

        We are offering for sale up to 1,440,000 shares of our common stock at a price of $8.33 per share to raise the money to capitalize and fund the operations of Texline State Bank following our acquisiton of it. Texline State Bank is a Texas state-chartered bank headquartered in Texline, Texas. Following acquisition, we will establish banking operations in Austin by relocating the headquarters of the Bank to Austin, retain a branch in Texline, Texas, and rename the bank "Treaty Oak Bank." We presently have an agreement to purchase substantially all of the outstanding stock of Texline State Bank for two times net book value not to exceed a total price of $2,225,000. We will be the holding company and own substantially all of the outstanding shares of Treaty Oak Bank after the acquisition, which is expected to occur during the first calendar quarter of 2004. Following the closing of the acquisition and the establishment of the Austin banking operations, the current Texline State Bank facility will continue to operate in Texline, Texas, as a branch of Treaty Oak Bank.

        We will not commence active banking business operations until the successful closing of the Texline State Bank acquisition. If the acquisition does not close, the funds raised under this offering will be used to obtain a de novo state bank charter.

        You must purchase at least 300 shares of the offered stock to participate; however, we may waive the minimum at our sole discretion.

Vision

        To be the preferred independent community bank in Austin through the delivery of exceptional personal relationship services.

Background and Acquisition

        Treaty Oak Bancorp, Inc., was formed in November 2003 for the purpose of serving as a holding company for Treaty Oak Bank. To date, our sole operations have been directed toward preparing and filing applications with various bank regulatory authorities for permission to acquire Texline State Bank, move its headquarters to Austin, and rename the bank "Treaty Oak Bank," and taking all other actions necessary to complete the Texline State Bank acquisition, including those actions related to raising capital under this offering.

        Prior to our formation, our founders began a search for an acceptable bank acquisition candidate to execute management's plan to relocate an acquired bank to Austin, Texas, and become our subsidiary. The rationale for acquiring Texline State Bank rather than seeking a de novo banking charter was based primarily on timing concerns. The approval process for an acquisition is often considerably shorter and less expensive than that for a newly chartered bank. After approximately nine months of searching, our organizing shareholder, Treaty Oak Holdings, Inc., a Texas corporation ("Treaty Oak Holdings"), entered into a definitive agreement for the acquisition of Texline State Bank on June 20, 2003. Treaty Oak Holdings assigned the acquisition agreement to us in connection with our initial capitalization, and we expect to close the acquisition in the first calendar quarter of 2004.

        Texline State Bank is a small state-chartered bank located in Texline, Texas, in the northwest corner of the Texas panhandle. It has been operating in Texline, Texas, since 1977, and its lending activities focus primarily around agricultural and residential real estate and the agricultural industry, generally. As of September 30, 2003, Texline State Bank had total assets of approximately $11,500,000.00, and total deposits of approximately $9,100,000.

Business Overview

        The Bank will provide a complete range of retail and commercial banking products and services. Following is a partial list of services we will offer although not all of these services will be immediately available:

  •
  commercial loans to small and medium-sized businesses;

  •
  individual consumer loans;

  •
  real estate loans;

  •
  development loans;

  •
  packaging and selling loans;

  •
  flexible financing opportunities for various community projects;

  •
  merchant card services;

  •
  letters of credit;

  •
  accounts receivable financing;

  •
  customized cash management services;

  •
  brokerage asset management;

  •
  mutual funds activities;

  •
  private banking; and

  •
  trust services when regulatory approval is granted.

Market Opportunity

        Consumers use credit, ATM, debit, and check cards to conduct everyday business with a flexibility that was not possible until recently. However, we believe that traditional banking has not kept up with the technology that has laced consumer finances together. In addition, we believe that banks have generally lost the ability to understand their clients. According to a recent study conducted by the American Bankers Association, 57% of all customers will sever their banking relationships within two years of beginning them.

        In the primary target area of West Lake Hills, Texas, a suburb of Austin, Texas, there are 12 different banks operating from 17 different locations. Few of these offer extended services, and most offer only a minimum level of service. They tend to be inflexible and checklist-oriented instead of open to opportunities to create innovative solutions for the sophisticated client. During on-site research at banks in the target area, we discovered that they show a surprising lack of interest in their customers. Considering the general consumer attitude of dissatisfaction and the general banking attitude of indifference, we believe that ample opportunity exists for an innovative, solution-driven company to succeed in the banking market in the target area. Please refer to "Business—Competition" on page 51 for additional information.

Regulation of Banking Activities

        In connection with our organization and the acquisition of Texline State Bank, along with Treaty Oak Holdings, we filed an application with the Federal Reserve Bank of Dallas on December 22, 2003, for approval to become a bank holding company through the acquisition of up to 100% of the outstanding capital stock of Texline

State Bank. The application is currently pending before the Board of Governors of the Federal Reserve System. We anticipate action on the pending application by the end of the first calendar quarter of 2004. In addition, a significant part of our business plan involves the relocation of the main office of Texline State Bank to Austin, Texas. This relocation requires the approval of the Texas Department of Banking and the Federal Deposit Insurance Corporation ("FDIC"). The applications to approve this relocation were filed on January 14, 2004, with the Texas Department of Banking and the FDIC. As of the date of this prospectus, we have not obtained any approval for the relocation.

        As our organizing shareholder, Treaty Oak Holdings will also be a bank holding company. As a bank holding company, we will be subject to extensive governmental regulation, primarily by the Board of Governors of the Federal Reserve System pursuant to the provisions of the Bank Holding Company Act of 1956. As a Texas state non-member bank, our subsidiary bank is also subject to extensive governmental regulation, primarily by the Texas Department of Banking and the FDIC. As such, our operation and that of the Bank may be affected by future changes in banking laws, rules, and regulations, as well as the regulatory structure and environment. Please refer to "Supervision and Regulation," beginning on page 72, for additional information.

The Opportunity

        We believe that two external factors will have an effect on the Bank's performance and operations. The first is the monetary policy of the Federal Reserve Board. The Federal Reserve Board uses open market operations, changes in the rate charged on member bank borrowings, and changes in reserve requirements for member banks to influence the overall growth and distribution of bank loans, investments and deposits, as well as the interest rates charged by member banks on those loans or deposits. For example, purchases and sales of government securities and certain other securities in the open market influence the volume of money and credit in the economy. Purchases inject reserves into the banking system and stimulate growth of money and credit; sales do the opposite.

        The second factor is the local economy. General economic conditions affect the banking industry. The national recession has not had as dramatic an impact on Austin as did the recession that Texas experienced during the mid-to-late 1980s, which was driven primarily by the collapse of the real estate, banking, and oil and gas industries. While from early in 2000 until late in 2002 the Austin economy declined as a result of a slow-down in local technology manufacturing industries, a reduction in venture capital backed technology start-up businesses, the decline in the stock markets, and other factors which generally affected the global economy over the same period, recent months have shown signs of economic improvement and recovery evidenced by a decrease in the unemployment rates and an increase in sales tax revenues among other factors. Along with the national and state economies, the Austin economy is showing signs of growth and improving economic prosperity.

        The current economic environment provides business opportunities for the Bank. In light of recent accounting scandals, people are looking closer to home to safeguard their savings. In addition, the inflexibility of large banks in their lending policies leaves an opening to provide secure and innovative solutions to meet consumers' needs.

        The target market includes service-demanding individuals, small businesses and their owners, and the self-employed. This consumer group includes the majority of businesses operating in the West Lake Hills and surrounding area of Austin. According to the 2000 Census, there are more than 2,000 small businesses in the zip codes targeted by the Bank, employing 30,000 people. The target zip codes are rated among the highest income brackets in the nation and among the highest in home ownership in Texas.

Sources of Revenue

        We expect our primary source of revenue to be lending activities. We believe that we will be able to position the Bank to provide creative lending strategies while maintaining secure, ethical, and regulatory-compliant standards. The Bank expects other sources of revenue to include fees paid for the following:

  •
  deposit accounts;

  •
  investment activities, including interest-bearing securities;

  •
  cashiers' checks;

  •
  notary services;

  •
  safe deposit boxes; and

  •
  similar standard services.

Our Management

        Treaty Oak Bancorp is a Texas corporation formed to serve as a holding company for the acquisition of Texline State Bank. Our principal offices are located at 3811 Bee Cave Road, Suite 209, Austin, Texas 78746. Early in the second calendar quarter of 2004, we intend to move to a renovated 15,000 square-foot building located at 101 Westlake Drive, where we will lease 7,000 square feet to serve as our principal offices and the main headquarters of the Bank. Our current lease expires in April 2004.

        We have assembled members of a management team who understand both the business community and the needs of private clients in the Austin area. The following individuals will serve as directors and executive officers:

  Terry W. Hamann
  Chairman of the Board, President, and Chief Executive Officer

  William J. McLellan
  Vice-Chairman, Director, and Business Development Advisor to Management

  Jeffrey L. Nash
  Executive Vice President and Director

  Charles T. Meeks
  Director

  Sandra L. Ellsworth
  Chief Financial Officer

  Carl J. Stolle
  Director

  Toni A. Neal
  Director

  Marvin L. Schrager
  Director

  Hayden D. Watson
  Director

        We intend to identify and appoint an additional member to our Board of Directors prior to the close of this offering. In addition to their service on our Board of Directors or as one of our executive officers, Charles T. Meeks will serve as Chairman of the Board of Treaty Oak Bank (approval pending), Jeffrey L. Nash will serve as its president and chief executive officer, and Sandra L. Ellsworth will serve as its cashier. The following individuals have committed to serve on the Bank's Board of Directors, which we expect to consist of at least nine members but not more than 15:

• Terry W. Hamann	• Charles T. Meeks	• Tony White
• William J. McLellan	• Sandra L. Ellsworth	• Arthur H. Coleman
• Jeffrey L. Nash	• Toni A. Neal

        In addition, the following individuals, who will not serve as directors or executive officers, are serving as advisors: Darrell K. Royal, James "Happy" Feller, William Schneider, Allan "Bud" Shivers, Michael Vargas, Angelos Angelou, Ray Benson, Walter A. DeRoeck, and Donald Cox. Each of these individuals is playing an important role as we develop our business and corporate policies prior to commencing active banking operations.

        Our directors, advisors, and executive officers are local business and community leaders. We believe that their business experience and relationships will enable them to assist the Bank in developing and maintaining a loyal customer base. We expect that these individuals will use their diverse backgrounds and their extensive local business relationships to attract customers from all segments of the community. Please refer to "Management," beginning on page 54, for additional information.

Terms of the Offering

        We are offering for sale a maximum of 1,440,000 shares of our common stock at a price of $8.33 per share to raise the money to capitalize and fund the operations of Texline State Bank following our acquisiton of it. Texline State Bank is a Texas state-chartered bank headquartered in Texline, Texas. Following acquisition, we will establish banking operations in Austin by relocating the headquarters of the Bank to Austin, retain a branch in Texline, Texas, and rename the bank "Treaty Oak Bank." We will be the holding company and own substantially all of the outstanding shares of Treaty Oak Bank after the acquisition, which is expected to occur in the first calendar quarter of 2004. We will not commence active banking business operations until the successful closing of the Texline State Bank acquisition. If the acquisition of Texline State Bank does not close, the funds raised through this offering will be used to obtain a de novo state bank charter. Before this offering, there has been no public market for our common stock.

        To participate in the offering, you must subscribe to purchase at least 300 shares. You may subscribe for and purchase a maximum of 30,000 shares in the offering. If you subscribe for more than 30,000 shares, we intend to reject the portion of the subscription that exceeds 30,000 shares. In our sole discretion, we may waive in writing the minimum or maximum subscription amounts. For every five shares of common stock you purchase, you will receive a warrant to purchase one additional share of common stock at a price of $10.00. The warrants will be exercisable until June 30, 2007. We may issue up to 48,000 warrants if we raise the minimum amount of funds under this offering and up to 288,000 warrants if we raise the maximum amount of funds under this offering. Please refer to "Description of Capital Stock—Warrants/Stock Options—Investor Warrants" on page 68 for additional information.

        We will offer and sell the common stock on a best-efforts basis, and our directors and officers will receive no commissions or other compensation in connection with these activities but will be reimbursed for out-of-pocket expenses. Please refer to "The Offering—Plan of Distribution" on page 21 for additional information.

        The offering will end on June 30, 2004, unless we elect, in our sole discretion, to extend the offering until not later than September 30, 2004.

        All subscription funds will be held in an escrow account at TIB—The Independent BankersBank, Irving, Texas, which will act as the escrow agent. The escrow agent will hold the subscription funds for incremental release until we accept subscriptions for at least 240,000 shares. Thereafter, we will continue to release funds from escrow upon receipt of aggregate subscriptions of 240,000-share increments. Release of the escrow funds is not conditioned upon the receipt of final regulatory approvals for the acquisition of Texline State Bank and the relocation of the main office to Austin, Texas. If we are unable to sell at least 240,000 shares of common stock, the escrow agent will promptly return all subscription funds to investors, and we will pay all remaining expenses. We will be unable to use any subscription funds until they are released from escrow. Any interest earned on the subscription funds held in escrow will be retained by Treaty Oak Bancorp.

RISK FACTORS

        Before deciding to invest in us or to maintain or increase your investment, you should carefully consider the risk factors described below, together with all other information in this prospectus, before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial conditions, or operating results could be materially adversely affected. In such a case, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks related to our Business

We have a limited operating history upon which to base an estimate of our future financial performance.

        Treaty Oak Bancorp was formed in November 2003 and has just over two months of operating results, and substantially all of our efforts have been devoted to acquiring and funding the Bank. Our current assets consist of cash and intangible assets related to our organizational efforts.

        Our growth will be primarily dependent upon the operation of the Bank. Consequently, you will have little to no historical operating or financial information to help you decide whether to invest in Treaty Oak Bancorp.

We expect to incur losses during our initial years of operations.

        At December 8, 2003, we had an accumulated deficit account of approximately $675,000, principally resulting from the organizational and pre-opening expenses that we have occurred in connection with our acquisition of Texline State bank. Upon completion of this offering, the proceeds available to the Bank will be reduced by the expenses of this offering and the acquisition of Texline State Bank, which are estimated to be approximately $775,000 in the aggregate. In addition, due to the extensive regulatory oversight to which we will be subject, we expect to incur significant administrative costs. Our success will depend, in large part, on our ability to address the problems, expenses, and delays associated with integrating the operations of Texline State Bank and establishing and maintaining the main office of the Bank in Austin, Texas, as well as our ability to attract and retain customers for our services. We expect to sustain losses or achieve minimal profitability during our initial years of operations. We cannot assure you that we will ever become profitable. Please refer to "Management's Discussion and Analysis of Financial Condition and Plan of Operations" and "Business," beginning on pages 27 and 43, respectively, for additional information.

If we do not become profitable, you may lose part or all of your investment.

        Our profitability will depend on the Bank's profitability, and we can give no assurance of when or if the Bank will operate profitably. We expect to incur substantial start-up expenses associated with our organization and this offering and do not expect to be profitable in our first year of operation. If the Bank is ultimately unsuccessful, you may lose part or all of your investment in the common stock. Your investment is not insured by the FDIC.

Our future revenues are unpredictable because we are a new business venture.

        As a new business venture, we may experience significant variations in operating results, may be engaged in rapidly changing business situations, and may otherwise experience rapidly shifting product life cycles. As a result, the Bank's products and services may be at risk of failure in the marketplace. Our profitability depends on our ability to generate and sustain projected revenues. We cannot assure you we will be able to sell any of our products or services or that our revenues will be sufficient for us to achieve our objectives. Our expense levels are based entirely on assumptions developed by management regarding investment plans and estimates of future revenues.

        Factors that may adversely affect our operating results and future revenues include:

  •
  our ability to attract and maintain clients;

  •
  our development and/or implementation of infrastructure and internal systems;

  •
  our development of new services and products;

  •
  price competition;

  •
  the level of use of the Internet and online services;

  •
  our ability to attract and maintain high-quality management and operating personnel;

  •
  development of new business segments and markets;

  •
  our successful integration of operations and technology acquired through business combinations;

  •
  technical difficulties, system downtime, or Internet brownouts;

  •
  operating costs and capital expenditures relating to expansion;

  •
  governmental banking regulations and taxation policies;

  •
  risks of fire or other casualty;

  •
  disruptions caused by relocation of headquarters;

  •
  fluctuations in interest rates and loan performance; and

  •
  general economic conditions.

Any delay in beginning banking operations will result in additional losses.

        Any delay in relocating the main office of the Bank to Austin, Texas, will increase our organizational expenses and postpone realization of potential revenues. This will cause the accumulated deficit from organizational and acquisition expenses to increase because we must continue to pay salaries and other operating expenses during this period. We expect that we will receive final regulatory approval and commence Austin operations by April 30, 2004, but we cannot assure you of this.

We will face intense competition from a variety of competitors.

        The banking business in our target banking market and the surrounding areas has become increasingly competitive over the past several years, and we expect the level of competition to continue to increase. The profitability of the Bank (and thus our profitability) will depend on the Bank's ability to compete effectively in our banking market.

        Our principal competitors include:

  •
  other commercial banks;

  •
  savings banks;

  •
  savings and loan associations;

  •
  mutual funds;

  •
  money market funds;

  •
  finance companies;

  •
  trust companies;

  •
  insurers;

  •
  leasing companies;

  •
  credit unions;

  •
  mortgage companies;

  •
  private issuers of debt obligations;

  •
  financial services companies;

  •
  investment banking firms; and

  •
  suppliers of other investment alternatives, such as securities firms.

        Many non-bank competitors are not subject to the same degree of regulation as we are, have advantages over us in providing some services, and may be able to offer more favorable financing alternatives than the Bank. Many competitors are larger than we will be initially and have greater access to capital and other resources. The Bank also will compete with companies located outside of our banking market that provide financial services to persons within our banking market.

        If this competition forces us to offer aggressive loan and deposit rates, the Bank's net interest margin will be diminished. This may decrease net interest income and adversely affect our financial performance and results of operations. Many of our competitors will have established customer bases and offer services, such as extensive and established branch networks and trust services, which we either do not expect to provide or will not provide for some time.

        Though we believe that our approach to providing services will be unique and will allow us to be a successful competitor in the area's financial services market, there is no assurance that our business model will be well received by the public, nor can we assure you that we will be able to compete successfully with other financial service providers serving our target banking market. Our inability to compete effectively could have a material adverse effect on our growth and profitability. Please refer to "Business—Competition" on page 51 for additional information concerning our competition in the marketplace.

Departures of our key personnel or directors may impair our operations.

        Under our charter documents, our Board of Directors and officers have broad powers to make most of the decisions affecting our operation without shareholder approval. The Company's performance, therefore, depends on the services and performance of senior management and other key personnel. Our ability to attract and retain highly qualified senior management experienced in banking and financial services will influence our success. Competition for employees is intense, and the process of locating key personnel with the combination of skills and attributes required to execute our business plan may be lengthy.

        In particular, we believe Terry W. Hamann, Jeffrey L. Nash, Sandra L. Ellsworth, and Charles T. Meeks are important to our success. Terry Hamann has been instrumental in our organization and will be our chief executive officer. Jeff Nash has also been instrumental in our organization and will directly oversee the Bank's daily operations. Sandra Ellsworth is our chief financial officer, will be the Bank's cashier, and will be responsible for all accounting and financial performance measurement tracking activities. Charles Meeks has over 40 years of banking experience and will serve as the Bank's chairman of the board of directors. We currently do not have any employment agreements with these individuals. If any of these individuals leaves his or her respective position, our financial condition and results of operations may suffer.

        Additionally, if the services of any of our other key personnel should become unavailable for any reason, we would be required to employ other persons to help manage and operate our business, and we cannot assure you that we would be able to employ qualified persons on terms acceptable to us. Additionally, our directors' and senior management's community involvement, diverse backgrounds, and extensive local business relationships are important to our success. If the composition of our management team changes materially, our business may suffer. Please refer to "Management," beginning on page 54, for additional information.

Our current management will have significant control after the offering.

        Upon the sale of shares constituting the minimum number of subscriptions under this offering, our founders and current directors will own 42.37% of our outstanding stock on a fully-diluted basis, and upon the sale of shares constituting the maximum number of subscriptions under this offering, our founders and current directors will own 21.87% of our outstanding stock on a fully-diluted basis. In addition, the majority of the 500,000 shares remaining available for issuance under our stock incentive plan is intended to be granted to officers, directors, and key employees. Moreover, following the offering, our largest shareholder is expected to be Treaty Oak Holdings. If the minimum number of shares we are offering are sold, Treaty Oak Holdings will own 78.13% of our common stock, and if the maximum number of shares we are offering are sold, Treaty Oak Holdings will own 40.32% of our common stock. As a result, Treaty Oak Holdings will be able to assert considerable influence concerning matters submitted to our shareholders. Our directors and officers own 58.03% of Treaty Oak Holdings.

        In addition, our Board of Directors is classified into three classes of three directors each. Only directors in one respective class are elected each year at our annual shareholder meeting. Accordingly, directors of a class elected at an annual meeting of shareholders serve three-year terms.

        As a result, in addition to their day-to-day management roles, our senior officers and directors will be able to exercise significant influence on our business as shareholders, including influence over election of members of our Board of Directors and the authorization of other corporate actions requiring shareholder approval.

We could be affected adversely by a lack of development or disruption of our vital infrastructure and from physical security risks.

        Our inability to develop, implement, or update infrastructure and hire additional staff to accommodate increased business may cause unanticipated service disruptions, slower response times, lower levels of customer service, or delays in reporting accurate financial information. We cannot assure you that we will be able to implement our business plan effectively.

        In addition, our vital infrastructure could be disrupted by fire, power loss, natural disaster, telecommunications failure, computer "hacking" and viruses, terrorist activity or the domestic and foreign response to such activity, or other events outside of our control. Prior to the commencement of banking operations, we will have a formal disaster recovery plan, including redundant operating systems.

        Internet access systems and information services will be vulnerable to computer viruses, "hacking," and similar disruptions caused by our clients or third parties. Problems caused by third parties could lead to interruptions, delays, loss of critical data, the inability to accept and fulfill customer needs, or total breakdowns of service and could jeopardize the security of confidential information. Until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential customers may inhibit the growth of Internet service in general and our client base in particular. If we experience a breach of network security or privacy, clients may assert or threaten claims against us based on or arising out of such a breach.

        We intend to implement all security measures that will reasonably offset the risks of robbery, embezzlement, theft, or other threat to our physical locations. We have, and will enhance, strict hiring criteria to reduce employment related risks. However, we cannot assure you that these measures will eliminate the physical security risks associated with the operation of a bank.

We could be affected adversely by lending activities.

        The Bank's loan portfolio and investments in marketable securities could subject us to a concentration of credit risk. Inherent risks in lending include the inability to compete with other lenders, lack of control over fluctuations in interest rates, and economic downturns. We will use high credit standards to reduce the risk of uncollectible loans and variable interest loans to offset the risk of interest rate fluctuations, will develop attractive loan products, and will take other measures to reduce inherent lending risks. During its initial years of operations, the Bank's legally mandated lending limits will be lower than those of many of our competitors because we will have less capital than many of our competitors. Our lower lending limits may discourage potential borrowers who have lending needs that exceed our limits, which may restrict our ability to establish relationships with larger businesses in our area. We plan to serve the needs of these borrowers by selling loan participations to other institutions where appropriate and acceptable to the clients. The Bank will maintain reserves against loan losses and will periodically reevaluate its credit standards, but its lending activities may have an adverse impact on our profitability.

Interest rate fluctuations may affect us negatively.

        The Bank's operations could be affected adversely due to interest rate movement. The Bank's profitability (and, therefore, our profitability) depends, in part, on its net interest income, which is the difference between the income that the Bank earns on its interest-earning assets, such as loans, and the expenses that the Bank incurs in connection with its interest-bearing liabilities, such as checking or savings deposits or certificates of deposit. Changes in the general level of interest rates and other economic factors can affect the Bank's net interest income by affecting the spread between interest-earning assets and interest-bearing liabilities. Interest rate risk arises in part from mismatches between the dollar amount of repricing or maturing assets and liabilities. More assets than liabilities repricing or maturing over a given time frame is considered asset-sensitive, and more liabilities than assets repricing or maturing over a given time frame is considered liability-sensitive. A liability-sensitive position will generally enhance earnings in a falling interest rate environment and reduce earnings in a rising interest rate environment, while an asset-sensitive position will generally enhance earnings in a rising interest rate environment and will reduce earnings in a falling interest rate environment.

        Changes in the general level of interest rates also affect, among other things, the Bank's ability to make new loans, the value of interest-earning assets and the Bank's ability to realize gains from the sale of such assets, the average life of interest-earning assets, and the Bank's ability to obtain deposits in competition with other available investment alternatives. Interest rates are highly sensitive to many factors beyond the Bank's control, including government monetary policies and domestic and international conditions, both economic and political.

        We will attempt to maintain a favorable match between maturities or "repricing dates" of our interest earning assets and interest bearing liabilities. We intend to support a monitoring committee of senior officers and outside directors through simulation analysis, which will determine the impact of interest rate changes, balance sheet trends, and business strategies, and which should spur development and implementation of appropriate strategies. However, we cannot assure you that the Bank will achieve positive net interest income.

An economic downturn, especially one affecting our primary service area, may have an adverse effect on our financial performance.

        As a holding company for a community bank, our success will depend on the general economic condition of the region in which we operate, which we cannot forecast with certainty. Unlike many of our larger competitors, the majority of our borrowers and depositors will be individuals and small-to medium-sized businesses located or doing business in our local banking market. As a result, our operations and profitability may be more adversely affected by a local economic downturn than those of our larger, more geographically diverse competitors. Factors that adversely affect the economy in our local banking market could reduce our deposit base and the demand for our products and services, which may decrease our earnings.

Our growth plans and strategies associated with strategic alliances may lead to inefficiencies.

        We may enter into strategic alliances with third parties. Risks common to these alliances include:

  •
  difficulty in assimilation of the operations, technology, and personnel of the combined companies;

  •
  disruption of ongoing business;

  •
  inability to retain key personnel;

  •
  inability to integrate acquired businesses successfully;

  •
  additional expenses associated with amortization of goodwill and purchased intangible assets;

  •
  additional operating losses and expenses associated with the acquired businesses;

  •
  maintenance of uniform standards, controls, and policies; and

  •
  possible impairment of relationships with existing employees and customers.

        In addition, increases in our client base will produce increased demands on sales, marketing, administrative, and client service resources. To manage the expected growth of our operations and personnel and the strain on our available managerial and operational resources, we will need to implement new operational and financial systems or improve or expand the capabilities of existing systems and widen the scope of our internal procedures and controls, as well as recruit, hire, train, motivate, and manage our growing employee base. We also intend to promote new or complementary services. Our inability to generate satisfactory revenues from expanded services and products to offset the cost of developing and implementing them could have a material adverse effect on the Company's business, prospects, financial condition, and results of operations.

Monetary policy and other economic factors could affect our profitability adversely.

        The following factors will affect the demand for loans and the ability of the Bank and other banks to attract deposits:

  •
  changes in governmental economic and monetary policies;

  •
  the Internal Revenue Code and banking and credit regulations;

  •
  national, state, and local economic growth rates;

  •
  employment rates; and

  •
  population trends.

        The success of the Bank will depend in significant part upon its ability to maintain a sufficiently large interest margin between the rates of interest it receives on loans and other investments and the rates it pays out on deposits and other liabilities. The monetary and economic factors listed above, and the need to pay rates sufficient to attract deposits, may adversely affect the ability of the Bank to maintain an interest margin sufficient to result in operating profits. We do not anticipate significant risk from foreign currency transactions. However, with our proximity to Mexico and the development of global trading, we may be subject to limited foreign currency risk. Please refer to "Supervision and Regulation," beginning on page 72, for additional information.

If we are unable to develop our infrastructure on a timely and efficient basis, we may have reduced revenues.

        In order to compete effectively, we will need to develop an infrastructure capable of implementing our business objectives to provide a superior level and quality of services within the banking industry. This infrastructure will need to be flexible and adapt to technological changes. We will have a limited number of software and hardware suppliers, and we will need to hire competent, qualified personnel to develop or acquire our infrastructure. In addition, we will need to update our infrastructure continually and hire additional personnel to accommodate increases in the number of customers. Any inability to develop and maintain the appropriate infrastructure may cause unanticipated service disruptions, slower response times, reduced levels of customer service, impaired quality, or delays in reporting accurate financial information. We cannot assure you that we will be able to project accurately the rate or timing of increases, if any, in the subscriptions to services or upgrade and expand our systems in a timely manner or to integrate any newly developed systems smoothly. Our inability to do so could have a material adverse effect on our business, financial condition, and results of operations.

Our principal offices have not yet been completed.

        We will lease approximately 7,000 square feet of a renovated property to serve as our principal offices and the main branch of the Bank. Remodeling construction began in October 2003, with the targeted opening of the banking facility and office building to be early in the second calendar quarter of 2004. This opening date is contingent upon the successful completion of many phases of our business plan and is subject to many variables during the construction phase, any of which could cause delays. These delays could have a negative impact on our business.

Risks related to the Acquisition

We must receive approval for the acquisition and relocation of Texline State Bank.

        Our business plan is dependent upon the acquisition and relocation of Texline State Bank. On December 8, 2003, as part of our initial capitalization, Treaty Oak Holdings assigned to us the agreement to purchase Texline State Bank, which allows us to purchase all or substantially all of the shares of capital stock of Texline State Bank for a price not to exceed $2,225,000. After April 30, 2004, either party may terminate the agreement. As part of the acquisition, we intend to relocate the bank headquarters to Austin, Texas, and retain a bank branch in Texline, Texas. We must obtain regulatory approval from the Federal Reserve Bank to acquire Texline State Bank. In addition, we must obtain regulatory approval from the Texas Department of Banking and the FDIC to relocate the main office to Austin, Texas, and retain a branch in Texline, Texas. Our application to acquire Texline State Bank and become a registered bank holding company was filed with the Federal Reserve Bank of Dallas on December 22, 2003, and is expected to be approved in the first calendar quarter of 2004. On January 14, 2004, we filed applications with the Texas Department of Banking and the FDIC for approval to relocate the main office of the Bank to Austin, Texas, and to establish a branch of the Bank in Texline, Texas. These applications are currently pending, and we expect approval from the Federal Reserve Bank in the first calendar quarter of 2004 and approval from the Texas Department of Banking and the FDIC by April 30, 2004.

        The applications must include detailed information regarding compensation, all material legal or administrative proceedings involving any purchaser, the terms and conditions regarding the acquisition of voting securities, and the source and amount of consideration to be used in making the acquisition, including detailed information regarding the terms and conditions of any financing. Any plans to liquidate the Bank, sell its assets, merge it with any company, or change the corporate structure, location of the bank, or its management must be detailed. The applicant must file a pro forma financial statement regarding the bank's capitalization for two years from the date of acquisition. While approval of our pending regulatory applications is not assured, we have no reason to believe that these approvals will not be forthcoming. If the pending applications are not approved, or if the approvals of the applications are delayed, there could be a material adverse effect on our business, financial condition, or results of operations. In the event that we are unable to acquire Texline State Bank, we would pursue a de novo state bank charter application. We estimate that pursuing a de novo application would require us to raise additional funds of at least $3,000,000 above the minimum we could raise under this offering.

We are subject to extensive regulatory oversight, which could restrain our growth and profitability.

        Federal and state regulation of the banking industry, along with tax and accounting laws, regulations, rules, and standards, may limit our operations significantly and control the methods by which we conduct business, as they do those of other banking organizations. Many of these regulations are intended to protect depositors, the public, or the FDIC insurance funds, not shareholders. Regulatory requirements will affect our lending practices, capital structure, investment practices, dividend policy and many other aspects of our business. These requirements may constrain our operations, and the adoption of new laws and changes to or repeal of existing laws may have a further impact on our business, results of operations, and financial condition. Also, the burden imposed by those federal and state regulations may place banks in general, and Treaty Oak Bank in particular, at a competitive disadvantage compared to less regulated competitors. We are particularly susceptible to this risk due to the constraints imposed upon us by a Memorandum of Understanding with the FDIC that requires Texline State Bank's compliance and reporting obligations. Any failure to comply with these laws, regulations, rules, and standards or with the Memorandum of Understanding could lead to termination or suspension of licenses, rights of rescission for borrowers, class action lawsuits, and administrative enforcement actions, any of which could have a material adverse impact on the our financial condition and results of operations. Please refer to "Business—Regulatory Matters" on page 44 and "Supervision and Regulation," beginning on page 72, for additional information concerning the regulation of the banking industry applicable to our business.

        We have obtained a special use permit for the operation of a banking facility at our proposed headquarters. The permit is not transferable, may be revoked in certain instances, and must be renewed every two years by the West Lake Hills City Council. Although we expect to be able to renew the permit, there is no assurance that the Company will be able to do so, and a failure to renew the permit could have a negative impact on our business.

        We are also subject to requirements with respect to the confidentiality of information obtained from clients concerning their identity, business and personal financial information, employment, and other matters. We will require the Bank's personnel to agree to keep all such information confidential and will monitor compliance. Failure to comply with confidentiality requirements could result in material liability and adversely affect our business.

We may have additional costs associated with the Memorandum of Understanding with Texline State Bank.

        Texline State Bank is subject to a Memorandum of Understanding with the FDIC that imposes compliance and reporting requirements upon Texline State Bank. Following the acquisition, as a result of the Memorandum of Understanding, we may be subject to additional regulatory oversight that could limit certain of our operations. Violations of the Memorandum of Understanding could result in the imposition of regulatory sanctions against us, our Board of Directors, and our management. In addition, the compliance and reporting requirements will likely divert management time and resources from activities that could otherwise be devoted to our operations. Any of these actions could have a material adverse effect on our business.

        Although we believe Texline State Bank is in compliance with the Memorandum of Understanding and further believe the change in ownership and injection of additional capital into the Bank will assist us in complying with the Memorandum of Understanding and ultimately having it lifted, we cannot assure you that will be the case. Please refer to "Business—Regulatory Matters" on page 44 for additional information.

We may be required to provide capital resources support to the Bank.

        The Board of Governors of the Federal Reserve System requires a bank holding company to act as a source of financial and managerial strength to its subsidiary bank. The Federal Reserve Board may require a bank holding company to make capital injections into a troubled subsidiary bank and may charge the bank holding company with engaging in unsafe and unsound practices for failure to do so. We intend to use the proceeds of the offering to, among other things, make capital injections into the Bank and fund business operations in Austin. While we believe that such capital injections are in line with current guidelines, we may be required in the future to make further capital injections into the Bank under this policy.

We may incur adverse accounting consequences due to the Texline State Bank acquisition.

        We plan to account for our acquisition of Texline State Bank as a purchase transaction in accordance with GAAP. Under this accounting treatment, and in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, the purchase price will be assigned to the fair value of the net tangible and intangible assets acquired, with any amounts in excess thereof being assigned to "goodwill," and we anticipate that approximately $1,200,000 of the purchase price will be assigned to "goodwill." The valuation of intangibles, if any, will be made as of the effective date of the acquisition. In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, qualifying intangibles, such as core deposit intangibles, will be amortized by charges to future earnings over their expected useful lives. Amortization of core deposit intangibles is non-deductible for tax purposes. The remaining goodwill will be capitalized and evaluated for impairment (diminished value) on an annual basis or if circumstances arise in which it is more likely than not that the fair market value of the related reporting unit has been reduced. If such goodwill were to be deemed impaired, that impairment would be measured, and any such amount would be charged against current earnings.

We may be unable to acquire all of the issued and outstanding shares of common stock of Texline State Bank.

        Because we intend to acquire Texline State Bank in a voluntary stock purchase transaction from the shareholders of Texline State Bank, it is possible that we will decide to acquire the stock of the remaining shareholders of Texline State Bank who did not agree to sell their shares to us. Upon completion of the acquisition, we will own approximately 99.1% of the outstanding shares of common stock of the Bank. In the event that we decide to acquire the remaining shares of common stock of the Bank from the remaining shareholders, it would be necessary to engage in a compulsory cash-out merger or other similar transaction that would likely give those shareholders dissenters' rights under Texas law, whereby the shareholders would be entitled to receive the fair cash value for their shares of common stock of the Bank. We could incur additional expense in order to acquire 100% of the common stock of the Bank.

We may not be able to integrate the Texline State Bank operations with our business efficiently.

        It is possible that Texline State Bank could lose customers as a result of our acquisition. However, because Texline is the only bank in Dallam County, Texas, we do not believe this situation to be likely. To mitigate against the loss of customers, we will retain Texline State Bank's current president, Tony White, as the Texline branch president to ensure continuity of local management. Additionally, Texline State Bank's board chair will serve in a similar capacity with Treaty Oak Bank during an interim transitional period. Further, the banking facility in Texline, Texas, will be known as Texline State Bank, a Branch of Treaty Oak Bank. Integration of operations between Texline and Austin poses a risk in ensuring accurate and timely reporting of financial information. However, continued outsourcing of data processing functions of the Bank should make the proper capture and reporting of bank and customer information no more error prone for the Bank and Texline State Bank than for two branches located within the same community.

We may have greater costs or losses associated with the acquisition than with a de novo charter.

        Texline State Bank's loan portfolio may contain loans of questionable quality that have not been previously identified and, where necessary, reserved for. We also may lose customers because of dissatisfaction associated with the transition. We believe this risk is lessened because of Texline State Bank's position as the only bank in Dallam County, Texas, and the fact that the president of Texline State Bank will continue with us. Our decision to acquire an existing bank rather than seek a de novo charter for an entirely new bank was based in part upon Texline State Bank's revenue stream from its existing loan portfolio, which can be used to offset partially some of the initial start up expense of Treaty Oak Bancorp and the Austin banking operations. However, we cannot assure you that we will not incur losses from Texline State Bank's acquired loan portfolio or that existing customers of Texline State Bank will continue to bank with us after the acquisition.

We may be able to acquire Texline State Bank but not be successful in relocating the Bank to Austin.

        The banking regulatory approval process is two-fold. The first step requires approval of the Texline State Bank acquisition, and the second step requires approval of the relocation of the Bank's headquarters to Austin and renaming the Bank "Treaty Oak Bank." The first step is not contingent upon the second. Accordingly, it is possible that we may receive approval for the acquisition and be unable to receive approval for the relocation. In addition, our capital needs to acquire Texline State Bank are less than those required to relocate the Bank to Austin, and we may be able to raise enough money to acquire Texline State Bank but not enough to relocate the Bank to Austin.

        While our ultimate goal is to operate the Bank in Austin as "Treaty Oak Bank," we cannot assure you that we will be able to relocate the Bank after it is acquired. In the event that we are unable to relocate the Bank to Austin but are able to raise funds above the level needed to fund operations in Texline, Texas, we would use the excess funds to pursue a de novo state bank charter application. We estimate that pursuing a de novo application would require use to raise additional funds of at least $3,000,000 above the minimum we could raise under this offering. We believe it is in our best interest and those of our shareholders to acquire Texline State Bank independently of our ability to capitalize and relocate the Bank to Austin, but our inability either to fully capitalize the Bank or relocate it to Austin following the acquisition may have a materially adverse effect on our business operations and financial condition. Please refer to "Supervision and Regulation," beginning on page 72, for additional information.

Risks Related to the Offering

Our business plan significantly depends on the offering proceeds, which are being obtained under a "best efforts" offering.

        We will use the proceeds from this offering primarily to capitalize the Bank. You will be relying upon our management's ability to sell the shares under the offering and its good-faith determination with respect to the allocation of the proceeds of this offering. We are selling shares directly without the assistance of a broker-dealer, and we will use our best efforts to identify and contact buyers, but we cannot assure you that we will be able to receive a sufficient number of subscriptions to raise the $12,000,000 we hope to raise.

        Assuming we raise at least $6,000,000 under this offering, we would inject approximately $4,000,000 of new capital into the Bank. We believe that the proceeds of this offering will be sufficient to capitalize the Bank for continuing operations, to pay all of the expenses incurred during the start-up phase, including the relocation of the Bank's headquarters to Austin, and to retain sufficient reserves for its initial lending portfolios. If the amount of funds raised in the offering is insufficient to fully capitalize the Bank, we could be required to modify our operations or to seek additional financing, and if we are unable to obtain such financing, we may be unable to develop our products and services in the Austin market, take advantage of future opportunities, or respond to competitive pressures. Please refer to "Use of Proceeds," beginning on page 22, for additional information.

We might not raise enough funds to relocate the main office of Texline State Bank to Austin.

        We believe that for us to obtain the necessary regulatory approvals to operate in Austin, at a minimum, we will need to inject approximately $4,000,000 of new capital into Texline State Bank. We intend to conduct multiple closings under this offering in approximately $2,000,000 increments and intend to raise the maximum $12,000,000 under this offering. However, we may raise as little as $2,000,000, in which case our ability to execute our business plan and obtain the required regulatory approvals may be materially affected. Please refer to "Use of Proceeds," beginning on page 22, and "The Offering—Release from Escrow" on page 20 for additional information.

Your share ownership may be diluted by the issuance of additional, or repurchase of, common stock in the future.

        In recognition of the additional financial risk taken by our initial shareholders by investing in the offering, we will also issue to each initial shareholder a warrant to purchase one share of common stock for every five shares that he or she purchases in the offering. These warrants will be exercisable at a price of $10.00 per share until June 30, 2007. Please refer to "Description of Capital Stock—Warrants/Stock Options—Investor Warrants" on page 68 for additional information.

        We have reserved 500,000 shares of authorized but unissued shares of our common stock for the purpose of granting stock-based incentives to attract, encourage, and retain directors, key executive officers, and other employees. We intend to grant options to employees and directors for the purchase, in the aggregate, of up to 220,000 shares of common stock at an exercise price of $8.33 per share. These options vest in three equal annual installments over the optionees' three-year period of service from the grant date. Please refer to "Management—2004 Stock Incentive Plan" and "Description of Capital Stock—Warrants/Stock Options—Director Stock Options" on pages 60 and 69, respectively, for additional information.

        It is probable that the warrants and the stock options will be exercised during their respective terms if the fair market value of our common stock exceeds the exercise price of the particular warrant or option. If the warrants or stock options are exercised, your share ownership will be diluted. In addition, if you receive but do not exercise your initial shareholder warrants, and other shareholders exercise their initial shareholder warrants, your share ownership will be diluted.

        Finally, our articles of incorporation authorize the issuance of up to 20,000,000 shares of common stock but do not provide for preemptive rights. Any authorized but unissued shares following the offering will be available for issuance by our Board of Directors. However, persons who subscribe for shares in the offering will not have the right to subscribe for additional shares of common stock issued at any time in the future. As a result, if we issue additional shares of common stock to raise additional capital or for other corporate purposes, you may be unable to maintain your pro rata ownership in Treaty Oak Bancorp.

The book value of our common stock will be immediately reduced when Treaty Oak Bank opens.

        At December 8, 2003, we had an accumulated deficit account of approximately $675,000, principally resulting from the organizational and pre-opening expenses that we have incurred in connection with our acquisition of Texline State Bank. Upon completion of this offering, the proceeds available to the Bank will be reduced by organizational and pre-opening expenses and by the expenses of this offering and the acquisition of Texline State Bank, which are estimated to be approximately $775,000 in the aggregate. If we raise at least $4,000,000 under this offering, these expenses will result in a reduction in our shareholders' equity, which, depending on the amount of capital raised, we expect will result in a reduction in book value of between $0.56 and $1.67 per share.

        Because certain of our organizers, including some of our officers and directors, have previously purchased 1,040,000 shares of our common stock at an average purchase price of $2.00 per share for cash and other consideration, you can expect an immediate reduction in net tangible book value of $5.83 per share (assuming the minimum number of shares are purchased in this offering) or $3.01 per share (assuming the maximum number of shares of purchased in this offering).

The determination of the offering price was arbitrary, and you may be unable to resell your shares at or above the offering price.

        Due to our lack of operating history, the Board of Directors could not set the offering price of $8.33 per share or the Warrant exercise price of $10.00 per share with reference to any historical measures of the financial performance of Treaty Oak Bancorp. We cannot assure you that you will be able to resell your shares for more than the $8.33 offering price or that our common stock will reach a value in excess of the exercise price of the Warrants. However, we engaged an independent third-party to render an opinion concerning our valuation, and this opinion is included as an appendix to this prospectus. Other than this opinion, our Board of Directors has not taken any steps to determine whether the offering price bears any relationship to established criteria of value such as assets, earnings, or book value, and the offering price or Warrant exercise price should not be regarded as an indication of future market price. Please refer to "Business—Opinion of Valuation Expert" on page 45 for additional information.

There is no active trading market for your shares.

        Immediately following the offering, our shares of common stock will not be traded on a national securities exchange or the small-cap markets, so there will be no active trading market for your shares in the near future. Accordingly, you could find it difficult to resell your shares. Although we anticipate applying for listing of our common stock on the small-cap market in the future and we intend to have market makers for our common stock following the completion of this offering, you should be prepared to hold your shares indefinitely. In the event you want to dispose of your common stock, you may not be able to find a buyer willing to pay the price that you paid per share or within an anticipated timeframe.

Our ability to pay dividends is limited.

        We expect initially to have no material source of income other than dividends that we receive from the Bank. Therefore, our ability to pay dividends to our shareholders will depend on the Bank's ability to pay dividends to us. The Board of Directors of the Bank intends to retain earnings to promote growth, build capital, and recover any losses incurred in prior periods. Accordingly, we do not expect to receive dividends from the Bank in the foreseeable future. In addition, banks and bank holding companies are both subject to certain regulatory restrictions on the payment of cash dividends. Texline State Bank is currently subject to a Memorandum of Understanding that restricts payments of dividends without prior regulatory approval. Please refer to "Business—Regulatory Matters" on page 44 for additional information.

We may not be able to raise additional capital on terms favorable to us.

        In the future, if we need additional capital to support our business, expand our operations, or maintain our minimum capital requirements, we may not be able to raise additional funds through the issuance of additional shares of common stock or other securities. Even if we are able to obtain capital through the issuance of additional shares of common stock or other securities, the sale of these additional shares could significantly dilute your ownership interest and may be made at prices lower than the price we are selling shares in this offering.

Your shares are not an insured deposit.

        Your investment in Treaty Oak Bancorp common stock would not be a bank deposit and would not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Your investment would be subject to investment risk, and you must be capable of affording the loss of your entire investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains various "Forward-Looking Statements" about Treaty Oak Bancorp and the Bank that are subject to risks and uncertainties. These statements include discussions of the Company's business strategy, future financial performance, projected plans, and objectives. Information about markets for our products and services and trends in sales, as well as statements preceded by, followed by, or that otherwise include the words "anticipates," "believes," "estimates," "expects," "intends," "plans," "may increase," "may fluctuate," and similar expressions of future or conditional verbs such as "will," "should," "would," and "could" are generally forward-looking in nature and not historical facts. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. You should understand that the following important factors, in addition to those discussed elsewhere in this prospectus or in the documents referenced by this prospectus, could affect our future results following the offering and could cause results to differ materially from those expected in the forward-looking statements:

  •
  our ability to obtain all required regulatory approvals in a timely manner;

  •
  the effect of economic conditions and interest rates on a local, state, or national basis;

  •
  the performance of the Bank;

  •
  the competitive pressures in the financial services industry;

  •
  the financial resources of, and products available to, competitors;

  •
  changes in laws and regulations to which Treaty Oak Bancorp, the Bank, our customers, competitors, and potential competitors are subject, including those related to banking, tax, securities, insurance, and labor;

  •
  the loss of senior management or operating personnel and the potential inability to hire qualified personnel at reasonable compensation levels; and

  •
  opportunities that we may pursue following the offering.

        The forward-looking statements involve risks and uncertainties in addition to the risk factors described above. We cannot foresee or identify all of these factors. You should consider the areas of risk described in this prospectus in connection with any forward-looking statements that may be made by Treaty Oak Bancorp and the Bank or anyone acting for either or both institutions. Except for any ongoing obligations to disclose material information under federal or state securities laws, we do not undertake any obligations to update any forward-looking statement, or to disclose any facts, events, or circumstances after the date of this prospectus that may affect the accuracy of any forward-looking statement.

THE OFFERING

General

        We are offering for sale up to 1,440,000 shares of our common stock at a price of $8.33 per share, for an aggregate maximum price of approximately $12,000,000. To participate in the offering, you must subscribe to purchase at least 300 shares. You may subscribe for and purchase a maximum of 30,000 shares in the offering. If you subscribe for more 30,000 shares, we intend to reject the portion of the subscription that exceeds 30,000 shares. In our sole discretion, we may waive in writing the minimum or maximum subscription amounts. For every five shares of common stock, you will receive a warrant to purchase one additional share of common stock at a price of $10.00. The warrants will be exercisable until June 30, 2007. We may issue up to 48,000 warrants if we raise the minimum amount of funds under this offering and up to 288,000 warrants if we raise the maximum amount of funds under this offering. Please refer to "Description of Capital Stock—Warrants/Stock Options—Investor Warrants" on page 68 for additional information.

Offering Period

        The offering period for the shares will end when all of the shares of the common stock are sold or at 5:00 p.m., Austin, Texas, time on June 30, 2004, whichever occurs first. However, at our discretion, we may extend the offering to a subsequent date that we determine at the time of the extension, but not later than September 30, 2004. We also reserve the right to end the offering at any time after we have received subscriptions for 240,000 shares if we determine that the total amount of subscriptions will provide adequate capital for us to acquire Texline State Bank after payment of organizational and acquisition expenses. We will promptly notify subscribers of any extensions or if the offering has been terminated. The date on which this offering ends, plus any extensions of the offering, is referred to in this prospectus as the "expiration date."

Acceptance of Subscriptions

        We reserve the right to accept or reject any subscription, in whole or in part, on or before the expiration date at our sole discretion. If the offering is over-subscribed, we plan to give preference to subscribers who are residents of our banking market. We also reserve the right to accept subscriptions on a first-come, first-served basis or on a prorated basis if we receive subscriptions for more than 1,440,000 shares. Not later than 10 business days after the expiration date, we will notify all subscribers whether their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will also return the unaccepted portion of the subscription funds.

Escrow

        We will promptly deposit all offering proceeds in an escrow account with our escrow agent, TIB—The Independent BankersBank. The escrow agent will invest the subscription proceeds directly in, or in a mutual fund consisting solely of, United States government securities and/or in deposit accounts or certificates of deposit that are fully insured by the FDIC or another agency of the United States government. The escrow agent will not investigate the desirability or advisability of an investment in our common stock and has not approved, endorsed, or passed upon the merits of our common stock. We will retain any interest earned on the subscription funds held in escrow to defray organizational expenses.

Release from Escrow

        We intend to conduct multiple closings in order to utilize the funds to, among other things, operate Texline State Bank following approval of the acquisition and also following the relocation of the Bank's headquarters to Austin, Texas. Subscription proceeds will be released to us from escrow when we have accepted subscriptions, and received subscription proceeds for, an aggregate of at least 240,000 shares of common stock. Thereafter, funds will continue to be released from escrow upon receipt of aggregate subscriptions of 240,000-share increments independent of further regulatory approval. If we have not accepted subscriptions and received subscription proceeds for an aggregate of at least 240,000 shares of common stock by the expiration date, then the subscription agreements will be of no further force or effect, and the full amount of all subscription funds will be returned to the subscribers within five business days after the expiration date.

Plan of Distribution

        We plan to market our shares by delivering a copy of the prospectus to potential investors located primarily in Texas. In addition, we intend to conduct informational meetings for prospective investors. All communications regarding the offering will be coordinated, issued, and authorized by Mr. Hamann although our officers and directors will assist in the offering process by informing Mr. Hamann of inquiries they receive regarding the offering, responding to routine inquiries regarding the offering terms, participating in the informational meetings, and providing the necessary administrative support.

        The offering is not underwritten. Our officers and directors will offer and sell the common stock on a best-efforts basis and will not receive any commissions or other compensation for soliciting sales of our common stock. They will, however, be reimbursed for reasonable out-of-pocket expenses that they incur in the offering.

How to Subscribe

        Each prospective investor who (together with the investor's affiliates) desires to purchase 300 or more shares should do the following:

    •
    Complete, date, and sign the subscription agreement that accompanies this prospectus;

    •
    Make a check payable to "TIB—The Independent BankersBank—Escrow Account for Treaty Oak Bancorp, Inc.," in an amount equal to the subscription price of $8.33 times the number of shares for which the prospective investor has subscribed; and

    •
    Return the completed subscription agreement and check as follows:

      BY HAND DELIVERY or FIRST-CLASS MAIL:
      Treaty Oak Bancorp, Inc.
      Attn: Terry W. Hamann
      3811 Bee Cave Road, Suite 209
      Austin, Texas 79846

        WHEN WE RECEIVE YOUR SUBSCRIPTION AGREEMENT, IT WILL BECOME BINDING AND IRREVOCABLE. ADDITIONALLY, WE RESERVE THE RIGHT TO ACCEPT OR REJECT ANY SUBSCRIPTION, ALL OR IN PART, IN OUR SOLE DISCRETION.

        If we are unable to sell at least 240,000 shares of common stock by the expiration date, our escrow agent will promptly return all subscription funds to investors. If you have any questions about the offering or how to subscribe, please call Terry W. Hamann at Treaty Oak Bancorp, Inc., at (512) 347-0991. His e-mail address is terry_hamann@treatyoakfinancial.com. You should retain a copy of the completed subscription agreement for your records.

USE OF PROCEEDS

        We anticipate that the gross proceeds of our offering will be a maximum of $12,000,000; however, we may raise as little as $2,000,000 in this offering. The following tables summarize the anticipated use of the proceeds by Treaty Oak Bancorp and the Bank, respectively, based on the sale of the range of number of shares being offered by this prospectus. These figures are estimates based on information currently available. Accordingly, actual results may vary.

Treaty Oak Bancorp

Sources and Uses of Funds	240,000 shares	480,000 shares	720,000 shares	Maximum (1,440,000 shares)
Gross proceeds from offering	$2,000,000	$4,000,000	$6,000,000	$12,000,000
Purchase price of Texline State Bank(1)	$1,100,000	$1,100,000	$1,100,000	$1,100,000
Additional Bank funding/capitalization(2)	$825,000	$1,925,000	$3,925,000	$4,925,000
Organizational, other pre-opening, and offering expenses(3)	$—	$775,000	$775,000	$775,000
Remaining proceeds(2)	$75,000	$175,000	$175,000	$5,175,000

(1)
Although we expect to close the acquisition of Texline State Bank independently of raising funds under this offering, we intend to use the funds of this offering to satisfy $1,100,000 of our obligation to certain shareholders of Texline State Bank under unsecured promissory notes to be issued in connection with the delivery of the purchase price upon closing. Please refer to "Business—Texline State Bank Acquisition Agreement" on page 44 for additional information.

(2)
As shown, we will use at least $825,000 to capitalize the Bank if we sell 240,000 shares and up to $4,925,000 to capitalize the Bank if we sell 1,440,000 shares. At this time, we intend initially to invest the remaining net proceeds in United States government securities or deposit them with the Bank. In the long term, we will use the remaining proceeds for operational expenses and other general corporate purposes, including the pursuit of strategic relationships.

(3)
Until the proceeds from our offering are received, organizational, other pre-opening, and offering expenses will be funded by our organizing shareholder, Treaty Oak Holdings, which funding may include a line of credit obtained by Treaty Oak Holdings. We will reimburse Treaty Oak Holdings for these expenses paid primarily from the line of credit if we raise at least $4,000,000 under this offering. The amounts presented in the table represent the total amount we expect to pay for these expenses, which ultimately will be funded by our offering if we raise at least $4,000,000. Please refer to "Related Party Transactions—Expense Reimbursement Agreement" on page 65 for additional information

Treaty Oak Bank

Sources and Uses of Funds	240,000 shares	480,000 shares	720,000 shares	Maximum (1,440,000 shares)
Capital injection from Treaty Oak Bancorp	$825,000	$1,925,000	$3,925,000	$4,925,000
Furniture, fixtures, equipment, and bank facility finish-out	$400,000	$400,000	$400,000	$400,000
Funds to be used for loans to customers, investment, and other general purposes	$425,000	$1,525,000	$3,525,000	$4,525,000
Remaining proceeds	$—	$—	$—	$—

Organizational, Other Pre-Opening, and Offering expenses

        Since our initial capitalization on December 8, 2003, we have incurred and will continue to incur until the Bank opens its main office of "Treaty Oak Bank" in Austin, Texas, substantial pre-opening and organizational expenses. Treaty Oak Holdings paid a portion of our organizational expenses as part of the consideration for our common stock that Treaty Oak Holdings received from our initial capitalization. The following table sets forth the offering expenses and remaining pre-opening and organizational expenses that we expect to incur through April 30, 2004, the anticipated opening date of Treaty Oak Bank in Austin, Texas.

Expenses	Amounts
Offering Costs:
Legal, accounting and other professional fees	$160,000
Other direct offering costs	$365,000

Total Offering Costs	$525,000

Pre-Opening and Organizational Costs:
Filing fees, regulatory applications etc.	$10,000
Rent, utilities and insurance	$20,000
Marketing and advertising	$10,000
Salaries, benefits and other personnel costs	$200,000
Other miscellaneous costs	$10,000

Total Pre-Opening and Organizational Costs	$250,000

Total Organizational, Other Pre-Opening, and Offering Costs	$775,000

        Under the terms of our Expense Reimbursement Agreement with Treaty Oak Holdings, we will reimburse Treaty Oak Holdings for organizational, other pre-opening, and offering expenses paid primarily from a line of credit if we raise at least $4,000,000 under this offering. The organizational, other pre-opening, and offering expenses are estimated to be approximately $775,000, and we intend to satisfy our reimbursement obligation to Treaty Oak Holdings from the proceeds from this offering. Please refer to "Related Party Transactions—Expense Reimbursement Agreement" on page 65 for additional information.

DIVIDEND POLICY

        We have never declared or paid any dividends on our capital stock. We expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon, among other factors, our results of operations, financial condition, and capital requirements.

        We expect initially to have no material source of income other than dividends that we receive from the Bank. Therefore, our ability to pay dividends to our shareholders will depend on the Bank's ability to pay dividends to us. The Board of Directors of the Bank intends to retain earnings to promote growth and build capital and recover any losses incurred in prior periods. Accordingly, we do not expect to receive dividends from the Bank in the foreseeable future. In addition, banks and bank holding companies are both subject to certain regulatory restrictions on the payment of cash dividends. Texline State Bank is currently subject to a Memorandum of Understanding that restricts payments of dividends without prior regulatory approval. Please refer to "Business—Regulatory Matters" on page 44 and "Supervision and Regulation—Treaty Oak Bancorp—Dividends" on page 75 for additional information.

CAPITALIZATION

        The following table sets forth our capitalization:

  •
  on an actual basis at December 8, 2003; and

  •
  on a pro forma as adjusted basis at December 8, 2003, to give effect to the receipt of the net proceeds from the sale of 240,000 shares, 480,000 shares, 720,000 shares, and 1,440,000 shares of common stock in the offering.

        The number of shares of common stock shown as outstanding after giving effect to the offering, and the book value of those shares, do not include shares of common stock issuable upon the exercise of:

  •
  stock options or warrants to be issued to our organizers;

  •
  warrants to shareholders who purchased shares in the offering; and

  •
  stock options issuable under our 2004 Stock Incentive Plan.

        You should read the following table in conjunction with our financial statements and the notes to those statements, which are included in this prospectus. Please refer to "Description of Capital Stock—Warrants/Stock Options—Investor Warrants" and "Management—2004 Stock Incentive Plan" on pages 68 and 60, respectively, for additional information regarding the number and terms of the warrants and stock options.

	As of December 8, 2003
Shareholders' equity	Actual	As adjusted (240,000 shares sold)	As adjusted (480,000 shares sold)	As adjusted (720,000 shares sold)	As adjusted (1,440,000 shares sold)
Common stock, $0.01 par value, 20,000,000 shares authorized; 1,040,000, 1,280,000, 1,520,000, 1,760,000 and 2,480,000 shares, respectively, issued and outstanding	$10,400	$12,800	$15,200	$17,600	$24,800
Additional paid-in-capital(1)	2,351,734	5,123,534	6,345,334	8,342,134	14,332,534
Stock issuance costs(2)	—	(832,116)	(832,116)	(832,116)	(832,116)
Accumulated deficit(3)(4)	(674,646)	(924,646)	(924,646)	(924,646)	(924,646)
Total shareholders' equity	$1,687,488	$3,379,572	$4,603,772	$6,602,972	$12,600,572
Total capitalization	$1,687,488	$3,379,572	$4,603,772	$6,602,972	$12,600,572

(1)
The "As Adjusted (240,000 shares sold)" additional paid-in-capital assumes that the estimated $775,000 in offering and pre-opening costs have been incurred but are not required to be repaid. They are therefore included in additional paid-in-capital. At (480,000 shares sold), when the costs are repaid, this amount has been removed from additional paid-in-capital.
(2)
Organizational, other pre-opening, and offering expenses will be funded by our organizing shareholder, Treaty Oak Holdings, until the proceeds from our offering are received. We will reimburse Treaty Oak Holdings for these expenses if we raise at least $4,000,000 under this offering. The amounts presented in the table represent the total amount we expect to pay for these expenses, which ultimately will be funded by the proceeds of this offering if we raise at least $4,000,000. Please refer to "Related Party Transactions—Expense Reimbursement Agreement" on page 65 for additional information. We expect that these costs will approximate $525,000 in offering costs and $250,000 in pre-opening and organizational expenses.
(3)
The "actual" accumulated deficit reflects organizational and pre-opening expenses incurred through December 8, 2003, consisting primarily of legal, accounting, and consulting fees.
(4)
The "As Adjusted" accumulated deficit results from estimated organizational, other pre-opening, and offering expenses of $775,000 incurred after December 8, 2003, including legal, accounting, consulting, and printing expenses, and registration and regulatory application filing fees. Actual offering expenses may be higher and, therefore, may increase the deficit accumulated during the Austin pre-opening stage and further reduce shareholders' equity.

DILUTION

        Our historical net tangible book value at December 8, 2003, was $1,200,800 or $1.15 per share. Historical tangible book value per share is equal to the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of December 8, 2003.

        Our pro forma net tangible book value at December 8, 2003, was:

  •
  $2.50 as adjusted to reflect the sale of 240,000 shares in the offering;

  •
  $2.91 as adjusted to reflect the sale of 480,000 shares in the offering;

  •
  $3.65 as adjusted to reflect the sale of 720,000 shares in the offering; and

  •
  $5.01 as adjusted to reflect the sale of 1,440,000 shares in the offering.

        Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering. The following table illustrates the per share dilution after giving effect to the sale of our common stock in this offering at a price of $8.33 per share and after deducting estimated organizational, other pre-opening, and offering expenses if we raise at least $4,000,000.

	240,000 shares	480,000 shares	720,000 shares	1,440,000 shares
Public offering price	$8.33	$8.33	$8.33	$8.33
Historical net tangible book value per share	$1.15	$1.15	$1.15	$1.15
Increase in net tangible book value per share attributable to offering	$1.35	$1.76	$2.50	$3.86
Pro forma net tangible book value per share after offering	$2.50	$2.91	$3.65	$5.01
Dilution per share to new investors	$5.83	$5.42	$4.68	$3.32

        The following table summarizes, on a pro forma basis at December 8, 2003, after giving effect to the pro forma adjustments described above, the differences between the number of shares of common stock purchased from us, the aggregate cash consideration paid to us, and the average price per share paid by our existing shareholders and by new investors purchasing shares of common stock in this offering.

	Shares Purchased by Existing Shareholders					Shares Purchased by New Investors
	Shares Purchased		Consideration			Shares Purchased		Consideration
Total Shares Purchased					Average Price Per Share					Average Price Per Share
	Number	Portion	Amount	Portion		Number	Portion	Amount	Portion
1,280,000	1,040,000	81.3%	$2,080,000	51.0%	$2.00	240,000	18.7%	$1,999,200	49.0%	$8.33
1,520,000	1,040,000	68.4%	$2,080,000	34.2%	$2.00	480,000	31.6%	$3,998,400	65.8%	$8.33
1,760,000	1,040,000	59.1%	$2,080,000	25.8%	$2.00	720,000	40.9%	$5,997,600	74.2%	$8.33
2,480,000	1,040,000	41.9%	$2,080,000	14.8%	$2.00	1,440,000	58.1%	$11,995,200	85.2%	$8.33

        This discussion and table assume no exercise of any stock options or warrants granted or issued in connection with this offering. However, to the extent any warrants or options are exercised, there will be no further dilution to new investors because the weighted average exercise price per share will exceed $8.33.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

        Prior to this offering, there has been no public trading market for our common stock. Following the offering, our common stock will not be traded on a national securities or small-cap exchange or an over-the-counter market. We will have limited market-makers for our common stock following this offering.

        We have 1,040,000 shares of common stock issued and outstanding and intend to grant stock options for an aggregate of 220,000 common shares in connection with this offering. 1,030,000 shares of our issued and outstanding common stock are held by affiliates and may be sold pursuant to Rule 144 under the Securities Act of 1933, as amended. A non-affiliate holds 10,000 shares of our issued and outstanding common stock and may resell them in accordance with Rules 144 and 701.

        We have never declared or paid any dividends on our capital stock. We expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon regulatory requirements, and our results of operations, financial condition, and capital requirements, among other factors. We expect initially to have no material source of income other than dividends that we receive from the Bank. Therefore, our ability to pay dividends to our shareholders will depend on the Bank's ability to pay dividends to us. The Board of Directors of the Bank intends to retain earnings to promote growth and build capital and recover any losses incurred in prior periods. Accordingly, we do not expect to receive dividends from the Bank in the foreseeable future. In addition, banks and bank holding companies are both subject to certain regulatory restrictions on the payment of cash dividends, and Texline State Bank is currently subject to a Memorandum of Understanding that restricts payments of dividends without prior regulatory approval. Please refer to "Business—Regulatory Matters" on page 44 and "Supervision and Regulation—Treaty Oak Bancorp—Dividends" on page 75 for additional information.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND PLAN OF OPERATION

Introduction

        As Texline State Bank is our intended acquisition target, the historical performance of Texline State Bank is the result of previous management's decisions and guidance. We believe that the growth prospects in Texline, Texas, are very limited, and, while the Bank has seemingly addressed the challenges that arose from its decision to establish a branch in Houston (the Banco Tejano branch), it would not likely produce a significant growth in profitability were it to continue only in the Texline market.

        Accordingly, our goals are to acquire the Bank and relocate its headquarters to Austin, Texas, where growth and financial performance opportunities are anticipated to be greater. We intend to expand on the Bank's basic banking services, in order to provide a complete range of retail and commercial banking products and services to compete successfully with other local, regional, or national banks and financial institutions in both the Austin and Texline markets. The Bank will offer commercial loans to small businesses, individual consumer loans, real estate loans, agricultural loans (Texline market only), and development loans, as well as other lending services that we identify as market needs and future revenue sources. In addition, we anticipate eventually providing a wide array of fee-based income products, which include merchant card services, letters of credit, customized cash management services, brokerage asset management and mutual funds activities, private banking, and, upon subsequent regulatory approval, trust services.

        We expect to establish our own policies at the Bank upon relocation of the Bank's headquarters to Austin, Texas. Two critical factors in this regard are the Bank's overall liquidity and capitalization goals.

Plan of Operation

  General

        We intend to support the existing and remaining management team in Texline in continuing the improvement of that branch's financial performance. Additionally, given the greater growth potential expected in Austin, we expect to focus our efforts on establishing a community-oriented effort out of our headquarters in the leased facility that we will occupy at 101 Westlake Drive (at Bee Cave Road), Austin, Texas, 78746. The Bank will occupy approximately 7,000 square feet in a building that is currently under renovation and expect to execute a 15-year lease. The Bank's budget for leasehold improvements, furniture, fixtures, and technology infrastructure and equipment is approximately $400,000. We anticipate that the Bank will open with seven or eight full time employees in Austin and that we will retain a staff of approximately five in Texline.

        To mitigate the inconvenience and potential competitive disadvantage of a single location in Austin, we intend to offer a courier service to pick-up non-cash deposits from our customers and will reimburse customers for a set number of ATM transactions per month. Our proposed plan anticipates the establishment of a second branch late in our second year of operation, two branches in the third year, and a fifth branch in the fourth year. All decisions to add branches will be dependent upon the demands of our market, the growth and profitability of the Bank, and our capital adequacy.

        Assuming we raise the maximum funds under this offering, the Bank will initially be capitalized with approximately $5,000,000, the majority of which will be used for bank customer loans, investments, and other general business purposes. The remainder of the capital raised in this offering will be retained at the holding company for later infusion into the Bank as capital requirements necessitate. We have not fully developed the products and services that the Bank will initially offer its customers and do anticipate engaging in additional product research and development during the 12-month period following the offering, but we believe that the initial offering proceeds will adequately fund our business operations for at least the first three years of operations. Accordingly, we do not anticipate raising additional capital in the next three years. However, we cannot assure you that we will not need to raise additional capital in the next three years.

  Bank Liquidity

        Following the acquisition, the Bank's liquidity management will be monitored by the Asset/Liability Management Committee and the Board of Directors, who will review historical funding requirements, current liquidity position, sources and stability of funding, marketability of assets, options for attracting additional funds, and anticipated future funding needs, including the level of unfunded commitments.

        The Bank's primary sources of funds will be retail and commercial deposits, loan and securities repayments, and other funds provided by operations. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan prepayments are more influenced by interest rates, general economic conditions, and competition. The bank will maintain investments in liquid assets based upon management's assessment of (1) the need for funds, (2) expected deposit flows, (3) yields available on short-term liquid assets, and (4) objectives of the asset/liability management program. We anticipate eliminating the need for borrowed funds upon acquisition and infusion of additional cash and cash equivalents.

        In the event that additional short-term liquidity is needed, the Bank will retain established relationships created by Texline State Bank with several large regional banks. We have already established a relationship with TIB-The Independent BankersBank and may be able to use this source, along with correspondent relationships we develop independent of those existing with Texline State Bank, to provide short-term borrowings in the form of federal funds purchases. Historically, Texline State Bank has borrowed from these sources, and we believe that we could borrow sufficient funds from these sources to meet any short-term liquidity needs, if necessary. Further, Texline State Bank is a member of the Federal Home Loan Bank, and as a member (we anticipate retaining this membership), the Bank also has the ability to borrow from the Federal Home Loan Bank. Finally, as a contingency plan for significant funding needs, the Asset/Liability Management committee may also consider the sale of investment securities, selling securities under agreement to repurchase, sale of certain loans, and/or the temporary curtailment of lending activities.

        Cash and cash equivalents totaled $1,017,000, or 8.9% of total assets, at September 30, 2003, compared to $1,452,000, or 11.5% of total assets at September 30, 2002. The Bank has available $2,622,000 of rate-sensitive assets which mature within one year or less. With the additional capital injection from the proceeds of the offering, the Bank should have more than adequate liquidity to meet anticipated future funding needs.

  Holding Company Liquidity

        We expect to close the acquisition of Texline State Bank independently of raising funds under this offering. In connection with the closing, certain of Texline State Bank's shareholders have agreed to accept delivery of an unsecured promissory note in satisfaction of payment of the purchase price attributable to their shares. Treaty Oak Bancorp's only debt obligations are expected to be such notes payable to former shareholders of Texline State Bank as part of the purchase consideration for the Bank. It is intended that these notes will be paid in full not later than the completion of this offering, and $1,100,000 of our obligation will be satisfied from proceeds of this stock sale. However, should sufficient funds not be generated from the stock sale, the notes will be amortized over their 10-year stated maturities. Treaty Oak Bancorp's main source of liquidity, aside from cash on hand, will be dividends from the Bank.

        The Bank will be subject to various regulatory capital requirements administered by federal and state banking agencies, which could affect its ability to pay dividends to Treaty Oak Bancorp. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that, if undertaken, could have a direct material adverse effect on our financial statements. The minimum ratios required for the Bank to be considered "well capitalized" for regulatory purposes, and therefore eligible to consider the payment of dividends to Treaty Oak Bancorp, will be 10% total capital to risk weighted assets. At September 30, 2003, Texline State Bank was considered "well capitalized" by regulatory standards.

  Capital Resources

        As of September 30, 2003, shareholder's equity was $1,011,000 or 8.8% of total assets, compared to $1,064,000 or 8.4% of total assets at September 30, 2002. The decrease in total equity capital from September 30, 2002, to September 30, 2003, of $53,000, combined with a decrease in assets of 9.0%, or $1,131,000, contributed to the 4.8% increase in the Bank's equity capital ratio. The Bank will be subject to the risk-based capital regulations administered by the banking regulatory agencies. The risk-based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Under the regulations, assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk weighted assets and off-balance sheet items. Under the prompt corrective action regulations, to be adequately capitalized a bank must maintain minimum ratios of total capital to risk-weighted assets of 8.00%, Tier 1 capital to risk-weighted assets of 4.00%, and Tier 1 capital to total assets of 4.00%. Further, under the Memorandum of Understanding, Texline State Bank is currently required to maintain an 8% tier 1 leverage ratio. Failure to meet these capital requirements may initiate certain mandatory, and possibly additional, discretionary, actions by regulators that, if undertaken, could have a direct material adverse effect on the Bank's financial statements. At September 30, 2003, Texline State Bank was in full compliance with all capital adequacy requirements.

Results of Operations—Texline State Bank Historical Analysis

  General

        The discussion and analysis that follow are regarding the results of Texline State Bank prior to its proposed acquisition by Treaty Oak Bancorp for the fiscal years ended September 30, 2003, and 2002. Historical references to the "Bank" in this review are regarding the operating performance of Texline State Bank unless otherwise noted as forward looking, in which case the discussion assumes the acquisition has been consummated and Texline State Bank is going forward as the Bank. The analysis has been conducted with the cooperation, assistance, and input of current management at Texline State Bank, which has provided us with access to the books and records of Texline State Bank. In presenting this discussion and analysis, we have relied upon the views and opinions of current Texline State Bank management.

  Net Income—General

        The Bank's fiscal year ends September 30. Net loss for the 12-month period ended September 30, 2003, was $52,000, compared to net loss of $318,000 for the prior fiscal year ended September 30, 2002. Expenses and losses associated with the Bank's Houston, Texas, branch during fiscal year 2002 accounted for the bulk of the variance in net loss between the two periods.

        The profitability of the Bank's operations depends primarily on net interest income, which is defined as the difference between total interest earned on interest earning assets (investments and loans) and total interest paid on interest bearing liabilities (deposits, borrowed funds). The Bank's net income is affected by its provision for loan losses, as well as other income and other expenses. The provision for loan losses reflects the amount considered to be adequate to cover probable credit losses in the loan portfolio. Non-interest income or other income consists of service charges on deposits, gain on sale of loans, and other operating income. Other expenses include salaries and employee benefits, occupancy expenses, data processing expenses, marketing, supplies, and other operating expenses.

        The amount of net interest income is affected by changes in the volume and mix of interest earning assets, the level of interest rates earned on those assets, the volume and mix of interest bearing liabilities, and the level of interest rates paid on those interest bearing liabilities. The provision for loan losses is dependent upon changes in the loan portfolio and management's assessment of the collectibility of the loan portfolio, as well as economic and market conditions. Other income and other expenses are impacted by growth of operations and growth in the number of accounts through both acquisitions and core banking business growth. Growth in operations affects other expenses as a result of additional employees, branch facilities, and promotional marketing expense. Growth in the number of accounts affects other income including service fees, as well as other expenses such as computer services, supplies, postage, telecommunications, and other miscellaneous expenses.

  Net Interest Income

        For the fiscal year ended September 30, 2003, net interest income increased $62,000 to $664,000 from $602,000 for fiscal year ended September 30, 2002. The increase in net interest income resulted from a decrease in interest expense of $153,000 (39%) that was greater than the decrease in interest income of $91,000 (9.1%). Interest expense decreased due to a decrease in rates paid on interest bearing liabilities as new and renewed fixed rate liabilities were booked at rates less than those of maturing liabilities. The average rate on interest-bearing liabilities declined 120 basis points, which accounted for a decrease in interest expense of $96,000, along with a decline in volume of $1.12 million, which accounted for a decrease in interest expense of $57,000. Interest income was not as susceptible to declining interest rates due to an interest rate "floor" established by the Bank, as reflected in the overall average rate decline of 23 basis points though the overall change in interest income increased by $17,000. However, interest income did decrease due to a decline in volume of interest earning assets of $760,000, which accounted for a decrease of $108,000. Net interest margin for the fiscal year ended September 30, 2003, increased 97 basis points to 6.24% compared with 5.27% for the fiscal year ended September 30, 2002.

        The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets, and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates.

	Fiscal Year Ended September 30,
	2003			2002
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Interest Earning Assets:
Loans	$9,174,000	$881,000	9.60%	$10,406,000	$964,000	9.26%
Taxable investment securities	378,000	11,000	2.91%	563,000	22,000	3.91%
Federal funds sold	937,000	10,000	1.07%	288,000	5,000	1.74%
Interest bearing deposits in banks	205,000	5,000	2.44%	197,000	7,000	3.55%

Total interest earning assets	10,694,000	907,000	8.48%	11,454,000	998,000	8.71%
Non-interest earning assets	1,454,000			2,134,000

Total Assets	$12,148,000			$13,588,000

Interest Bearing Liabilities:
Deposits:
NOW and money market deposits	$1,399,000	$14,000	1.00%	$1,317,000	$17,000	1.29%
Savings deposits	342,000	2,000	0.58%	464,000	5,000	1.08%
Time Deposits	6,117,000	168,000	2.75%	7,060,000	313,000	4.43%
Short-term borrowings	1,300,000	59,000	4.54%	1,432,000	61,000	4.26%

Total interest bearing liabilities	$9,158,000	$243,000	2.65%	$10,273,000	$396,000	3.85%

Demand deposits—non-interest bearing	$1,872,000			$2,037,000
Other non-interest bearing liabilities	27,000			62,000
Stockholders' equity	1,091,000			1,216,000

Total liabilities and stockholders' equity	$12,148,000			$13,588,000

Net interest income		$664,000			$602,000

Interest rate spread			5.83%			4.86%
Net interest margin			6.21%			5.26%

(1)
Non-accrual loans are included in average loans.

(2)
Interest income includes loan fees of $49,000 and $28,000 for the fiscal years ended September 30, 2003 and September 30, 2002, respectively.

(3)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.

(4)
Net interest margin represents net interest income as a percentage of average interest earning assets.

  Volume, Mix and Rate Analysis of Net Interest Income

        The following table presents the extent to which changes in volume, changes in interest rates, and changes in the interest rates times the changes in volume of interest earning assets and interest bearing liabilities affected the Bank's interest income and interest expense during the periods indicated. Information is provided on changes in each category due to (1) changes attributable to changes in volume (change in volume times the prior period interest rate), (2) changes attributable to changes in interest rate (changes in rate times the prior period volume), and (3) changes attributable to changes in rate/volume (changes in interest rate times changes in volume). Changes attributable to the combined impact of volume and rate have been allocated proportionally to the changes due to volume and the changes due to rate:

	Fiscal Year Ended September 30, 2003 Compared to Fiscal Year Ended September, 30, 2002
	Change Due to Volume	Change Due to Rate	Total Change
Interest Earning Assets:
Loans	$(117,000)	$34,000	$(83,000)
Taxable investment securities	1,000	(12,000)	(11,000)
Federal funds sold	8,000	(3,000)	5,000
Interest bearing deposits in banks	—	(2,000)	(2,000)

Total increase (decrease) in interest income	$(108,000)	$17,000	$(91,000)
Interest Bearing Liabilities:
NOW and money market deposit accounts	$1,000	$(4,000)	$(3,000)
Savings deposits	(2,000)	(1,000)	(3,000)
Time deposits	(50,000)	(95,000)	(145,000)
Short-term borrowings	(6,000)	4,000	(2,000)

Total increase (decrease) in interest expense	$(57,000)	$(96,000)	$(153,000)

Increase (decrease) in net interest income	$(51,000)	$113,000	$62,000

  Other Income

        For the fiscal year ended September 30, 2003, other income decreased $47,000 (43%) to $62,000 from $109,000 recorded for fiscal year ended September 30, 2002. The majority of the decline was in service charges on deposit accounts and insufficient and returned check charges that decreased $43,000 collectively. This decrease occurred primarily as a result of the closing of the Houston, Texas, branch.

  Provision for Loan Losses

        The provision for loan losses is determined by management as the amount to be added to the allowance for loan losses after net charge-offs have been deducted to bring the allowance to a level which, in management's best estimate, is necessary to absorb probable losses in the loan portfolio. The amount of the provision is based on management's review of the loan portfolio and consideration of such factors as historical loss experience, general prevailing economic conditions, changes in the size and composition of the loan portfolio and specific borrower considerations, including the ability of the borrower to repay the loan and the estimated value of the underlying collateral.

        For fiscal year ended September 30, 2003, the Bank's provision for loan losses was $70,000, compared with $257,000 for the fiscal year ended September 30, 2002. For fiscal year 2003, the Bank charged off $127,000 in commercial and consumer loans, compared with $333,000 for fiscal year 2002. The amount of the provision for the fiscal year ended September 30, 2003, decreased based primarily upon improvements in the loan portfolio and gradual slowing of loan growth. At September 30, 2003, and September 30, 2002, the allowance for loan losses totaled $217,000 and $252,000, respectively.

  Other Expenses

        For the fiscal year ended September 30, 2003, other expenses decreased $64,000 (8.3%) to $708,000 from $772,000 recorded for fiscal year ended September 30, 2002. Salaries and employee benefits decreased by $99,000 (25%), as a result of the closing of the Bank's Houston, Texas, branch. Other operating expenses increased by $40,000 (14%), the bulk of which is represented by a loss on sale of fixed assets associated with the closing of the Houston, Texas, branch ($35,000), along with increased expenses relating to collection expenses on bad debts, OREO, and repossessions.

  Income Taxes

        No tax expense has been recorded for fiscal years ending September 30, 2003, and September 30, 2002, based upon net operating losses incurred and carried forward in each of these years. Cumulative net operating loss available to carry forward for tax purposes amounted to approximately $500,000 as of September 30, 2003.

Financial Condition of Texline State Bank

  Loan Portfolio

        Net loans decreased $552,000 (5.6%) to $9,271,000 at September 30, 2003, from $9,823,000 at September 30, 2002. The decrease was primarily attributable to the combined decline in commercial real estate, residential real estate, and consumer loans. Agricultural loans increased by $781,000 due primarily to the expertise in agricultural lending by Texline's current president, Tony White, who will remain with the Bank post acquisition as president of the Texline branch of Treaty Oak Bank.

  Loan Portfolio Mix

        The following tables set forth the composition of the loan portfolio:

	At September 30
	2003		2002
	Amount	Percent	Amount	Percent
Agriculture	$3,540,000	37%	$2,759,000	27%
Commercial	1,064,000	11%	977,000	10%
Commercial real estate	1,078,000	12%	1,871,000	19%
Residential real estate	3,240,000	34%	3,582,000	35%
Installment and other	566,000	6%	886,000	9%

Total Loans	$9,488,000	100%	$10,075,000	100%
Allowance for Loan Losses	$(217,000)		$(252,000)

Net Loans	$9,271,000		$9,823,000

        Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities that would cause them to be similarly impacted by economic or other conditions.

        Given its location in a heavily agricultural section of the state, the Bank has been predominantly an agricultural lender. Recent years have produced increasing trends in agricultural lending as area farmers have enjoyed several years of adequate rainfall and growing conditions and as more land has come under irrigation. Despite the increased prevalence of irrigation farming, weather can have a significant impact on farming yields, and accordingly no assurances can be offered regarding future farming production.

        When the Bank opened its branch office in Houston, Texas, a second portfolio concentration developed with loans of one-to-four family residential real estate. Approximately $2,100,000 of the Bank's residential real estate portfolio is comprised of single family residences in Houston. The majority of these loans originated between 1996 and 1998 for 15-year terms with fixed rates of 8.75% or greater. These loans additionally have five-year call provisions exercisable at the Bank's discretion.

        Management may renew loans at maturity when requested by a customer whose financial strength appears to support such a renewal or when such a renewal appears to be in the best interest of the Bank. The Bank requires payment of accrued interest in such instances and may adjust the rate of interest, require a principal reduction, or modify other terms of the loan at the time of renewal.

  Loan Maturities

        As of September 30, 2003, 38% of the loan portfolio consisting of agricultural, commercial, and real estate loans, or $3,398,000, matures or reprices within one year or less. $4,595,000 of the represented loan portfolio, or 51.5%, are variable rate loans. The following table presents the contractual maturity ranges for agricultural, commercial, and real estate loans outstanding at September 30, 2003, and also presents for each maturity range the portion of loans that have fixed interest rates or interest rates that fluctuate over the life of the loan in accordance with changes in the interest rate environment as represented by the base rate:

	Due in One Year or Less		Due after One Year Through Five Years		Due after Five Years
	Fixed Rate	Floating Rate	Fixed Rate	Floating Rate	Fixed Rate	Floating Rate	Total
Agricultural	$76,000	1,786,000	59,000	971,000	—	648,000	$3,540,000
Commercial	$374,000	502,000	60,000	128,000	—	—	$1,064,000
Real Estate	$326,000	334,000	1,872,000	175,000	1,560,000	51,000	$4,318,000

  Investment Securities

        The primary purposes of the investment portfolio are to provide a source of earnings for liquidity management purposes, to provide collateral to pledge against public deposits, and to control interest rate risk. In managing the portfolio, the Bank seeks to attain the objectives of safety of principal, liquidity, diversification, and maximized return on investment.

        The following tables set forth the amortized cost and fair value of the Bank's securities portfolio by accounting classification category and by type of security as indicated:

	At Fiscal Year Ended September 30, 2003		At Fiscal Year Ended September 30, 2002
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Available for Sale:
U.S. Government Agencies	$88,000	$92,000	$112,000	$117,000
Other mortgage backed securities	8,000	8,000	107,000	107,000

Total Securities Available for Sale	$96,000	$100,000	$218,000	$224,000

Securities Held to Maturity:
U.S. Treasury securities	$199,000	$199,000	$202,000	$202,000
U.S. Government agencies	21,000	21,000	47,000	50,000

Total Securities Held to Maturity	$220,000	$220,000	$249,000	$252,000

        U.S. Treasury securities and securities of U.S. Government agencies generally consist of fixed rate securities with maturities of three months to five years.

        Other mortgage backed securities consists of fixed rate mortgage pass-through securities with a maturity of five to fifteen years.

        The following table sets forth certain information regarding contractual maturities and the book yields of the Bank's securities portfolio as of September 30, 2003:

	Due in One Year or Less		Due after One Year through Five Years		Due after Five Years through 10 Years		Due after 10 Years or no stated Maturity
	Balance	Book Yield	Balance	Book Yield	Balance	Book Yield	Balance	Book Yield
Securities Available for Sale:
U.S. Government Agencies	$—	—	$—	—	$92,000	5.50%	$—	—
Other mortgage backed securities	—	—	9,000	5.25%	—	—	—	—
Total Securities Available for Sale	$—	—	$9,000	5.25%	$92,000	5.50%	$—	—
Securities Held to Maturity:
U.S. Treasury Securities	$199,000	0.90%	$—	—	$—	—	$—	—
U.S. Government Agencies	—	—	—	—	8,000	6.04	12,000	7.00%
Total Securities Held to Maturity	$199,000	0.90%	—	—	$8,000	6.04%	$12,000	7.00%

Total	$199,000	0.90%	$9,000	5.25%	$100,000	5.95%	$12,000	7.00%

        The Bank has minimal investment in its securities portfolio and little exposure to loss. Yields are above market but have minimal effect on the income statement due to the small volume of investments.

        The Bank provides general commercial lending services for business clients as a part of its efforts to serve the local communities in which it operates. Certain risks are involved in granting loans, primarily related to the borrower's ability and willingness to repay the debt. Before extending a new loan to a customer, these risks are assessed through a review of the borrower's past and current credit history, the collateral being used to secure the transaction in the event the customer does not repay the debt, the borrower's character, and other factors. Once the decision has been made to extend credit, these factors are monitored throughout the life of the loan. Any loan identified as a problem credit by management during the internal loan review process or otherwise is assigned to the "watch" loan list and is subject to ongoing monitoring to ensure appropriate action is taken if and when deterioration occurs.

  Asset Quality

        The following table sets forth the amount of non-performing loans and non-performing assets at the dates indicated:

	At September 30
	2003	2002
Non-accruing loans	$454,000	$309,000
Loans 90 days or more past due, still accruing interest	—	379,000

Total non-performing loans	454,000	688,000
Other real estate owned	27,000	30,000
Other repossessed assets	14,000	—

Total non-performing assets	$495,000	$718,000

Total non-performing loans to total loans	4.78%	6.83%
Allowance for loan losses to non-performing loans	48%	37%
Total non-performing assets to total assets	4.32%	5.70%

  Non-performing Loans

        Non-performing loans include (1) loans accounted for on a non-accrual basis, (2) accruing loans contractually past due 90 days or more as to interest and principal, and (3) troubled debt restructurings. Management reviews the loan portfolio for problem loans on an ongoing basis.

        During the ordinary course of business, management becomes aware of borrowers that may not be able to meet the contractual requirements of loan agreements. Such loans are placed under close supervision with consideration given to placing the loan on a non-accrual status, increasing the allowance for loan losses, and (if appropriate) partial or full charge-off. After a loan is placed on non-accrual status, any current year interest previously accrued but not yet collected is reversed against current income. When payments are received on non-accrual loans, such payments are applied to principal and not taken into income. Loans are not placed back on accrual status unless all back interest and principal payments are made. If interest on non-accrual loans had been accrued, such income would have amounted to approximately $60,000 for the year ended September 30, 2003. This amount was not included in interest income during this period.

        The Bank's policy is to place loans 90 days past due on non-accrual status. An exception is made when management believes the loan will become current and there is documented evidence of the borrower's ability to repay. Non-accrual loans are further classified as impaired when underlying collateral is not sufficient to cover the loan balance and it is probable that the Bank will not fully collect all principal and interest. As of September 30, 2003, and September 30, 2002, the Bank had $454,000 and $309,000, respectively, in non-accrual loans. Loans contractually past due over 90 days which continued to accrue interest totaled $379,000 at September 30, 2002. There were no loans over 90 days past due and still accruing interest at September 30, 2003.

        A "troubled debt restructuring" is a restructured loan upon which interest accrues at a below market rate or upon which certain principal has been forgiven so as to aid the borrower in the final repayment of the loan, with any interest previously accrued, but not yet collected, being reversed against current income. Interest is accrued based upon the new loan terms. There were no troubled debt restructurings outstanding as of September 30, 2003, or September 30, 2002.

        Non-performing assets also consist of other repossessed assets and other real estate owned ("OREO"). OREO represents properties acquired through foreclosure or other proceedings and is recorded at the lower of cost or fair market value less the estimated cost of disposal. OREO is evaluated regularly to ensure that the recorded amount is supported by its current fair market value. Valuation allowances to reduce the carrying amount to fair market value less estimated costs of disposal are recorded as necessary. Revenues and expenses from the operations of OREO and changes in the valuation are included in other income and other expenses on the income statement. As of September 30, 2003, the Bank had $27,000 of other real estate owned compared to $30,000 of OREO at September 30, 2002.

        Repossessed assets totaled $14,000 at September 30, 2003, and $0 at September 30, 2002.

        In summation, at September 30, 2003, total non-performing assets decreased $223,000 from $718,000 at September 30, 2002, due to decreases in non-performing loans of $234,000, which was partially offset by net increases in other real estate plus other assets valued at approximately $11,000 that were repossessed.

  Allowance for Loan Losses

        The Bank's management believes the allowance for loan losses accounting policy is critical to the portrayal and understanding of the Bank's financial condition and results of operations. As such, selection and application of this "critical accounting policy" involves judgments, estimates, and uncertainties that are susceptible to change. In the event that different assumptions or conditions were to prevail, and depending upon the severity of such changes, the possibility of materially different financial condition or results of operations is a reasonable likelihood.

        The allowance for loan losses is maintained at an amount that management believes will be adequate to absorb probable losses on existing loans, based on an evaluation of the collectibility of loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, the value of underlying collateral, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, as an integral part of the examination process, regulatory agencies periodically review the Bank's allowance for loan losses and may require the Bank to make additions to the allowance based upon their evaluation of information available at the time of their examinations.

        The amount of the allowance represents the cumulative total of the provisions made from time to time, reduced by loan charge-offs and increased by recoveries of loans previously charged-off. The allowance was $217,000 or 2.29% of gross loans at September 30, 2003, compared to $252,000 or 2.50% of gross loans at September 30, 2002.

        Credit and loan decisions are made by management and the board of directors in conformity with loan policies established by the board of directors. The Bank's practice is to charge-off any loan or portion of a loan when the loan is determined by management to be uncollectible due to the borrower's failure to meet repayment terms, the borrower's deteriorating or deteriorated financial condition, the depreciation of the underlying collateral, the loan's classification as a loss by regulatory examiners, or other reasons. The Bank charged off $35,000 in commercial loans, $26,000 in residential real estate loans, and $66,000 in consumer loans during the fiscal year ended September 30, 2003. During the fiscal year ended September 30, 2002, the Bank charged off $241,000 in commercial loans, $36,000 in residential real estate loans, and $56,000 in consumer loans.

        Recoveries totaled $22,000 and $12,000 for fiscal years ended September 30, 2003 and 2002, respectively.

        The following table presents an analysis of the allowance for loan losses for the periods presented:

	Fiscal Year Ended September 30
	2003	2002
Balance at beginning of year	$252,000	$383,000
Provision for loan losses	70,000	257,000
Charge-offs:
Agricultural
Commercial	35,000	241,000
Commercial Real Estate
Residential Real Estate	26,000	36,000
Installment and other	59,000	56,000

Total Charge-offs	$127,000	$333,000

Recoveries
Agricultural	$—	$—
Commercial	1,000	—
Commercial Real Estate	—	—
Residential Real Estate	6,000	—
Installment and other	15,000	12,000

Total Recoveries	$22,000	$12,000

Net Charge-offs	105,000	321,000

Balance at end of Year	217,000	252,000

Gross Loans at end of Year	$9,488,000	$10,075,000
Ratio of loan loss allowance to gross loans	2.29%	2.50%
Ratio of net charge-offs to gross loans	1.11%	3.19%

        The net charge-offs for fiscal year ended September 30, 2003, totaled $105,000, compared with $321,000 for 2002. The provision for loan losses decreased $187,000 in 2003 from 2002 due to management's analysis of current non-performing loans as well as slowed growth in total loans.

        The following table sets forth the specific allocation of the allowance for loan losses for the years presented and the percentage of allocated possible loan losses in each category to total gross loans. An allocation for a loan classification is only for internal analysis of the adequacy of the allowance and is not an indication of expected or anticipated losses:

	At September 30
	2003		2002
	Amount	Percent	Amount	Percent
Agricultural	$9,000	37%	$15,000	27%
Commercial	39,000	11%	42,000	10%
Commercial Real Estate	2,000	12%	2,000	19%
Residential Real Estate	19,000	34%	68,000	35%
Installment and Other	24,000	6%	15,000	9%
Reserve for Loans not Individually Evaluated	124,000	N/A	110,000	N/A

Total	$217,000	100%	$252,000	100%

        The Bank maintains the allowance for loan losses at a level that management believes will be adequate to absorb probable losses on existing loans based on an evaluation of the collectibility of loans and prior loss experience. Three methods are used to evaluate the adequacy of the allowance for loan losses: (1) historical loss experience, based on loss experience by quality classification in the previous 20 calendar quarters; (2) specific identification, based upon management's assessment of loans and the probability that a charge-off will occur in the upcoming quarter; and (3) loan concentrations, based upon current or expected economic factors in the geographic and industry sectors where management believes the Bank may eventually experience some loan losses.

        Additions to the allowance for loan losses, which are charged to earnings through the provision for loan losses, are determined based upon a variety of factors, as indicated above. Although management believes the allowance for loan losses is sufficient to cover probable losses inherent in the loan portfolio, there can be no absolute assurance that the allowance will prove sufficient to cover actual future loan losses.

  Potential Problem Loans

        The Bank utilizes an internal asset classification system as a means of reporting problem and potential problem assets. At scheduled Board of Directors meetings each month, a "watch" list is presented, showing all loans listed as "Watch" or "Special Mention," "Substandard," "Doubtful," and "Loss." An asset is classified Substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Assets classified as Doubtful have all the weaknesses inherent in those classified Substandard, with the added characteristic that the weaknesses present make collection or liquidation in full highly unlikely on the basis of currently existing facts, conditions, and values. Assets classified as Loss are those considered uncollectible and viewed as non-bankable assets, worthy of charge-off. Assets that do not currently expose the Bank to sufficient risk to warrant classification into one of the aforementioned categories but possess weaknesses that may or may not be within the control of the customer, are deemed to be Watch or Special Mention.

        The Bank's determination as to the classification of its assets and the amount of the valuation allowance is subject to review by its primary regulator(s), which can order the establishment of additional general or specific loss allowances. The FDIC, in conjunction with the other federal banking agencies, has adopted an interagency policy statement on the allowance for loan losses. The policy statement provides guidance for financial institutions on the responsibilities of management for the assessment and establishment of adequate allowances and for banking agency examiners to use in determining the adequacy of general valuation guidelines. Generally, the policy statement recommends that (a) institutions have effective systems and controls to identify, monitor, and address asset quality problems; (b) management analyze all significant factors that affect the collectibility of the portfolio in a reasonable manner; and (c) management establish acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. Management believes it has established an adequate allowance for probable loan losses. The Bank analyzes its processes regularly, with modifications made if needed, and reports those results monthly at Board of Directors meetings. However, there can be no assurance that regulators, in reviewing our loan portfolio, will not request us to materially increase our allowance for loan losses at the time. Although management believes that adequate specific and general loan loss allowances have been established, actual losses are dependent upon future events and, as such, further additions to the level of specific and general loan loss allowances may become necessary.

        The aggregate principal amounts of potential problem loans as of September 30, 2003, and 2002, were approximately $2,405,000 and $2,107,000, respectively. Included in these potential problem loan totals are non-accrual, Watch or Special Mention, Substandard, and Doubtful classifications, which comprise the watch list presented monthly to the Board of Directors. All loans classified as Loss have been charged-off. Loans in this category generally include loans that were classified for risk management and regulatory purposes. It should be noted, however, that the inclusion of loans categorized as "Watch" or "Special Mention" in the total amount of problem loans is a more conservative approach than that required by federal regulations. Only "Substandard" and "Doubtful" classifications are deemed to be "problem loans" for regulatory reporting purposes. At September 30, 2003, and September 30, 2002, these classifications totaled $996,000 and $1,158,000, respectively.

  Sources of Funds

          General

        Deposits, short-term and long-term borrowings, loan and investment security repayments and prepayments, proceeds from the sale of securities, and cash flows generated from operations are the primary sources of our funds for lending, investing, and other general purposes. Loan repayments are a relatively predictable source of funds except during periods of significant interest rate declines, while deposit flows tend to fluctuate with prevailing interests rates, money markets conditions, general economic conditions, and competition.

          Deposits

        The Bank offers a variety of deposit accounts with a range of interest rates and terms. Core deposits consist of checking accounts (non-interest bearing), "NOW" accounts, savings accounts, and non-public certificates of deposit. These deposits, along with public fund deposits and short-term borrowings, are used to support the Bank's asset base. Deposits are obtained predominantly from the geographic trade areas surrounding the Bank's office location. The Bank relies primarily on customer service and long-standing relationships with customers to attract and retain deposits; however, market interest rates and rates offered by competing financial institutions significantly affect the Bank's ability to attract and retain deposits.

        The following table sets forth the maturities of time deposits $100,000 and over at September 30, 2003:

At September 30, 2003
Time deposits $100,000 and over:
Maturing within three months	$100,000
After three months but within six months	276,000
After six months but within 12 months	609,000
After 12 months
Total time deposits $100,000 and over:	$985,000

          Return on Equity and Assets

        The following table sets forth certain information regarding the Bank's return on equity and assets for the periods indicated:

	At September 30
	2003	2002
Return on assets	(0.43)%	(2.34)%
Return on equity	(4.77)%	(26.15)%
Dividend payout ratio	—	—
Equity to assets ratio	8.98%	8.95%

          Borrowings

        The Bank has access to a variety of borrowing sources and uses short-term borrowings to support its asset base. Short-term borrowings include federal funds purchased and advances from Federal Home Loan Bank with remaining maturities less than one year.

        The following table sets forth certain information regarding the Bank's borrowings for the periods indicated:

	At September 30
	2003	2002
Short-term Borrowings:
Average balance outstanding	$1,300,000	$1,432,000
Maximum outstanding at any month-end during the period	1,300,000	1,800,000
Balance outstanding at end of period	1,300,000	1,300,000
Average interest rate during the period	4.54%	4.12%

Bank Liquidity

        Liquidity management is monitored by the Bank's management and Board of Directors, who review historical funding requirements, current liquidity position, sources and stability of funding, marketability of assets, options for attracting additional funds, and anticipated future funding needs, including the level of unfunded commitments.

        The Bank's primary sources of funds are retail and commercial deposits, borrowings, public funds, and funds generated from operations. Funds from operations include principal and interest payments received on loans and securities. While maturities and scheduled amortization of loans and securities provide an indication of the timing of the receipt of funds, changes in interest rates, economic conditions, and competition strongly influence mortgage prepayment rates and deposit flows, reducing the predictability of the timing on sources of funds.

        At September 30, 2003, the Bank had outstanding loan origination commitments and unused commercial and retail lines of credit of $1.45 million and standby letters of credit of $90,000. Management believes the Bank has sufficient funds available to meet current origination and other lending commitments. Certificates of deposit that are scheduled to mature within one year totaled $5.3 million at September 30, 2003. The Bank expects to retain a substantial majority of these certificates of deposit.

        The following table summarizes the Bank's significant contractual obligations and other potential funding needs at September 30, 2003.

	Time Deposits	Operating Leases	Total
2004	$5,332,000	—	$5,332,000
2005	245,000	—	245,000
2006	—	—	—
2007	—	—	—
2008	—	—	—
Thereafter	—	—	—

Capital Resources

        The risk-based capital regulations established and administered by the banking regulatory agencies discussed previously are applicable to the Bank. As explained previously, risk-based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Under the regulations, assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk weighted assets and off-balance sheet items. Under the prompt corrective action regulations, to be adequately capitalized a bank must maintain minimum ratios of total capital to risk-weighted assets of 8.00%, Tier 1 capital to risk-weighted assets of 4.00%, and Tier 1 capital to total assets of 4.00%. Failure to meet these capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements.

        As of September 30, 2003, the most recent notification from the federal banking regulators categorized Texline State Bank as well capitalized. A well capitalized institution must maintain a minimum ratio of total capital to risk-weighted assets of at least 10.00%, a minimum ratio of Tier 1 capital to risk weighted assets of at least 6.00%, and a minimum ratio of Tier 1 capital to total assets of at least 5.00% and must not be subject to any written order, agreement, or directive requiring it to meet or maintain a specific capital level. There are no conditions or events since that notification that the Bank's management believes have changed Texline State Bank's capital classification.

        The Bank was in full compliance with all capital adequacy requirements to which it is subject as of September 30, 2003. The required and actual amounts and ratios for the Bank as of September 30, 2003, are presented below:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2003
Total Capital (to risk-weighted assets)	$1,165,000	12.65%	$737,000	8.00%	$921,000	10.00%
Tier 1 capital (to risk-weighted assets	1,049,000	11.39%	369,000	4.00%	553,000	6.00%
Tier 1 capital (to average assets)	1,049,000	9.04%	464,000	4.00%	580,000	5.00%

Statement of Cash Flows

        The Bank's cash flow statement is composed of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. Net cash provided by (used in) operating activities was $17,000 and $157,000 for the fiscal years ended September 30, 2003, and 2002, respectively. The bulk of the change may be attributed to a smaller add back of the provision for loan losses ($70,000 for fiscal year ended September 30, 2003, compared to $257,000 for fiscal year ended September 30, 2002), along with decreases in other assets and other liabilities in 2003 as compared with 2002. Net cash provided by investing activities in the fiscal year ended September 30, 2003, decreased $181,000, to $612,000 from $793,000 in fiscal year ended September 30, 2002, due to the combination of a decreasing loan portfolio ($173,000) and the decrease in principal repayments and maturities on investment securities of ($42,000), offset by the purchase of equipment ($24,000), Federal Home Loan Bank stock purchase of $4,000, and the sale of equipment of $8,000 account for the balance of changes. Decreases in deposits of $1,064,000 during fiscal year ended September 30, 2003, and $1,745,000 in fiscal year ended September 30, 2002, account for the net cash used by financing activities.

        Cash and Cash Equivalents include cash due from banks and federal funds sold. Cash and cash equivalents decreased $435,000 for fiscal year ended September 30, 2003, compared to fiscal year ended September 30, 2002.    Fiscal year ended September 30, 2002, showed cash and cash equivalents decreasing $795,000 compared to the previous fiscal year end. Financial resources that were provided by net income, provision for loan loss add-back, depreciation add back, decreases in assets, and increases in liabilities were used primarily to fund the decreases in deposits of above market rate interest bearing liabilities.

BUSINESS

Overview

  Holding Company

        We are a corporation incorporated under the laws of the State of Texas on November 18, 2003. Our organizing shareholder is Treaty Oak Holdings, Inc. ("Treaty Oak Holdings"), a corporation incorporated under the laws of the state of Texas. Initially, we will have no material business operations other than owning and managing the Bank.

        On December 22, 2003, as part of our organization, we filed an application with the Board of Governors of the Federal Reserve System to become a bank holding company. We have chosen a holding company structure because we believe it will provide flexibility in accommodating our business objectives. With a holding company structure, we may assist the Bank in maintaining its required capital ratios by borrowing money and contributing the proceeds of that debt to the Bank as primary capital. Additionally, under provisions of the Gramm-Leach-Bliley Act, if we elect to be a financial holding company, we may engage in activities that are financial in nature or incidental or complementary to a financial activity, including merchant banking activities, in which the Bank would be prohibited from engaging. Although we do not presently intend to engage in these financial activities, we would be able to do so without notice to or a filing with the Federal Reserve if we believe that there is a need for these services in our market area, that we can be successful in these activities, and that these activities would be profitable. Please refer to "Supervision and Regulation," beginning on page 72, for additional information.

  Bank

        The principal focus of the offering is to raise the money to capitalize Texline State Bank, a Texas state-chartered bank, following our acquisition of it and to fund operations related to our expansion into the Austin, Texas, market. Following acquisition, we will establish banking operations in Austin by relocating the headquarters of Texline State Bank to Austin, Texas, retain a branch in Texline, Texas, and rename the bank "Treaty Oak Bank." Texline State Bank is a small state-chartered bank located in Texline, Texas, in the northwest corner of the Texas panhandle. It has been operating in Texline, Texas, since 1977, and its lending activities focus primarily around agricultural and residential real estate and the agricultural industry, generally. As of September 30, 2003, Texline State Bank had total assets of approximately $11,500,000.00, and total deposits of approximately $9,100,000.

        Our mission is to restore personal banking. We believe that we can accomplish the following:

  •
  demonstrate that banking can be built on interpersonal relationships and still be profitable;

  •
  create a bank driven by client needs and expectations;

  •
  use technology to enhance the relationship between the Bank and its clients instead of to replace that relationship;

  •
  empower clients through education; and

  •
  facilitate an open dialogue between clients and our staff.

        We believe that banking in Austin depends on establishing and developing relationships with existing and potential clients. In most banking relationships, we believe that there has been a communication breakdown between clients and bank personnel and that most banks are structured on a hub-and-spoke model that shuffles a customer around haphazardly without focusing on personal service so that there is no single person responsible for the client. This lack of responsibility results in lost opportunities to capitalize on additional business and to build client loyalty. We intend to empower our employees with both the authority and the responsibility to ensure that each client's inquiry is resolved in a timely and satisfactory manner.

        Our goal is to begin operations in the first quarter 2004. Our objective is to provide our clients with the resources and power to achieve their own goals so that they consider the Bank to be a partner on their financial team.

Texline State Bank Acquisition Agreement

        We presently have an agreement to purchase approximately 99.1% of the outstanding stock of Texline State Bank, pending the proceeds of this offering, for two times net book value not to exceed $2,225,000. We will be the holding company and own substantially all of the outstanding shares of Treaty Oak Bank after the acquisition, which is expected to occur during the first calendar quarter of 2004. Following the closing of the acquisition and the establishment of the Austin banking operations, the current Texline State Bank facility will continue in operation as a branch of Treaty Oak Bank. The material terms of the Stock Purchase Agreement entered into on June 20, 2003, are summarized below.

        Purchase Price.    The purchase price per share is payable in cash and will represent two times the book value per share subject to a maximum aggregate consideration of $2,225,000. The purchase price per share is subject to certain adjustments for charge-offs, deferred federal net operating benefit, and excess loan loss reserve. Certain of Texline State Bank's shareholders have agreed to accept delivery of an unsecured promissory note in satisfaction of payment of the purchase price attributable to their shares. We expect that approximately $1,163,000 of the aggregate purchase price will be paid via such notes, and we intend to use the proceeds of this offering to satisfy $1,100,000 of our obligations under these notes.

        Representations and Warranties.    The parties have made standard representations and warranties concerning the capitalization, operation, and financial condition of Texline State Bank. In addition, the parties have made certain covenants concerning confidentiality, business operations, and approvals from regulatory authorities prior to closing.

        Regulatory Approval.    As a condition to closing, our application with the Federal Reserve Bank of Dallas to become a bank holding company through the acquisition of up to 100% of the outstanding capital stock of Texline State Bank must be approved.

        Termination.    The parties may mutually agree in writing to terminate the agreement at any time prior to the closing, and either party may terminate the agreement if the closing has not occurred on or before April 30, 2004. Upon termination for a willful failure of either of the parties, damages are limited to $50,000.

        Key Employee.    The current Texline State Bank president, Tony White, will enter into an employment arrangement with us in connection with the acquisition.

Regulatory Matters

        In recent years, Texline State Bank has incurred losses and seen an increase in the level of classified and nonperforming assets. Management of Texline State Bank believes that these problems primarily resulted from the failure to achieve and retain profitability of the branch it established in Houston, Texas. As a consequence of these problems and as a result of an examination of the Bank by the FDIC, Texline State Bank voluntarily entered into a Memorandum of Understanding dated August 10, 2001, with the FDIC and the Texas State Banking Commissioner, which places certain restrictions on the Bank's activities and imposes additional reporting obligations upon Texline State Bank. Under the terms of the Memorandum of Understanding, Texline State Bank and and/or its board of directors have agreed to take certain corrective actions including, among other things, the following:

  •
  reduction of the level of classified assets of Texline State Bank;

  •
  revising the Bank's existing profit plan and taking certain measures to improve profitability;

  •
  evaluating the qualifications of management of the Bank and ensuring each management position is filled with qualified and experienced personnel;

  •
  maintaining of an adequate allowance for loan and lease losses;

  •
  improving the Bank's liability posture and minimize dependence on volatile funding sources;

  •
  revising the Bank's interest rate risk measurement model;

  •
  revising the Bank's loan documentation system and eliminate certain identified technical exceptions;

  •
  revising existing loan policies and internal credit review system; and

  •
  developing a written audit program.

        In addition, the Memorandum of Understanding requires that the Bank maintain a Tier 1 leverage capital ratio of 8% and precludes the Bank from paying dividends without the prior written consent of the FDIC and Texas State Banking Commission. The Memorandum of Understanding requires the Bank to submit quarterly reports to the FDIC and the Texas State Banking Commission outlining its progress toward complying with the Memorandum of Understanding.

        Current management of the Bank has established action plans to address the concerns identified in the Memorandum of Understanding and to achieve full compliance with its terms. In April 2003, the FDIC advised the Board of Directors of Texline State Bank that Texline State Bank failed to achieve full compliance with the Memorandum of Understanding. In its last accounting report to the FDIC, Texline State Bank reported that it was in full compliance with every provision of the Memorandum of Understanding except for one. Texline State Bank is taking corrective action to comply with this provision. Based upon recent discussions with the banking regulators, Texline State Bank's management believes that Texline State Bank is in full compliance with the Memorandum of Understanding. However, there can be no assurance that they will maintain compliance or that the Memorandum of Understanding will be lifted. Violation of the Memorandum of Understanding could result in the imposition of regulatory sanctions against the Bank, its board of directors and management.

        Following the consummation of its acquisition of Texline State Bank, Treaty Oak Bancorp believes the planned injection of additional capital, coupled with the addition of the new board of directors members and management team will allow the Memorandum of Understanding to be lifted by the FDIC and the Texas State Banking Commissioner. However, we have received no assurances from the FDIC or the Texas State Banking Commissioner to that effect. Please refer to "Risk Factors," beginning on page 8, for additional information on how the Memorandum of Understanding may affect the Bank's business.

Opinion of Valuation Expert

        We engaged James R. Miller to evaluate relevant financial, organizational, and operational information concerning Texline State Bank and Treaty Oak Bancorp and render an opinion to our Board of Directors as to the valuation of the pricing of this offering. We selected Mr. Miller to render an opinion because the banking and investment communities recognize Mr. Miller as a highly regarded securities analyst and bank appraiser, with particular expertise concerning community banks. Mr. Miller possesses a broad base of experience in the securities industry spanning over two and a half decades, including management, research, and corporate finance. As an investment professional, Mr. Miller serves as a buy-side analyst for a select group of private clients for whom he constructs a portfolio of bank stocks centering on the shares of regional, sub-regional, and community banks. As an industry appraiser, Mr. Miller has rendered dozens of fairness opinions and independent valuations.

        On December 1, 2003, James R. Miller provided to our Board of Directors his opinion that, based upon and subject to the assumptions and other matters described in the opinion, a fair valuation for the offering of the common shares to the public will yield an "at rest" price to book value in the range of 150% to 170% of hard book value. Furthermore, if the offering involves a structure where warrants are also issued to investors, the warrants would not hinder the valuation and could (depending upon fundamental performance of Treaty Oak Bancorp and market pricing) add to investor value in the future.

        Mr. Miller's opinion is addressed to our Board of Directors, is directed only to our valuation and the pricing and financial terms of our offering, and does not constitute a recommendation to any investor to purchase shares of our common stock in this offering. In addition, Mr. Miller was not asked to consider, and his opinion does not address, our underlying business decision to acquire Texline State Bank or conduct this offering. The complete text of Mr. Miller's opinion, which sets forth the assumptions made, matters considered, limitations on, and scope of the review Mr. Miller undertook, is included in this prospectus as Appendix B. This summary of Mr. Miller's opinion is qualified in its entirety by reference to the opinion. You are urged to read Mr. Miller's opinion carefully and in its entirety for a description of the procedures followed, the factors considered, and the assumptions made by Mr. Miller.

        In arriving at his opinion, Mr. Miller reviewed and considered financial and other matters that he deemed relevant, including, among other things:

  •
  the status of the area's banking industry;

  •
  the general economic environment;

  •
  discussions with members of senior management of Treaty Oak Bancorp and discussions with other parties informed and knowledgeable about Treaty Oak Bancorp and Texline State Bank;

  •
  Texline State Bank's and Treaty Oak Bancorp's financial and general condition;

  •
  an analysis of the capitalization structure regarding the offering's proposed pricing and content;

  •
  a comparison of peer bank market valuations on both an as is status for Texline State Bank and a pro forma valuation comparison to peer group relating to the "at rest" institution post offering and acquisition; and

  •
  a comparison of peer bank financial performance factors.

        In conducting his review and arriving at his opinion, with our consent, Mr. Miller assumed and relied upon the accuracy and completeness of the pro forma plans prepared by our organizers for Texline State Bank, Treaty Oak Bancorp, and Treaty Oak Holdings and additional financial and other information provided to him without independent investigation. Mr. Miller did not undertake any responsibility for the accuracy, completeness, reasonableness, or independent verification of this information, and he further relied upon the assumption that key management personnel, Terry W. Hamann and Jeffrey L. Nash in particular, will continue to be participants in our day-to-day business operations following the offering.

Primary Clients and Markets

        The Bank's target market is the greater Austin metropolitan area. Based upon population growth data and average household income figures generated by the U.S. Census Bureau for the 10-year period ending in 2000, historical trends and economic forecasts indicate that economic conditions and trends in the Austin metropolitan area are generally more favorable than the economic conditions and trends in other similar metropolitan areas of the United States.

        The Bank will concentrate on small and middle market businesses and individual clients with net worth in excess of $1 million. The diverse nature of the prospective customers in the target market will provide a varied client base and allow the Bank to spread lending risk over different industries. We will seek to develop lasting client relationships based on service and convenience. We plan to open additional branches through internal growth and capital expansion but do not plan to compete on a retail basis with the large national banks that have branches all over Austin.

Banking Operations

        Core services will include traditional banking activities, such as personal and commercial deposit accounts and loans, as well as finance, consulting, and treasury services. Ancillary services could include notary services, cashiers' checks and money orders, traveler's checks, wire transfers, and other services.

        The Bank expects to be an active business lender, with approximately 50% of its total loans as commercial loans and the balance in real estate and personal lending. The Bank's primary targeted businesses are those requiring aggregate loans in the $100,000 to $10,000,000 range. Although not all of these services will be offered immediately, the Bank anticipates offering business-oriented banking products and services, including the following:

  •
  commercial loans for businesses to finance internal growth;

  •
  acquisitions;

  •
  equipment leasing;

  •
  real estate and construction loans;

  •
  cash management services;

  •
  commercial trust and escrow services; and

  •
  international services, including letters of credit.

        The Bank also expects to provide consumer-oriented banking services, which include consumer loans, checking accounts with debit cards and overdraft protection available, credit card services, traditional savings accounts and certificates of deposit, personal trust services, and 24-hour telephone and Internet banking.

Existing Operations of Texline State Bank

        The region of the Texas panhandle where Texline State Bank is located is predominantly agricultural. Accordingly, its loan portfolio is composed of primarily agriculture loans (corn, cotton, and cattle) and loans for the purpose of supporting the agriculture industry (equipment, etc.). Texline State Bank's president has more than 20 years of experience lending to the agricultural industry and will remain with us under the terms of an employment contract executed contemporaneously with the closing of the acquisition.

        In addition to the heavy agriculture influence, Texline State Bank also has a significant number of intermediate term single family mortgage loans in Houston, Texas, that were originated out of the Banco Tejano branch. Texline State Bank closed this Houston, Texas, branch in December 2002. These loans include a call provision and are priced at a minimum rate of interest of 8.75%. We may consider the bundled sale of these loans following the acquisition. Please refer to "Management's Discussion and Analysis of Financial Condition and Plan of Operation—Financial Condition of Texline State Bank" on page 32 for additional information.

Business Strategies

        Our primary objective is to take advantage of expansion opportunities while maintaining efficiency and individualized client service using the following strategies:

  •
  Develop Middle Market Commercial and Private Client Banking. We intend to recruit and develop bankers who have lending expertise in specific industries.

  •
  Increase Customer Base through Affiliated Services. We intend to develop lasting and diverse client relationships by taking advantage of opportunities to cross-sell the financial products and services offered by our affiliates, and we will use training, incentives, and technology to encourage employee cross-selling efforts.

  •
  Improve Efficiency. We intend to maintain stringent cost control practices and policies.

  •
  Increase Loan Volume and Diversify Loan Portfolio. Please refer to "Lending Services" on page 49 for specific information.

  •
  Expand Operations. Factors used to evaluate expansion opportunities include the following:

    o        nature and projected profitability of the market;

    o        opportunity to enhance image and market presence; and

    o        potential to enhance shareholder value.

        We intend to develop systems and train personnel to deliver the level of banking experience that is the cornerstone of our business. We expect to begin marketing through a series of established relationships, including current clients, friends, and business partners of the advisors and directors. By working with community and business leaders, we expect to develop a bank that is an integral part of the community. We plan to create professional relationships with individuals and businesses that complement our client base.

        We are currently forecasting the opening of new offices as part of our expansion. We expect to pursue expansion in an area roughly outlined by Bee Cave Road, U.S. Highway 71, Ranch Road 620, U.S. Highway 183, and Loop 1 (Mopac Expressway). Offices in this area would allow us to surround our target market and allow our clients convenient access to the Bank and its resources. Secondary expansions may include south Austin and the nearby cities of Dripping Springs, Round Rock, and Georgetown, Texas.

Proposed Services

  Deposit Services

        The Bank will offer a traditional mix of deposit accounts. Rates and terms will be set by the Bank's senior management team and will be updated continually based on market conditions. We will strive to create a stable, low-cost base of deposits through personalized offerings and high levels of client service.

        The Bank will also offer a variety of other types of accounts:

  •
  goal-oriented savings accounts;

  •
  accumulation certificates of deposit (CDs);

  •
  standard CDs;

  •
  children's savings accounts;

  •
  medical savings accounts;

  •
  IRA accounts; and

  •
  educational accounts.

        In order to maximize our ability to serve our clients in a cost-effective manner, we will provide automated and electronic account management tools free of charge to all clients.

  Lending Services

        Our lending practices will work to meet the credit needs of small to medium-sized business. These loans will include lines of credit, term loans, home equity products, and limited commercial real estate loans for owner-occupants. Our loan portfolio will rely on the commercial and consumer credit experience of the loan committee and primary servicing officers.

        The Bank's credit standards will be set by a Board-appointed Credit Policy Committee composed of senior bank officers and assisted by the senior credit officer. Criteria to be examined include:

  •
  historical and projected financial information;

  •
  strength of management;

  •
  acceptable collateral and associated advance rates;

  •
  market conditions; and

  •
  trends in the borrower's industry.

        We will analyze prospective loans based on industry concentrations in the Bank's loan portfolio to prevent an unacceptable concentration of loans in any particular industry. The Bank will focus on middle market commercial and high net worth individual clients. The Bank will endeavor to ensure loans that are appropriately collateralized under its credit standards.

        The Bank will strive to diversify its loan portfolio by spreading loans over multiple industries and reviewing concentration of loans to related industries. We expect to tailor credit policies and underwriting guidelines to address the unique risks of each industry in the portfolio.

        The Bank will extend variable rate loans in which the interest rate fluctuates with a predetermined indicator, such as the United States prime rate or the London Inter-Bank Offered Rate. Variable rate loans will help to protect the Bank from risks associated with interest rate fluctuations since the rates of interest earned by the Bank will automatically reflect those fluctuations. To mitigate interest rate risks further, we also intend to establish a minimum interest rate where feasible. Our expectation is to retain a loan portfolio consisting of approximately 85% variable rate loans.

  Internet Services

        Our service strategy will be enhanced through the Internet. The Bank's Internet client demographics should parallel those of the general Internet population. Our website, TreatyOakBank.com, will provide a complete line of deposit services with a level of convenience that cannot be achieved in a traditional bank branch.

        We intend to contract with third party vendors to provide both basic computer systems and advanced security measures. All banking transactions will be encrypted and routed behind the security system. Clients will be able to access the Bank's services through any Internet service provider by means of a secure Web browser.

  Other Services

        We intend to provide other incentives and benefits to our customers, including the following:

  •
  Rebates of ATM fees paid at most ATM machines throughout the United States;

  •
  Courier service to pick up non-cash deposits from banking clients who have achieved a specific level of relationship profitability;

  •
  The ability to "link" multiple accounts of different but related bank clients for the calculation of overall relationship profitability; and

  •
  Extended banking hours.

Affiliate Services

        We have relationships with affiliated companies that are located in our office complex. These affiliated companies offer services that complement our banking services and are as follows:

  •
  financial planning for both individuals and businesses;

  •
  business consulting and advisory services;

  •
  insurance services for both individuals and businesses;

  •
  estate planning;

  •
  tax planning for both individuals and businesses;

  •
  asset management;

  •
  investment advisory services; and

  •
  bookkeeping and related services.

        We believe that our business relationships with these other services providers will create an integrated service model for our clients and provide a team approach to financial and professional services, increasing the ease and convenience of financial services for those who need them. Our integrated model is intended to relieve the client of the burden of overseeing scattered financial services providers by creating a "one-stop shop" where the client can choose which services best suit his or her needs. In addition, we expect the Bank to be a desired service for existing and new clients of our strategic partners and affiliates who have expressed deep dissatisfaction with their banking relationships and have responded favorably to preliminary inquiries regarding the proposed service model.

Market Analysis

  Austin Market

        According to U.S. Census Bureau data, the Austin metropolitan area has a population of 1,249,763 with a per capita income of $32,039 and a collective buying power of $29 billion a year. The 2001 median price of homes was $163,500. Austin has 16,700 small and medium-sized women or minority-owned businesses, which generate $2.4 billion a year in sales.

        The presence of the state government in Austin has prompted the growth of supporting industries and professions. Austin is also the home of the main campus of the University of Texas and half a dozen smaller colleges and universities, which gives Austin an unusually well-educated population and a steady supply of new workers.

        The greater Austin area currently has an estimated 8.5 million square feet of office space available for lease, including vacant sublease space and 9,000 homes for sale. However, these numbers can be deceptive if taken out of their economic context. Eight and one-half million square feet represents less than 24% of the office space available in downtown Austin alone. Similarly, 8,786 new homes were built in the middle of a recession. Therefore, the estimated 9,000 homes for sale is not a reliable indicator of economic instability.

        Our initial target market has over 2,000 small businesses, and its rolling six-month average price for homes is $583,201. According to U.S. Census Bureau data, 60% of all adults in the area have at least a bachelor's degree and are professionals or executives. The average household size is 3.1 people, and the annual retail consumer deposit base is $1 billion a year.

        We estimate that the diverse and innovative businesses in the target community generate between $900 million and $1.5 billion per year in sales. During our due diligence investigations, representatives of these businesses expressed dissatisfaction in their banking relationships, specifically in the areas of responsiveness, access to funds, and access to reports. Many business owners surveyed want direct access to the bank decision-maker and access to their deposits when the funds clear. They also complained of a time discrepancy of as much as 48 hours between a banking event and when that event is viewable online. Each of these issues may be solved with existing technology, yet most large banks have not done so.

        According to a study by the American Bankers Association, the primary reason a small business leaves a bank is poor service. We believe that the small businesses in the target area are ready for a new provider of banking services, one that will be responsive to their needs and proactive with solutions.

Competition

        The banking business in our target markets has become increasingly competitive over the past several years, and we expect the level of competition to continue to increase. We will compete with some of the largest banking organizations in the state and the country. For example, Wells Fargo Bank and Bank of America, among other large multi-state financial institutions, have branches throughout Texas, including the Austin area. If the recently announced proposed merger is approved, J.P. Morgan Chase/Bank One will be the largest single banking service provider in Austin, Texas. In addition, we face competition from other financial institutions, such as federally and state-chartered savings and loan institutions, including Plains Capital Bank and Liberty Bank, and other lenders engaged in the business of extending credit or taking investment monies, such as consumer finance companies and mutual funds. Our competitors also include well-capitalized local banks, branches of large regional or national banks, and state-regulated entities offering bank-like services and products, including 27 foreign banks, nine trust companies, 59 sale of checks licensees, and 81 currency exchange licensees. In addition, there are also quasi-banking institutions, such as credit unions and brokerage houses, that may compete with us. University Federal Credit Union and Austin TELCO are two particular examples of these types of competitors, which have the ability to make loans, issue credit cards, cash checks, conduct wire transfers, and mimic most other banking functions.

        Many of our larger competitors have broader geographic markets and higher lending limits than we will and have greater access to capital and other resources. They are also able to provide more services and make greater use of media advertising. While we do not expect to compete directly for loans with these larger competitors, they will influence our products, and this competition may force us to offer aggressive loan and deposit rates. We will likely compete more directly with mid-sized and small community banks that have offices in our target markets. These community banks and others in surrounding areas have a direct competitive advantage as borrowers tend to "shop" the terms of their loans and deposits. In addition, the quasi-banking institutions and non-bank competitors do not fall under the tight regulatory environment applicable to banks. Not being subject to the same degree of regulation as we are gives these competitors advantages over us in providing some services and may enable them to offer more favorable financing alternatives.

        Despite the competition in our target markets, we believe that we will have certain competitive advantages that distinguish us from our competition. We believe the Bank will be able to compete effectively with other financial institutions by emphasizing client service, technology, and responsive decision-making, and by building long-term client relationships based on products and services designed to address clients' specific needs. We will offer customers modern banking services without forsaking community values such as prompt, personal service and friendliness. We will offer personalized services and attract customers by being responsive and sensitive to their individualized needs. One of our principal competitive advantages will be our local decision-making process as opposed to electronic, remote, or out-of-market decisions. We believe our approach to business will build goodwill among our customers, shareholders, and the communities we serve that will result in referrals from shareholders and satisfied customers.

        Another competitive advantage will be our experienced management team. Our president, Jeff Nash, has more than 25 years of financial, operational, and leadership experience. Texline State Bank's current president, Tony White, who will remain with us following the acquisition, has more than 20 years experience lending to the agriculture industry. In addition, our Board of Directors has been chosen based on the members' financial, legal, and leadership experience. Finally, we plan to hire people with strong personal and business ties to the target communities and maintain our employees and facilities at the level necessary for us to meet our obligations to our customers and regulators. Please refer to "Management," beginning on page 54, for additional information.

Marketing

        Our marketing efforts will have two parts. First, we will market the Bank directly, through traditional marketing techniques. Second, we will market the Bank by cross-selling affiliated services.

  Traditional Marketing

  •
  Community Events. We plan to participate in local community events to develop a community-oriented image. In addition, a number of our investors, advisors, and directors are active in local charities.

  •
  Direct mail. We expect to target direct mail campaigns at specific neighborhoods. We will track and analyze the responses to those activities to identify the needs of our community.

  •
  Print Ads. We plan to advertise in local editions of national papers, local newspapers, and various other local publications to keep the Bank in front of decision-makers' eyes so that when they seek a change in banks, they will choose us to be their new provider.

  •
  Local Organizations. We plan to work with community groups to expand our network and cultivate the image of a service-oriented bank throughout the community.

  •
  Internet Advertising. We do not plan to market the Bank on the Internet. However, we may use the Internet to create interest in various products and to drive leads for various products.

  •
  Phone calls. We plan to contact existing clients by phone to inform them about various products when their marketing profiles indicate that the products may be useful. We will also use cold calls to create a dialogue with potential clients.

  •
  Radio. We intend to evaluate radio advertising as an alternative to television advertising. We intend to identify the top four or five stations and the programs that our current clients listen to and advertise for new clients on those stations and programs.

  Cross-Selling Affiliated Services

        We will be able to draw clients from several affiliated entities with which we have existing business relationships and which provide financial services that will be available to our customers, including the following:

  Financial Services Firms

    •
    PGI Capital, Inc., is a capital management company that currently acts as the general partner for PGI Equity Partners, LP, which owns the property where our proposed new offices and the Bank will be located.

    •
    Treaty Oak Investment Advisors, Inc., will hold a license as a Registered Investment Advisor.

    •
    Treaty Oak Financial Planning, Inc., offers financial planning services for both individual and small business clients, as well as insurance services and products.

  Professional Services Firms

    •
    Ernstmeyer & Associates, P.C., is a law firm offering estate planning and business law services.

    •
    Hamann & Associates, P.C., is an accounting firm offering tax planning and preparation services for both individuals and small businesses, as well as bookkeeping and related services.

Employees

        As of December 8, 2003, we had two employees. Texline State Bank has seven employees, and we expect to retain the majority of them. We expect to have a total of 15 employees by the close of this offering.

Facilities

        Our principal offices are located at 3811 Bee Cave Road, Austin, Texas 78746. We currently lease all facilities. This lease expires in April 2004, not including any renewal options that may be available. We intend to move our principal offices to 101 Westlake Drive, Austin, Texas 78746, leasing approximately 7,000 square feet of a renovated office building to serve as our principal offices and the main location of the Bank. Please refer to "Related Party Transactions—Office Lease" on page 66 for more information.

        Texline State Bank, which will continue in operation as a branch of the Bank, is located at 111 N. 2nd Street, Texline, Texas 79087. Texline State Bank owns the 2,817 square foot building in which it is located.

Legal Proceedings

        We are not party to any legal proceedings. Texline State Bank is involved in certain legal actions arising from normal business activities. The management of Texline State Bank believes that the outcome of such proceedings will not materially affect the financial position, results of operations or cash flows of Texline State Bank.

MANAGEMENT

General

        Currently, Terry W. Hamann, William J. McLellan, and Jeffrey L. Nash serve on our Board of Directors. Prior to completion of this offering, we intend to fix the number of our directors at nine and amend our bylaws to provide that the Board of Directors be classified into three classes of three directors each. Our executive officers are elected by our Board of Directors and hold office at the Board's discretion. The proposed bylaws for the Bank provide that the Board of Directors of the Bank will consist of not less than nine nor more than 15 persons, the exact number to be determined from time to time by the Board. Each of the proposed Bank directors will serve until the first annual meeting of the Bank's shareholders. Thereafter, the Bank's directors will be elected annually by Treaty Oak Bancorp, as controlling shareholder of the Bank. The Bank's executive officers are appointed by the Bank's directors and hold office at the Board's discretion.

Treaty Oak Bancorp Classified Board of Directors

        Our Board of Directors will be divided into three classes. The members of each class will serve for a staggered three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of shareholders in the year in which their term expires. The classes are composed as follows:

  •
  Class I Directors. Charles T. Meeks and Marvin L. Schrager will be Class I Directors whose terms will expire at the 2005 annual meeting of shareholders. In addition, we intend to identify and appoint another Class I director prior to completion of this offering.

  •
  Class II Directors. Jeffrey L. Nash, Toni A. Neal, and Hayden D. Watson will be Class II Directors whose terms will expire at the 2006 annual meeting of shareholders.

  •
  Class III Directors. Terry W. Hamann, William J. McLellan, and Carl J. Stolle will be Class III Directors whose terms will expire at the 2007 annual meeting of shareholders.

Treaty Oak Bank Directors

        The following individuals have committed to serve on the Bank's Board of Directors, which we expect to consist of at least nine members but not more than 15:

• Terry W. Hamann	• Charles T. Meeks	• Tony White
• William J. McLellan	• Sandra L. Ellsworth	• Arthur H. Coleman
• Jeffrey L. Nash	• Toni A. Neal

Biographical Information of Directors and Executive Officers

        Set forth below is biographical information concerning our directors and executive officers and those of the Bank as of December 31, 2003.

Name	Age	Position(s) Held with Treaty Oak Bancorp	Position(s) Held with Treaty Oak Bank
Terry W. Hamann	59	President, Chief Executive Officer, Chairman of the Board(1)*	Director
William J. McLellan	66	Business Development Advisor, Vice-Chairman, Director(2)*	Director
Jeffrey L. Nash	48	Director(1)	President, Chief Executive Officer and Director
Charles T. Meeks	68	Director(3)	Chairman of the Board
Carl J. Stolle	44	Director(2)
Toni A. Neal	55	Director(1)	Director
Marvin L. Schrager	64	Director(2)
Hayden D. Watson	55	Director(3)*
Sandra L. Ellsworth	51	Chief Financial Officer and Treasurer	Cashier and Director
Tony White	46		President-Texline Branch and Director
Arthur H. Coleman	64		Director

(1)
Executive Committee Member
(2)
Compensation Committee Member
(3)
Audit Committee Member
*
Denotes Treaty Oak Bancorp Committee Chair

Background of directors, executive officers

        The following is a background summary of each of our directors, executive officers, and organizers.

        Mr. Hamann co-founded Treaty Oak Bancorp, has served as our chairman, president, and chief executive officer since our inception, and will be a director with the Bank. He is also a co-founder of Treaty Oak Holdings and has served as the chairman, president, and chief executive officer since inception in August 2002. He is also the chairman, president, and chief executive officer of Treaty Oak Financial Services, Inc. ("Treaty Oak Financial Services, formerly known as Pro-Group International, Inc."), one of our affiliates and strategic partners, and has served in those capacities since he formed the company in 1993. He has also been Managing Director of Hamann & Associates, P.C., certified public accountants since 1992. Prior to that time, from 1980 to 1991, Mr. Hamann was a partner in the Washington, D.C., office of Ernst & Young, which he joined in 1969 after graduating from Benjamin Franklin University with a BCS degree in finance and accounting. His responsibilities were concentrated in U.S. and international taxation, finance, and business, including significant experience with banks, other financial institutions, and insurance companies. He is licensed as a CPA in Maryland, Washington, D.C., and Texas. He has also attended the Duke University School of Management.

        Mr. McLellan co-founded Treaty Oak Bancorp, has served as a director since our inception, and will be a director with the Bank. He co-founded Treaty Oak Holdings and has been a member of the board of directors since inception in August 2002. He has also been a director with Treaty Oak Financial Services since 2002. Mr. McLellan is a former senior executive with 3M Corporation, from which he retired in 1996. From June 2001 to August 2002, he served as the chief executive officer of the Austin Art Museum. From January 1998 to June 2001, he served as Executive Director for Lifeworks: Alliance of Youth and Family Services. Mr. McLellan received a BA from St. Thomas College and has an honorary MBA from St. Edwards University. He has also attended the Stanford University School of Management and the Graduate Program in Sales Management at Columbia University.

        Mr. Nash co-founded Treaty Oak Bancorp, has served as our executive vice president and as a director since inception, and will be the president and chief executive officer of the Bank. He has also been Executive Vice President and a director with Treaty Oak Holdings since April 2003 and a director with Treaty Oak Financial Holdings, Inc., since November 2003. Mr. Nash has more than 25 years of financial, operational, and leadership experience. From 1999 to January 2003, he served as President and led the turn-around of Addressing Your Needs, Inc. He was also an independent corporate consultant from June 2002 to January 2003. From 1996 to 1999 he was the chief operating officer of CSE Child Support Enforcement, now Supportkids, Inc. From 1991 to 1994 he was Chief Financial Officer and Chief Operating Officer of Select Marketing, Inc., which was acquired by Harte-Hanks Response Management in 1994, at which time he became Executive Vice President and General Manager, a position he held until 1996. He served as Executive Vice President, Chief Operating Officer, and President of Allied Bank North Austin (later First Interstate Bank of North Austin) from 1986 to 1991 and as Vice President and Section Manager at Texas Commerce Bank-Austin, N.A., from 1983 to 1986. Prior to that time he held financial positions with the Public Utility Commission of Texas and Tracor, Inc. Mr. Nash holds BBA and MBA degrees from the University of Texas at Austin and is active in Austin civic activities, most recently acting as Co-Chair of the 2001 United Way Capital Area Fund Drive.

        Mr. Meeks is Chairman of the Board of Texline State Bank, a position he has held since 1996. Prior to the close of this offering, he will become a member of our Board of Directors. Following this offering, he will remain as Chairman of the Board of the Bank. Since 1994, Mr. Meeks has served as the senior principal of the Charles T. Meeks Company, a consulting company for U.S. and offshore banks. From 1989 to 1994, he was a senior vice president with Alex Sheshunoff Management Services. Mr. Meeks has over 40 years of banking experience and served as the chief executive officer of a major affiliate bank of Allied Bancshares, Houston, Texas, a $10 billion bank holding company. He holds a BBA degree from the University of Texas at Austin.

        Ms. Neal will become a member of our Board of Directors prior to the close of this offering and will be a Bank director. She has also been a director with Treaty Oak Holdings since June 2003. In December 2003, Ms. Neal joined our strategic partner and affiliate Treaty Oak Financial Services as its president and chief executive officer. She was previously President of SoCo Consulting, Inc., a management consulting firm in Austin, Texas, providing a wide range of financial, operational, and technology services, which she founded in 1998. SoCo Consulting specialized in productivity and profit improvement (doing things better, smarter, and more efficiently in order to maximize revenues and their collectibility while minimizing or reducing costs). From 1991 to 1998 she was with Neal & Gibson, another management consulting firm in which she was a founding partner. Ms. Neal served as Senior Manager with Price Waterhouse/Coopers from 1984 to 1990. Prior to that she was Director of Public Money Program with the Texas State Treasury and Senior Vice President with Austin National Bank (InterFirst, RepublicBank—now NationsBank). She holds an MBA from the University of Texas at Austin.

        Ms. Ellsworth is our chief financial officer and will be the cashier of the Bank, as well as one of its directors. From October 2001 until joining us in October 2003, Ms. Ellsworth was self-employed as an independent contractor/consultant performing accounting and organizational functions for clients on a contractual basis. From February to September 2001, she served as the chief operating officer for The Buttross Group, assisting in the start-up of a de novo bank. From December 1998 to April 2000, she was employed by Flieller, Kruger & Skelton L.L.P., as a seasonal tax preparer.    Prior to that time, from 1989 to 1998, she served as Senior Vice President and Cashier of Hill Country Bank and served as a member of the board of directors. Until its sale in 1998, Ms. Ellsworth was responsible for Hill Country Bank's regulatory reporting, financial statement and budget preparation, investment portfolio accounting, and calculation of the bank's interest rate risk position and risk management strategy. From 1985 to 1989, Ms. Ellsworth served as Lakeway National Bank's Vice President and Cashier. She holds a BS degree in psychology & social science, with a minor in math, from Clarkson College in Potsdam, New York.

        Mr. Stolle has been a member of the Board of Directors of Treaty Oak Holdings since June 2003 and will become a member of our Board of Directors prior to the close of this offering. Mr. Stolle has been with Dell, Inc., since 1996. He is currently Vice President of Sales for the Small and Medium Business Division. Prior to that, he served in the capacities of Vice President of the Emerging Business Division and Vice President for Dell's OptiPlex and Dimension lines of business. Before joining Dell, Mr. Stolle spent nine years at Sun Microsystems, where he managed the marketing, planning, and sales development for the Sun server business. His previous experience also includes positions in marketing and finance with the Hewlett Packard Company. Mr. Stolle holds a B.A. degree in biochemistry from the University of California, San Diego, and an M.B.A. from the University of Chicago.

        Mr. Schrager has been a member of the Board of Directors of Treaty Oak Holdings since November 2003 and will become a member of our Board of Directors prior to the close of this offering. He has extensive experience in complex business matters in the financial industries and real estate, both as an independent business investor and as a practicing attorney. He has been in the private practice of law in Texas since 1988 and in Illinois from 1963 to 1988. Mr. Schrager holds a Bachelors degree in accounting from Ohio State University and an LLM from the University of Michigan Law School.

        Mr. Watson will become a member of our Board of Directors prior to the close of this offering. He is president of the Mariner Group, Inc., a bank investment and management consulting company he founded in 1999. From 1996 to 1999, Mr. Watson served as managing director of bank operations for Fleet Financial Group, where he was responsible for the bank's consolidated operating units including deposits, commercial and consumer loans, investments (trust and mutual fund), and capital markets. In 1995, Mr. Watson assumed responsibility for the Payment System Services Group at Wells Fargo Bank, following its acquisition of First Interstate Bancorp, where he held several executive management positions with affiliates from 1988 to 1995. Mr. Watson has over 28 years experience in banking and holds a BBA degree in finance from the University of Texas.

        Mr. White is President and Chief Executive Officer of Texline State Bank and following this offering will serve as the president of the proposed Texline Branch of the Bank. He will also be a Bank director. He has more than 20 years experience in the banking industry, specializing in agricultural loans. Mr. White began as President of Texline State Bank in 2001. Prior to that, he was Senior Vice President and Senior Lender at Southwest State Bank in Sentinel, Oklahoma, from 1995 to 2001. He has also served in the capacity of vice president at First National Bank of Hooker, Oklahoma, Citizens State Bank of Liberal, Kansas, and Dumas Banking Center of Dumas, Texas. He attended Oklahoma State University, Northwestern State University, and Panhandle State University, with a major in agra-business. He also attended the Kansas School of Agriculture Banking and has participated in numerous banking seminars during his career. Mr. White is an active civic leader in the Texline community.

        Mr. Coleman will be a director with the Bank. He is a practicing attorney and since 1984 has been the president of his own firm, Arthur C. Coleman, P.C. Additionally, he has been Senior Vice President, Director, and General Counsel for the Medical Institute for Sexual Health since 1997. Mr. Coleman was instrumental in organizing the former Hill Country Bank and served as its general counsel and a member of its board of directors until its sale to Compass Bancshares in 1998. He holds a BS degree in economics from the Wharton School of the University of Pennsylvania and a law degree from Columbia University School of Law.

Committees of the Boards of Directors

        The Board of Directors of Treaty Oak Bancorp will establish compensation, audit, and executive committees composed of members of the Board of Directors. The Bank will also establish a loan committee and investment/asset-liability committee. These committees are described below.

  Compensation Committee

        The compensation committee will recommend to the Board of Directors the salaries of executive personnel and directors and the policies, terms, and conditions of employment of all employees of Treaty Oak Bancorp and the Bank, as the case may be. The Treaty Oak Bancorp compensation committee will administer our 2004 Stock Incentive Plan. It is expected that the initial members of the Treaty Oak Bancorp compensation committee will be William J. McLellan, Marvin L. Schrager, and Carl J. Stolle. Mr. McLellan will serve as chairman.

  Audit Committee

        The audit committee will recommend the appointment of an independent auditor on an annual basis, approve any special assignments to the independent auditor, review the planned scope of the annual audit, review the independent's auditor's report and management's response, review any changes in accounting principles and the effectiveness and efficiency of the internal audit function, review all reports from regulatory authorities and management's responses, and report to the full Board of Directors on the foregoing matters.

        The Sarbanes-Oxley Act of 2002 has resulted in the imposition of a number of mandates that will be applicable to the composition of our audit committee. Each of these matters is discussed below:

  •
  Audit Committee Member Independence. Each member of an audit committee must be a director and must be otherwise independent.

  •
  Responsibilities Relating to Registered Public Accounting Firms. An audit committee must be directly responsible for the appointment, compensation, retention, and oversight of the work of any registered public accounting firm engaged to prepare or issue and audit reports or to perform other audit, review, or attest services for the listed issuer, and each firm must report directly to the audit committee.

  •
  Procedures for Handling Complaints. An audit committee must establish procedures for the receipt, retention, and treatment of complaints received by the listed issuer regarding accounting, internal accounting controls, or auditing matters, including procedures for the confidential, anonymous submission by employees of these types of concerns.

  •
  Authority to Engage Advisors. An audit committee must have the authority to engage independent counsel and other advisors, as it determines necessary to carry out its duties.

  •
  Funding. Each listed issuer must provide appropriate funding to its audit committee for payment of accounting and other advisors.

        In addition, as a result of the Sarbanes-Oxley Act, we will be required to disclose in our annual reports filed with the Securities and Exchange Commission (1) whether we have at least one "audit committee financial expert" serving on our audit committee and the name of that expert, (2) whether the audit committee financial expert is "independent," and (3) if we have no audit committee financial expert serving on our audit committee, we must state that fact and explain why.

        We expect that the initial members of the audit committee will be Charles T. Meeks, Hayden D. Watson, and an additional director whom we will identify and appoint to our Board prior to completion of this offering. Mr. Watson will serve as chairman. In accordance with the Sarbanes-Oxley Act, none of the proposed members of the audit committee are executive officers or 10% shareholders of Treaty Oak Bancorp. We anticipate that Mr. Watson will qualify as an "independent audit committee financial expert."

  Executive Committee

        The executive committee will meet as needed and, with certain exceptions, will have the same powers as the Board of Directors in the management of the business affairs of Treaty Oak Bancorp and the Bank between meetings of their respective boards. The committee will make recommendations to the Board of Directors regarding matters important to the overall management and strategic operation of Treaty Oak Bancorp and the Bank. It is expected that the initial members of the executive committee will be Terry Hamann, Jeffrey Nash, and Toni Neal. Mr. Hamann will serve as chairman.

  Loan Committee

        The loan committee of the Bank will be responsible for establishing or approving, in conjunction with management, all major policies and procedures pertaining to loan policy, including:

  •
  establishing the loan approval system;

  •
  approving all loans in excess of a predetermined amount;

  •
  reviewing all past due reports, rated loan reports, non-accrual reports, and other reports and indicators of overall loan portfolio quality; and

  •
  establishing measurements for adequacy of the loan loss reserve; and

  •
  reviewing any other matters pertaining to the loan portfolio such as yield and concentrations.

        It is expected that the initial members of the loan committee will be Jeffrey Nash, Terry W. Hamann, Arthur H. Coleman, Sandra L. Ellsworth, and an individual who will also serve as our senior lending officer. Mr. Nash will serve as chairman.

  Investment/Asset-Liability Committee

        The principal responsibilities of this committee of the Bank include:

  •
  providing guidance to the Board of Directors on balancing the yields and maturities of loans and investments to the yields and maturities of deposits; and

  •
  working with the Board of Directors to plan annual budgets and to develop three- to five-year strategic plans.

        The investment/asset-liability committee will also be responsible for the overall investment strategy of Treaty Oak Bancorp and the Bank. This will include liquidity management, risk management, net interest margin management, monitoring deposit level trends and pricing, monitoring asset level trends and pricing, and portfolio investment decisions. It is expected that the initial members of the investment/asset-liability committee will be Jeffrey Nash, Sandra Ellsworth, Charlie Meeks, and Terry Hamann. Sandra Ellsworth will serve as chairman.

Director Compensation and Indemnification Arrangements

        We currently do not pay our directors for their services as directors, but we do reimburse expenses incurred in attending Board and committee meetings. Following this offering, we expect to pay retainer and committee fees at the rate customary in the banking and financial services industries.

        Treaty Oak Bancorp and Treaty Oak Bank directors who are not employees are eligible to receive stock option grants at periodic intervals under the automatic option grant program of our 2004 Stock Incentive Plan. Under the automatic option grant program, on the date of each annual shareholders meeting held after this offering, each non-employee Board member who continues to serve as a non-employee Board member will automatically be granted an option to purchase up to 1,000 shares of common stock, provided he or she has served on the Board for at least six months. All directors are eligible to receive option grants under the discretionary option grant program of the plan. However, we cannot determine the likelihood of future stock options to Board members under the discretionary option grant program at this time.

        In connection with this offering, we will grant stock options to purchase an aggregate of 120,000 shares of our common stock to our non-employee Board members and those of the Bank. The stock options will be 10,000 shares each, have an exercise price of $8.33 per share, and vest in three equal annual installments over the three-year period of continued Board service from the date of grant. Please refer to "Management—2004 Stock Incentive Plan" on page 60, for additional information.

        In addition, on December 8, 2003, Messrs. Hamann, McLellan, and Nash each received a stock issuance for 10,000 shares each at a purchase price of $2.00 per share in connection with their respective guaranties for the offering expenses line of credit advanced by TIB—The Independent BankersBank.

        We maintain directors' and officers' liability insurance for directors and officers of both Treaty Oak Bancorp and the Bank, and our bylaws provide for mandatory indemnification of directors to the extent permitted under Texas law. Our amended and restated articles of incorporation limit the liability of our directors for breaches of fiduciary duty to the extent permitted under Texas law. The Bank's bylaws and amended and restated articles of association will have similar provisions consistent with Texas law. Please refer to "Description of Capital Stock—Texas Law and Certain Charter and Bylaw Provisions—Indemnification and Limitation of Liability" on page 69 for additional information.

Executive Compensation

  General

        We will have a limited number of officers who will receive direct remuneration for services rendered to us following completion of the offering and the acquisition of the Bank and relocation of the main headquarters to Austin. Following completion of this offering, the compensation committee of our Board of Directors will review and determine the salaries and bonuses of our executive officers and those of the Bank, including our chief executive officer, and establish the general compensation policies for those individuals. We believe the compensation programs for the executive officers should reflect our performance and that of the Bank and the value created for our shareholders. We also believe the compensation programs should support our short-term and long-term strategic goals and values and should reward individual contributions to our success. We will be engaged in a very competitive industry, and our success will depend in part upon our ability to attract and retain qualified executives through the competitive compensation packages we intend to offer to such individuals.

        Effective January 1, 2004, Terry W. Hamann, our president and chief executive officer, will receive a base salary of $90,000 per year. Mr. Hamann will be eligible to receive a bonus of up to 50% of base salary based upon performance criteria relating to profitability and achievement of our business plan objectives and business development. The determination as to the achievement of performance criteria as well as a review of Mr. Hamann's overall performance and compensation will be conducted by the compensation committee of our Board of Directors.

        Jeffrey L. Nash, our executive vice-president and the president and chief executive officer of the Bank will receive a base salary of $168,000 per year. Mr. Nash will be eligible to receive a bonus of up to 50% of base salary based upon performance criteria relating to profitability and achievement of our business plan objectives and the ability to effectively build the operations team of the Bank. His performance will be reviewed on a quarterly basis, and the determination as to the achievement of performance criteria, as well as a review of Mr. Nash's overall performance and compensation, will be conducted by the compensation committee of our Board of Directors with input from our chief executive officer.

        Prior to completion of this offering, the Bank will engage the services of a chief loan officer. We estimate that compensation payable to our officers and those of the Bank during our first 12 months of operations will total $674,000. Each of our executive officers and those of the Bank are eligible to receive stock option grants under the Discretionary Option Grant Program of our 2004 Stock Incentive Plan and are also eligible to participate in the Salary Investment Option Grant Program of our 2004 Stock Incentive Plan. We intend to issue stock options for an aggregate of 90,000 shares under the 2004 Stock Incentive Plan to our executive officers and those of the Bank during the next 12 months. Please refer to "—2004 Stock Incentive Program" below for more information.

  Employment agreements

        We have not entered into formal employment agreements with any of our executive officers, nor has the Bank; all of our executive officers and those of the Bank are employees-at-will serving at the pleasure of our Board of Directors.

2004 Stock Incentive Plan

  Introduction

        Our 2004 Stock Incentive Plan is intended to promote our interests by providing our employees, directors, and key advisors or consultants an opportunity to acquire or otherwise increase a proprietary interest in Treaty Oak Bancorp as an incentive to remain in our service. The 2004 Stock Incentive Plan is designed to provide us with flexibility in offering incentive programs that will afford us the opportunity to attract and retain key employees and advisors. Below is a description of the material features of the 2004 Stock Incentive Plan.

  Share reserve

        We have reserved 500,000 shares of our common stock for issuance under the 2004 Stock Incentive Plan. The share reserve under our plan will increase automatically on the first business day in January of each calendar year, beginning with calendar year 2005, by an amount equal to two percent (2%) of the total number of shares of our common stock outstanding on the last business day of December in the prior calendar year, but in no event will this annual increase exceed 100,000 shares. In addition, no participant in the plan may be granted stock options, separately exercisable stock appreciation rights, or direct stock issuances for more than 100,000 shares of common stock in total in any calendar year.

  Programs

        Our 2004 Stock Incentive Program plan has five separate programs:

  •
  the discretionary option grant program, under which eligible individuals may be granted options to purchase shares of our common stock at an exercise price less than, equal to, or greater than the fair market value of those shares on the grant date;

  •
  the stock issuance program, under which eligible individuals may be issued shares of common stock directly, upon the attainment of performance milestones, the completion of a specified period of service, or as a bonus for past services;

  •
  the salary investment option grant program, under which eligible employees may elect to have a portion of their base salary invested each year in special option grants;

  •
  the automatic option grant program, under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of common stock at an exercise price equal to the fair market value of those shares on the grant date; and

  •
  the director fee option grant program, under which non-employee Board members may elect to have all or any portion of their annual retainer fee otherwise payable in cash applied to a special stock option grant.

  Eligibility

        The individuals eligible to participate in our plan include our officers and other employees, our non-employee Board members, and any consultants or other independent advisors we hire. The above individuals with respect to the Bank (as our subsidiary) are also eligible.

  Administration

        The discretionary option grant and stock issuance programs will be administered by our compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when the grants or issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance, and the maximum term for which any granted option is to remain outstanding.

  Plan features

        Our 2004 Stock Incentive Plan includes the following features:

  •
  The exercise price for any options granted under the plan may be paid in cash or in shares of our common stock valued at the fair market value on the exercise date. Subject to applicable federal securities law requirements, the option may also be exercised through a same-day sale program through an independent brokerage firm without any cash outlay by the optionee.

  •
  The compensation committee has the authority to cancel outstanding options under the discretionary option grant program in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

  •
  Stock appreciation rights may be issued to selected optionees under the discretionary option grant program. These rights will provide the holders with the election to surrender their outstanding options for a payment from us equal to the fair market value of the shares subject to the surrendered options less the exercise price payable for these shares. We may make the payments in cash or in shares of our common stock.

  Salary investment option grant program

        In the event the compensation committee elects to activate the salary investment option grant program for one or more calendar years, each of our executive officers and other highly compensated employees selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. Each selected individual who files a timely election will automatically be granted, on the first business day in January of the calendar year for which his salary reduction is to be in effect, an option to purchase a number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the amount by which the optionee's salary is reduced under the program. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect.

  Automatic option grant program

        On the date of each annual shareholders meeting held after the effective date of this offering, each non-employee Board member who is to continue to serve as a non-employee Board member, including each of our current non-employee Board members, will be granted automatically an option to purchase 1,000 shares of common stock, provided he or she has served on the Board for at least six months.

        Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee's cessation of Board service. The shares subject to each annual 1,000-share automatic grant will vest upon the optionee's completion of one year of service measured from the grant date. However, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while then serving as a Board member.

  Director fee option grant program

        Should the director fee option grant program be activated in the future, each non-employee board member will have the opportunity to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market value option grant. The option grant will automatically be made on the first business day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of our common stock on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become exercisable immediately for all the option shares upon the optionee's death or disability while serving as a board member.

  Change in control

        Our 2004 Stock Incentive Plan includes the following change in control provisions that may result in the accelerated vesting of outstanding option grants and stock issuances:

  •
  If we are acquired by merger or asset sale or Board-approved sale by the shareholders of more than 50% of our outstanding voting stock, each outstanding option under the discretionary option grant program that is not to be assumed by the successor corporation or otherwise continued in effect will become exercisable immediately for all the option shares, and all outstanding unvested shares will vest immediately, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect.

  •
  The compensation committee will have complete discretion to grant one or more options which will become exercisable for all the option shares in the event those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently involuntarily terminated.

  •
  The compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will vest immediately in connection with a hostile takeover effected through a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our Board through one or more contested elections. Accelerated vesting may occur either at the time of the transaction or upon the subsequent termination of the optionee's services.

  •
  Outstanding options under the salary investment and director fee option grant programs will immediately vest if we are acquired by a merger or asset sale or if there is a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections.

  •
  Limited stock appreciation rights will automatically be included as part of each grant made under the salary investment option grant program and the automatic and director fee option grant programs, and these rights may also be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this feature may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based upon the highest price per share of our common stock paid in that tender offer.

  Accounting Treatment

        Under the accounting principles currently in effect, option grants made to employees and non-employee Board members under the Discretionary Option Grant and Automatic Option Grant Programs with exercise prices equal to the fair market value of the option shares on the grant date will not result in any direct charge to our reported earnings. However, the fair value of those options is required to be disclosed in the notes to our consolidated financial statements. We must also disclose, in the notes to our consolidated financial statements, the pro forma impact those options would have upon our reported earnings were the fair value of those options at the time of grant treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining our earnings per share on a fully-diluted basis.

        Option grants or stock issuances made under the 2004 Stock Incentive Plan with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a direct compensation expense to us in an amount equal to the excess of such fair market value over the exercise or issue price. The expense must be amortized against our earnings over the period that the option shares or issued shares are to vest.

        Option grants made to non-employee consultants will result in a direct charge to our reported earnings based upon the fair value of the option measured initially as of the grant date and then subsequently on the vesting date of each installment of the underlying option shares. Such a charge will include the appreciation in the value of the option shares over the period between the grant date of the option and the vesting date of each installment of the option shares. In addition, any options that are repriced will also trigger a direct charge to our reported earnings measured by the appreciation in the value of the underlying shares over the period between the grant date of the option and the date the option is exercised or terminates unexercised.

        Should one or more individuals be granted tandem stock appreciation rights under the 2004 Stock Incentive Plan, then such rights would result in a compensation expense to be charged against our reported earnings. Accordingly, at the end of each fiscal quarter, the amount, if any, by which the fair market value of the shares of common stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end would be accrued as compensation expense, to the extent such fair market value is in excess of the aggregate exercise price in effect for those rights.

        The Financial Accounting Standards Board ("FASB") has recently initiated a project to reconsider the appropriate accounting treatment for employee stock options, such as those issuable under the 2004 Stock Incentive Plan. Accordingly, the foregoing summary of the applicable accounting treatment for stock options and stock appreciation rights may substantially change if FASB concludes that employee stock options should be valued, either as of the grant date or other appropriate measurement date, under an appropriate option valuation formula such as the Black-Scholes formula and that such value should then be charged as a direct compensation expense against the issuer's reported earnings over a designated period.

  Amendment/Termination

        The Board may amend or modify our 2004 Stock Incentive Plan at any time, subject to any required shareholder approval. Our 2004 Stock Incentive Plan will terminate no later than January 18, 2014.

RELATED PARTY TRANSACTIONS

General

        We expect to enter into banking and other business transactions in the ordinary course of business with our directors and officers, including members of their families and corporations, partnerships, or other organizations in which they have a controlling interest. If these transactions occur, each transaction will be on the following terms:

  •
  In the case of banking transactions, each transaction will be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to the Bank;

  •
  In the case of business transactions, each transaction will be on terms no less favorable than could be obtained from an unrelated third party; and

  •
  In the case of all related party transactions, each transaction will be approved by a majority of the directors, including a majority of the directors who do not have an interest in the transaction.

Initial Capitalization

        On December 8, 2003, we issued 1,000,000 shares to Treaty Oak Holdings, Inc., in consideration for $1,200,000 in cash and the contribution of other intangible assets. Treaty Oak Holdings, Inc., is the controlling shareholder and a promoter of Treaty Oak Bancorp, Inc. The following table sets forth the nature and amount of the additional consideration we received from Treaty Oak Holdings:

Nature of Consideration	Book Value	Assigned Value(1)
Contract to Acquire Texline State Bank	$0	520,000
Stock Issuance Costs	$307,000	307,000
Bank Acquisition Deposit	$50,000	50,000
Bank Acquisition Costs	$129,000	129,000
Contributed Organizational and Pre-opening costs(2)	$0	342,246

(1)
represent values determined by our Board of Directors in good faith independent of whether such values would be considered assets for financial reporting purposes.

(2)
represent cumulative costs that were incurred and paid by Treaty Oak Holdings prior to December 8, 2003, and expensed in accordance with generally accepted accounting principles not subject to reimbursement.

        On December 8, 2003, we also issued 10,000 shares of common stock to each of our initial directors and organizers, Terry W. Hamann, William J. McLellan, and Jeffrey L. Nash, in consideration for $200 in cash and each individual's guaranty associated with the line of credit that Treaty Oak Holdings obtained from TIB—The Independent BankersBank, Irving, Texas, in order to fund organizational, other pre-opening, and offering expenses.

        In accordance with state corporate law, our Board of Directors on the date of issuance, Messrs. Hamann, McLellan, and Nash, determined the value and sufficiency of the consideration received for our shares. In determining the value of the consideration, our Board of Directors did not seek an independent valuation from a third party.

Expense Reimbursement Agreement

        Treaty Oak Holdings, our organizing shareholder, has obtained a working capital line of credit in the amount of $675,000 from TIB—The Independent BankersBank, Irving, Texas. This line of credit is intended to fund organizational, other pre-opening, and offering expenses and will bear interest at the prime rate plus 0.5% (4.5% as of December 1, 2003) and is guaranteed, jointly and severally, by three of our organizers and directors, Terry W. Hamann, William J. McLellan, and Jeffrey L. Nash. Interest on the line of credit is calculated from the date of each advance. Outstanding principal with accrued interest is payable upon demand and matures on May 26, 2004. To date, there has been no advances or draws on this line of credit.

        Under the terms of an Expense Reimbursement Agreement, we will reimburse Treaty Oak Holdings for organizational, other pre-opening, and offering expenses it has paid or accrued on our behalf if we raise at least $4,000,000 under this offering. If we fail to raise at least $4,000,000 under this offering, Treaty Oak Holdings will bear the responsibility for any funds paid for these expenses, which we estimate to be approximately $775,000. We intend to satisfy this reimbursement obligation to Treaty Oak Holdings from the proceeds of this offering. Please refer to "Use of Proceeds—Organizational, Other Pre-Opening, and Offering Expenses" on page 23 for additional information.

Registration Rights Agreement

        Beginning January 1, 2005, and ending 10 years from the completion of this offering, Treaty Oak Holdings will be entitled to certain registration rights requiring us to register the sale of its shares under the Securities Act of 1933, under the terms of an agreement between us and Treaty Oak Holdings. Treaty Oak Holdings is entitled to demand that we register its shares of Treaty Oak Bancorp common stock under the Securities Act, subject to various limitations. We are not required to effect more than two registrations pursuant to these demand registration rights. In addition, Treaty Oak Holdings is entitled to piggyback registration rights with respect to the registration of its shares under the Securities Act, subject to various limitations. Further, at any time after we become eligible to file a registration statement on Form S-3, Treaty Oak Holdings may require us to file registration statements under the Securities Act on Form S-3 with respect to its shares of common stock. Treaty Oak Holdings may assign its registration rights to transferees of its shares of common stock under certain circumstances.

        These registration rights are subject to certain conditions and limitations, among them the right of any underwriters of an offering to limit the number of shares of common stock held by Treaty Oak Holdings (or subsequent holders assigned these registration rights) to be included in a registration. We are generally required to bear all of the expenses of all of these registrations, except underwriting discounts and selling commissions. Registration of any of the shares of common stock held by Treaty Oak Holdings (or subsequent holders assigned these registration rights) would result in shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration.

Office Lease

        We intend to move our offices to a renovated building located at 101 Westlake Drive, Austin, Texas. We will lease 7,000 square feet for our office space and the Bank's offices from PGI Equity Partners, L.P., a Texas limited partnership. Treaty Oak Holdings owns a 15% limited partnership interest in PGI Equity Partners, L.P. William J. McLellan, one of our directors and organizers, owns a 21% limited partnership interest in PGI Equity Partners, L.P., and Terry W. Hamann and Jeffrey L. Nash, two of our directors and organizers, each own a 10% limited partnership interest in PGI Equity Partners, L.P. Following this offering, our directors and officers will collectively own a 62.5% limited partnership interest. We engaged the services of a third party consultant in determining the fair market rental value of this office space to be leased to us and the Bank.

Administrative Services

        We have an administrative services agreement with Treaty Oak Financial Services, Inc. ("Treaty Oak Financial Services"), under which Treaty Oak Financial Services provides personnel and resources, including:

  •
  administrative support until we and/or the Bank hire permanent administrative staff;

  •
  internal human resources services and support, including payroll support; and

  •
  facilities, including premises (through April 30, 2004), computers, printers, copiers, supplies, and related items.

        During the first 12 months of operation, we expect to pay approximately $84,000 to Treaty Oak Financial Services under the administrative services agreement. Following the offering, our directors and officers will own a 58.03% indirect ownership interest in Treaty Oak Financial Services. Mr. Hamann owns a 28.11% indirect ownership interest, and Mr. Stolle owns a 12.51% indirect ownership interest.

Accounting and Tax Services

        We expect to receive tax planning advice and general tax and accounting services from Hamann & Associates, P.C., a professional corporation of certified public accountants with staff licensed to practice in Texas, Maryland, the District of Columbia, and before the United States Tax Court. During the first 12 months of operation, we expect to pay approximately $75,000 for these services. Mr. Hamann owns an 80% interest in Hamann & Associates, P.C.

Director Stock Options

        In connection with this offering, we will grant stock options to purchase an aggregate of 200,000 shares of our common stock to our directors and those of the Bank. The stock options will be for 10,000 shares each, have an exercise price of $8.33 per share, and vest in three equal annual installments over the three-year period of continued Board service from the date of grant. Please refer to "Management—2004 Stock Incentive Plan" on page 60 for additional information.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        This table sets forth information regarding the beneficial ownership of our common stock as of December 31, 2003, as adjusted to reflect the sale of common stock in this offering for:

  •
  each person known by us to own beneficially more than 5% of our common stock;

  •
  each executive officer named in the summary compensation table;

  •
  each of our directors and director nominees; and

  •
  all of our directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as indicated in the notes following the table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock used to calculate the percentage ownership of each listed person also includes the shares of common stock underlying options or warrants held by such persons that are exercisable within 60 days of this offering. The percentage of beneficial ownership before the offering is based on 1,040,000 shares. Percentage of beneficial ownership after the offering is based on 1,280,000 and 2,480,000 shares, reflecting the 240,000 minimum shares and 1,440,000 maximum shares to be sold in this offering.

Name and Address	Shares of Common Stock Beneficially Owned	Percentage of Stock Beneficially Owned Before Offering	Percentage of Stock Beneficially Owned After Minimum Offering	Percentage of Stock Beneficially Owned After Maximum Offering
Treaty Oak Holdings, Inc. 3811 Bee Cave Road, Ste. 201 Austin, Texas 78746	1,000,000	96.15%	78.13%	40.32%
Terry W. Hamann(1) 3811 Bee Cave Road, Ste. 201 Austin, Texas 78746	1,010,000	97.12%	78.91%	40.73%
William J. McLellan(1) 11 Sundown Parkway Austin, Texas 78746	1,010,000	97.12%	78.91%	40.73%
Jeffrey L. Nash(1) 3811 Bee Cave Road, Ste. 209 Austin, Texas 78746	1,010,000	97.12%	78.91%	40.73%
Toni A. Neal(1) 3811 Bee Cave Road, Ste. 201 Austin, Texas 78746	1,000,000	96.15%	78.13%	40.32%
Carl J. Stolle(1) Dell Inc. One Dell Way Round Rock, Texas 78682	1,000,000	96.15%	78.13%	40.32%
Marvin L. Schrager(1) 6907 Cat Creek Run Austin, Texas 78731	1,000,000	96.15%	78.13%	40.32%
Charles T. Meeks(1) 2308 Quail Run Cove Lago Vista, Texas 78645	1,010,000	96.15%	78.13%	40.32%
All directors and executive officers as a group (7 persons)(1)	1,030,000	99.00%	80.47%	41.53%

(1)
1,000,000 shares indicated as owned by such individual are included because of such individual's position as a director of Treaty Oak Holdings, Inc. Each such individual disclaims beneficial ownership of the shares except to the extent of their respective ownership interest in Treaty Oak Holdings, Inc.

DESCRIPTION OF CAPITAL STOCK

        The following discussion summarizes some of the important rights of our shareholders. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding our common stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations, the Texas Business Corporation Act, and our amended and restated articles of incorporation.

        Following the completion of this offering, our amended and restated articles of incorporation will authorize 20,000,000 shares of common stock, par value $0.01 per share, of which at least 240,000 shares will be issued in this offering, and 10,000,000 shares of preferred stock, par value $1.00 per share. All outstanding shares of common stock, and the common stock in this offering, when issued and sold, will be duly authorized, validly issued, fully paid and nonassessable shares of our capital stock.

Common Stock

        Holders of common stock will be entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. There are no cumulative voting rights for the election of directors. Common shareholders will be entitled to dividends and distributions as declared by the Company's Board of Directors, subject to the rights of any preferred shareholders. Upon the Company's liquidation, dissolution or winding-up and after payment of all prior claims, common shareholders will be entitled to receive pro rata all the Company's assets, subject to the rights of any preferred shareholders. Our common shareholders will be entitled to elect nine members to the Board of Directors, which will be divided into three classes. The term of the first class will expire at the 2005 annual shareholders meeting. The term of the second class will expire at the 2006 annual shareholders meeting. The term of the third class will expire at the 2007 annual shareholders meeting. At each annual shareholders meeting beginning in 2005, the directors elected to succeed those directors with expired terms are elected for a term of three years. Our common shareholders will not have pre-emptive rights to subscribe for additional securities. Shares of our common stock will not be subject to conversion or redemption.

Preferred Stock

        There are no shares of our preferred stock outstanding. Our Board of Directors will have the authority, without further action by the shareholders, to issue preferred stock in one or more series and to fix the rights, designations, preferences, privileges, qualifications, and restrictions of the preferred stock, including dividend rights, conversion rights, terms and rights of redemption, liquidation preferences, and sinking fund terms (any or all of which may be greater than the rights of our common stock). Our Board of Directors will also have the authority, without further action by the shareholders and to the extent hereafter permitted by law, to amend our articles of incorporation to fix the voting rights of any unissued or treasury shares of any class of preferred stock. Additionally, our Board of Directors, without shareholder approval, will be able to issue shares of preferred stock with conversion, voting, and other rights that could affect the rights of our common shareholders adversely.

Warrants/Stock Options

  Investor Warrants

        Each of our initial shareholders will receive warrants in recognition of the additional financial risk of investing in Treaty Oak Bancorp at its early stage following inception. Each initial shareholder will receive warrants to purchase one share of common stock for every five shares that he purchases in the offering. For example, if an investor purchases 6,000 shares of our common stock in the offering, he will receive warrants to purchase an additional 1,200 shares of our common stock. The initial shareholder warrants are exercisable at a price of $10.00 per share and will remain exercisable until June 30, 2007.

        We will not issue initial shareholder warrants to purchase fractional shares. Instead, we will round up to the next whole number in calculating the number of warrants to issue to any shareholder. Holders of warrants will be able to profit from any rise in the market price of our common stock over the exercise price of the warrants because they will be able to purchases shares of our common stock at a price that is less than the then-current market value. If the Bank's capital falls below the minimum level required by the Federal Reserve Board, we may be directed to require the holders to exercise or forfeit their warrants.

  Director Stock Options

        We have reserved 500,000 shares of authorized but unissued shares of our common stock for the purpose of granting stock-based incentives to attract, encourage, and retain directors, key executive officers, and other employees. In connection with this offering, we intend to grant options to our directors, key employees and advisors for the purchase, in the aggregate, of up to 220,000 shares of common stock at an exercise price of $8.33 per share. These options will vest in three equal annual installments over the optionee's three-year period of service from the grant date. Please refer to "Management—2004 Stock Incentive Plan" on page 60 for additional information.

Registration Rights Agreement

        Beginning January 1, 2005, and ending 10 years from the completion of this offering, Treaty Oak Holdings will be entitled to certain registration rights requiring us to register the sale of its shares under the Securities Act of 1933, under the terms of an agreement between us and Treaty Oak Holdings. Treaty Oak Holdings is entitled to demand that we register its shares of Treaty Oak Bancorp common stock under the Securities Act, subject to various limitations. We are not required to effect more than two registrations pursuant to these demand registration rights. In addition, Treaty Oak Holdings is entitled to piggyback registration rights with respect to the registration of its shares under the Securities Act, subject to various limitations. Further, at any time after we become eligible to file a registration statement on Form S-3, Treaty Oak Holdings may require us to file registration statements under the Securities Act on Form S-3 with respect to its shares of common stock. Treaty Oak Holdings may assign its registration rights to transferees of its shares of common stock under certain circumstances.

        These registration rights are subject to certain conditions and limitations, among them the right of any underwriters of an offering to limit the number of shares of common stock held by Treaty Oak Holdings (or subsequent holders assigned these registration rights) to be included in a registration. We are generally required to bear all of the expenses of all of these registrations, except underwriting discounts and selling commissions. Registration of any of the shares of common stock held by Treaty Oak Holdings (or subsequent holders assigned these registration rights) would result in shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of registration.

Texas Law and Certain Charter and Bylaw Provisions

  Business Combinations

        The Company has expressly elected not to be governed under the Texas Business Combination Law, which prohibits a publicly held Texas corporation from engaging in a business combination with an affiliated shareholder for a period of three years after the date of the transaction in which the person became an affiliated shareholder unless the business combination is approved in a prescribed manner.

  Protective Provisions

        Certain provisions of our proposed amended and restated articles of incorporation and bylaws may be deemed to have anti-takeover effects and may delay, prevent, or make more difficult unsolicited tender offers or takeover attempts that a shareholder may consider to be in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of current management. These provisions include:

    Classified Board of Directors

        Our amended and restated articles of incorporation and bylaws provide that directors elected by the holders of common stock will be divided into three classes as nearly equal in number as possible, serving staggered three-year terms. This provision, coupled with the provisions authorizing the Board of Directors to increase the size of the

Board and fill vacancies, may deter a shareholder from removing incumbent directors and simultaneously gaining control of the Board of Directors.

    Special Meetings of Shareholders

        Our bylaws provide that special meetings of our shareholders may be called only by the chairman of the Board of Directors, or the president or by the secretary at the request of a majority of our Board of Directors. This provision may make it more difficult for shareholders to bring matters before a meeting of shareholders.

    Advance Notice Requirements for Shareholder Proposals and Director Nominations

        Our bylaws provide that shareholders seeking to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual meeting of shareholders must provide us with timely written notice of their proposals and nominations. To be timely, a shareholder's notice must be delivered to or mailed and received at our principal executive offices not less than 60 nor more than 180 days before the first anniversary date of the immediately preceding annual meeting. If, however, the date of the annual meeting has been changed by more than 30 days from the anniversary date, notice by the shareholder must be received not later than the close of business on the tenth day following the earlier of the date on which a written statement setting for the date of the meeting was mailed to shareholders or the date on which it is first disclosed to the public. Our bylaws also specify certain requirements as to the form and content of a shareholder's notice. These provisions may make it more difficult for shareholders to bring matters before an annual meeting of shareholders or to make nominations for directors at an annual meeting of shareholders.

    Authorized but Unissued Shares

        Our authorized but unissued shares of common and preferred stock will be available for our Board to issue without shareholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. In addition, our Board of Directors will have the authority, without shareholder approval, to issue preferred stock with conversion, voting, and other rights which may be greater than the rights of the holders of common stock. The existence of authorized but unissued shares of common and preferred stock could render it more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger, or other transaction.

    Shareholder action upon written consent

        Our amended and restated articles of incorporation and bylaws will provide that following this offering, any action required or permitted to be taken at an annual or special meeting of our shareholders must be taken at a meeting of shareholders, duly called, with proper notice, and duly held. Prior to this offering, shareholder action could be taken without a meeting, without prior notice, and without a vote, if a written consent setting forth the action taken was signed by the holders of shares representing not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote were present and voted. Limiting the ability for shareholders to act without a meeting could render it more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger, or other transaction.

  Indemnification and Limitation of Liability

        Our charter documents eliminate a director's liability for monetary damages to our shareholders for a breach of fiduciary duty, except in specified circumstances involving wrongful acts. Consistent with the Texas Business Corporation Act, our articles of incorporation do not limit the personal liability of our directors to the extent the director is found liable for:

  •
  a breach of the director's duty of loyalty to the corporation or it shareholders;

  •
  an act or omission not in good faith that constitutes a breach of the duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

  •
  a transaction from which a director received a improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

  •
  an act or omission for which the liability of a director is expressly provided for by statute.

        Our articles of incorporation also contain a provision that, if Texas law is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of a director will be eliminated or limited to the fullest extent permitted by law. Our articles of incorporation do not eliminate or limit our right or the right of shareholders to seek injunctive or other equitable relief not involving monetary damages.

        Our articles of incorporation and bylaws contain provisions to indemnify our directors and officers to the extent permitted by Texas law. We also intend to enter into indemnification agreements with our officers and directors. To the extent that indemnification may be permitted to directors, officers, and controlling persons of Treaty Oak Bancorp or the Bank, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is                        , and its address is                        .

Shares Eligible for Future Sale

        Upon completion of the offering, we will have between 1,280,000 and 2,480,000 shares of common stock outstanding. These shares of common stock will be freely tradable without restriction, except that "affiliates" of Treaty Oak Bancorp must comply with the resale limitations of Rule 144 under the Securities Act. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with Treaty Oak Bancorp. Affiliates of a company generally include its directors, executive officers, and principal shareholders.

        In general, under Rule 144, affiliates will be entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

  •
  1% of the outstanding shares of common stock; or

  •
  the average weekly trading volume during the four calendar weeks preceding his sale.

        Sales under Rule 144 are also subject to provisions regarding the manner of sale, notice requirements, and the availability of current public information about Treaty Oak Bancorp. Affiliates will not be subject to the volume restrictions and other limitations under Rule 144 beginning 90 days after their status as an affiliate ends.

        Prior to the offering, there has been no public market for the common stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.

SUPERVISION AND REGULATION

        Banking is a complex, highly regulated industry. Consequently, the growth and earnings performance of Treaty Oak Bancorp and the Bank can be affected not only by management decisions and general and local economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. These authorities include, but are not limited to, the Board of Governors of the Federal Reserve System, the FDIC, the Texas Department of Banking, the Internal Revenue Service, and state taxing authorities. The effect of these statutes, regulations, and policies and any changes to any of them can be significant and cannot be predicted.

        The primary goals of the bank regulatory scheme are to maintain a safe and sound banking system and to facilitate the conduct of sound monetary policy. In furtherance of these goals, Congress has created several largely autonomous regulatory agencies and enacted numerous laws that govern banks, bank holding companies, and the banking industry. The system of supervision and regulation applicable to us and our banking subsidiary establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC's deposit insurance funds, the Bank's depositors, and the public, rather than the shareholders and creditors. The following is an attempt to summarize some of the relevant laws, rules, and regulations governing banks and bank holding companies, but does not purport to be a complete summary of all applicable laws, rules, and regulations governing banks and bank holding companies. The descriptions are qualified in their entirety by reference to the specific statutes and regulations discussed.

Treaty Oak Bancorp

        Upon approval of the Federal Reserve, we will be a bank holding company registered with, and subject to regulation by, the Federal Reserve under the "Bank Holding Company Act of 1956." The Bank Holding Company Act and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

        In accordance with Federal Reserve policy, we are expected to act as a source of financial strength to the Bank and commit resources to support the Bank. This support may be required under circumstances when we might not be inclined to do so absent this Federal Reserve policy. As discussed below, we could be required to guarantee the capital plan of the Bank if it becomes undercapitalized for purposes of banking regulations.

  Certain acquisitions

        The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before (1) acquiring more than 5% of the voting stock of any bank or other bank holding company, (2) acquiring all or substantially all of the assets of any bank or bank holding company, or (3) merging or consolidating with any other bank holding company.

        Additionally, the Bank Holding Company Act provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or substantially lessen competition or otherwise function as a restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve's consideration of financial resources generally focuses on capital adequacy, which is discussed below. As a result of the Patriot Act, which is discussed below, the Federal Reserve is also required to consider the record of a bank holding company and its subsidiary bank(s) in combating money laundering activities in its evaluation of bank holding company merger or acquisition transactions.

        Under the Bank Holding Company Act, any bank holding company located in Texas, if adequately capitalized and adequately managed, may purchase a bank located outside of Texas. Conversely, an adequately capitalized and adequately managed bank holding company located outside of Texas may purchase a bank located inside Texas. In each case, however, restrictions currently exist on the acquisition of a bank that has only been in existence for a limited amount of time or will result in specified concentrations of deposits.

  Change in bank control

        Subject to various exceptions, the Bank Holding Company Act and the "Change in Bank Control Act of 1978," together with related regulations, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. With respect to our Company, control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities.

  Permitted activities

        Generally, bank holding companies are prohibited under the Bank Holding Company Act from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in any activity other than (1) banking or managing or controlling banks or (2) an activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.

        Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

  •
  factoring accounts receivable;

  •
  making, acquiring, brokering, or servicing loans and usual related activities;

  •
  leasing personal or real property;

  •
  operating a non-bank depository institution, such as a savings association;

  •
  trust company functions;

  •
  financial and investment advisory activities;

  •
  conducting discount securities brokerage activities;

  •
  underwriting and dealing in government obligations and money market instruments;

  •
  providing specified management consulting and counseling activities;

  •
  performing selected data processing services and support services;

  •
  acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

  •
  performing selected insurance underwriting activities.

        Despite prior approval, the Federal Reserve has the authority to require a bank holding company to terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the Federal Reserve Board believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness, or stability of any of its banking subsidiaries. A bank holding company that qualifies and elects to become a financial holding company is permitted to engage in additional activities that are financial in nature or incidental or complementary to financial activity. The Bank Holding Company Act expressly lists the following activities as financial in nature:

  •
  lending, exchanging, transferring, investing for others, or safeguarding money or securities;

  •
  insuring, guaranteeing, or indemnifying against loss or harm, or providing and issuing annuities, and acting as principal, agent, or broker for these purposes, in any state;

  •
  providing financial, investment, or advisory services;

  •
  issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly;

  •
  underwriting, dealing in, or making a market in securities;

  •
  other activities that the Federal Reserve may determine to be so closely related to banking or managing or controlling banks as to be a proper incident to managing or controlling banks;

  •
  foreign activities permitted outside of the United States if the Federal Reserve has determined them to be usual in connection with banking operations abroad;

  •
  merchant banking through securities or insurance affiliates; and

  •
  insurance company portfolio investments.

        To qualify to become a financial holding company, the Bank and any other depository institution subsidiary that we may own at the time must be well capitalized and well managed and must have a Community Reinvestment Act rating of at least "satisfactory." Additionally, we must file an election with the Federal Reserve to become a financial holding company and must provide the Federal Reserve with 30 days' written notice prior to engaging in a permitted financial activity. A bank holding company that falls out of compliance with these requirements may be required to cease engaging in some of its activities. The Federal Reserve serves as the primary "umbrella" regulator of financial holding companies, with supervisory authority over each parent company and limited authority over its subsidiaries. Expanded financial activities of financial holding companies generally will be regulated according to the type of such financial activity: banking activities by banking regulators, securities activities by securities regulators, and insurance activities by insurance regulators. We anticipate that we will seek to qualify as a financial holding company immediately following our acquisition of the Bank.

  Sound banking practice

        Bank holding companies are not permitted to engage in unsound banking practices. For example, the Federal Reserve Board's Regulation Y requires a holding company to give the Federal Reserve prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases in the preceding year, is equal to 10% or more of the company's consolidated net worth. The Federal Reserve may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. As another example, a holding company could not impair its subsidiary bank's soundness by causing it to make funds available to non-banking subsidiaries or their customers if the Federal Reserve believed it not prudent to do so.

        The "Financial Institutions Reform, Recovery and Enforcement Act of 1989" expanded the Federal Reserve's authority to prohibit activities of bank holding companies and their non-banking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations. The Financial Institutions Reform, Recovery and Enforcement Act increased the amount of civil money penalties which the Federal Reserve can assess for activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1,000,000 for each day the activity continues. The Financial Institutions Reform, Recovery and Enforcement Act also expanded the scope of individuals and entities against which such penalties may be assessed.

  Anti-tying restrictions

        Bank holding companies and affiliates are prohibited from tying the provision of services, such as extensions of credit, to other services offered by a holding company or its affiliates.

  Dividends

        Consistent with its policy that bank holding companies should serve as a source of financial strength for their subsidiary banks, the Federal Reserve has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of distributions to shareholders unless its available net income has been sufficient to fully fund the distributions, and the prospective rate of earnings retention appears consistent with the bank holding company's capital needs, asset quality, and overall financial condition. In addition, we are subject to certain restrictions on the making of distributions as a result of the requirement that the Bank maintain an adequate level of capital as described below. As a Texas corporation, we are restricted under the "Texas Business Corporation Act of 1957" from paying dividends under certain conditions.

The Bank

        The Bank is subject to various requirements and restrictions under the laws of the United States and the State of Texas, and to regulation, supervision, and regular examination by the Texas Department of Banking and the Federal Deposit Insurance Corporation. The Texas Department of Banking and the Federal Deposit Insurance Corporation have the power to enforce compliance with applicable banking statutes and regulations. These requirements and restrictions include requirements to maintain reserves against deposits, restrictions on the nature and amount of loans that may be made and the interest that may be charged thereon, and restrictions relating to investments and other activities of the Bank. In addition to these restrictions, Texline State Bank entered into a Memorandum of Understanding with the FDIC and the Texas Department of Banking, which places additional restrictions on Texline State Bank's activities and imposes additional reporting obligations on Texline State Bank. Please refer to "Business—Regulatory Matters" on page 44 for additional information.

  Regulation of Lending Activities

        Loans made by the Bank are subject to numerous federal and state laws and regulations, including the Truth-In-Lending Act, Federal Consumer Credit Protection Act, the Texas Finance Code, The Texas Consumer Credit Code, the Texas Consumer Protection Code, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures Act, and adjustable rate mortgage disclosure requirements. Remedies to the borrower or consumer and penalties to the Bank are provided if the Bank fails to comply with these laws and regulations. The scope and requirements of these laws and regulations have expanded significantly in recent years.

  Dividends

        All dividends paid by the Bank are paid to our Company, as the sole shareholder of the Bank. The general dividend policy of the Bank is to pay dividends at levels consistent with maintaining liquidity and preserving applicable capital ratios and servicing obligations. The dividend policy of the Bank is subject to the discretion of the Board of Directors of the Bank and will depend upon such factors as future earnings, financial conditions, cash needs, capital adequacy, compliance with applicable statutory and regulatory requirements, and general business conditions.

        The ability of the Bank, as a Texas banking association, to pay dividends is restricted under applicable law and regulations. The Bank generally may not pay a dividend reducing its capital and surplus without the prior approval of the Texas Banking Commissioner. All dividends must be paid out of net profits then on hand, after deducting expenses, including losses and provisions for loan losses. The Federal Deposit Insurance Corporation has the right to prohibit the payment of dividends by the Bank where the payment is deemed to be an unsafe and unsound banking practice. The Bank is also subject to certain restrictions on the payment of dividends as a result of the requirements that it maintain an adequate level of capital in accordance with guidelines promulgated from time to time by the Federal Deposit Insurance Corporation. Under the existing Memorandum of Understanding, Texline

State bank is currently restricted from paying dividends without the prior written consent of the FDIC and the Texas State Banking Commissioner.

        The exact amount of future dividends on the stock of the Bank will be a function of the profitability of the Bank in general, applicable tax rates in effect from year to year, and the discretion of the Board of Directors of the Bank. The Bank's ability to pay dividends in the future will directly depend on the Bank's future profitability, which cannot be accurately estimated or assured.

  Capital Adequacy

        In 1990, the federal banking regulators promulgated capital adequacy regulations to which all national and state banks, such as the Bank, are subject. These requirements are similar to the Federal Reserve requirements promulgated with respect to bank holding companies discussed previously. Under the existing Memorandum of Understanding, Texline State Bank is required to maintain a leverage capital ratio of 8%. At September 30, 2003, Texline State Bank was "well-capitalized" and had a total risk-based capital ratio of 12.65%, a Tier I risk-based capital ratio of 11.39%, and a leverage capital ratio of 9.04%. Please refer to "Management's Discussion and Analysis of Financial Condition and Plan of Operation—Capital Resources" on page 40 for additional information.

  Prompt Corrective Action

        Banks are subject to restrictions on their activities depending on their level of capital. The Federal Deposit Insurance Corporation's "prompt corrective action" regulations divide banks into five different categories, depending on their level of capital. Under these regulations, a bank is deemed to be "well capitalized" if it has a total risk-based capital ratio of 10% or more, a core capital ratio of 6% or more, and a leverage ratio of 5% or more, and if the bank is not subject to an order or capital directive to meet and maintain a certain capital level. Under these regulations, a bank is deemed to be "adequately capitalized" if it has a total risk-based capital ratio of 8% or more, a core capital ratio of 4% or more, and a leverage ratio of 4% or more (unless it receives the highest composite rating at its most recent examination and is not experiencing or anticipating significant growth, in which instance it must maintain a leverage ratio of 3% or more). Under these regulations, a bank is deemed to be "undercapitalized" if it has a total risk-based capital ratio of less than 8%, a core capital ratio of less than 4%, or a leverage ratio of less than 4%. Under these regulations, a bank is deemed to be "significantly undercapitalized" if it has a risk-based capital ratio of less than 6%, a core capital ratio of less than 3%, and a leverage ratio of less than 3%. Under such regulations, a bank is deemed to be "critically undercapitalized" if it has a leverage ratio of less than or equal to 2%. In addition, the Federal Deposit Insurance Corporation has the ability to downgrade a bank's classification (but not to "critically undercapitalized") based on other considerations even if the bank meets the capital guidelines.

        If a state nonmember bank, such as the Bank, is classified as undercapitalized, the bank is required to submit a capital restoration plan to the Federal Deposit Insurance Corporation. An undercapitalized bank is prohibited from increasing its assets, engaging in a new line of business, acquiring any interest in any company or insured depository institution, or opening or acquiring a new branch office, except under certain circumstances, including the acceptance by the Federal Deposit Insurance Corporation of a capital restoration plan for the bank.

        If a state nonmember bank is classified as undercapitalized, the Federal Deposit Insurance Corporation may take certain actions to correct the capital position of the bank. If a bank is classified as significantly undercapitalized, the Federal Deposit Insurance Corporation would be required to take one or more prompt corrective actions. These actions would include, among other things, requiring sales of new securities to bolster capital, improvements in management, limits on interest rates paid, prohibitions on transactions with affiliates, termination of certain risky activities, and restrictions on compensation paid to executive officers. If a bank is classified as critically undercapitalized, the bank must be placed into conservatorship or receivership within 90 days, unless the Federal Deposit Insurance Corporation determines otherwise.

        The capital classification of a bank affects the frequency of examinations of the bank and impacts the ability of the bank to engage in certain activities, and affects the deposit insurance premiums paid by the bank. The Federal Deposit Insurance Corporation is required to conduct a full-scope, on-site examination of every bank at least once every 12 months.

        Banks also may be restricted in their ability to accept brokered deposits, depending on their capital classification. "Well capitalized" banks are permitted to accept brokered deposits, but all banks that are not well capitalized are not permitted to accept such deposits. The Federal Deposit Insurance Corporation may permit, on a case-by-case basis, banks that are adequately capitalized to accept brokered deposits if the Federal Deposit Insurance Corporation determines that acceptance of such deposits would not constitute an unsafe or unsound banking practice with respect to the bank.

  Community Reinvestment Act

        Under the Community Reinvestment Act, the Bank has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the needs of its entire community, including low- and moderate-income neighborhoods served by the Bank. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit the Bank's discretion to develop the types of products and services that it believes are best suited to its particular community. On a periodic basis, the Federal Deposit Insurance Corporation is charged with preparing a written evaluation of the Bank's record of meeting the credit needs of the entire community and assigning a rating. The bank regulatory agencies will take that record into account in their evaluation of any application made by the Bank or the Company for, among other things, approval of the acquisition or establishment of a branch or other deposit facility, an office relocation, a merger or the acquisition of shares of capital stock of another financial institution. An "unsatisfactory" Community Reinvestment Act rating may be used as the basis to deny an application. In addition, as discussed above, a bank holding company may not become a financial holding company unless each of its subsidiary banks has a Community Reinvestment Act rating of at least "satisfactory". Texline State Bank was last examined for compliance with the Community Reinvestment Act on March 1, 2000, and received a rating of "outstanding."

  Deposit Insurance

        The Bank's deposits are insured up to $100,000 per depositor by the Bank Insurance Fund. As insurer, the Federal Deposit Insurance Corporation imposes deposit premiums and is authorized to conduct examinations of and to require reporting by the Bank. The Federal Deposit Insurance Corporation assesses insurance premiums on a bank's deposits at a variable rate depending on the probability that the deposit insurance fund will incur a loss with respect to the bank. The Federal Deposit Insurance Corporation determines the deposit insurance assessment rates on the basis of the bank's capital classification and supervisory evaluations.    The Bank's deposits insurance assessments may increase or decrease depending upon the risk assessment classification to which the Bank is assigned by the Federal Deposits Insurance Corporation. Any increase in insurance assessments could have an adverse effect on the Bank's earnings.

  USA PATRIOT Act

        On October 26, 2001, President Bush signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 in response to the terrorist events of September 11, 2001. Also known as the "USA PATRIOT Act," the law enhances the powers of the federal government and law enforcement organizations to combat terrorism, organized crime, and money laundering. The USA PATRIOT Act significantly amends and expands the application of the Bank Secrecy Act, including enhanced measures regarding customer identity, new suspicious activity reporting rules, and enhanced anti-money laundering programs. Under the Act, each financial institution is required to establish and maintain anti-money laundering compliance and due diligence programs, which include, at a minimum, the development of internal policies, procedures, and controls; the designation of a compliance officer; an ongoing employee training program; and an independent audit function to test programs. In addition, the Act requires the bank regulatory agencies to consider the record of a bank or bank holding company in combating money laundering activities in their evaluation of bank and bank holding company merger or acquisition transactions.

        On April 24, 2002, the Treasury Department issued regulations under the USA PATRIOT Act. The regulations state that a depository institution will be deemed in compliance with the Act provided it continues to comply with the current Bank Secrecy Act regulations.

  Transactions with Affiliates

        Transactions between the Bank and any of its affiliates (including Treaty Oak Bancorp and Treaty Oak Holdings) are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any company or entity that controls, is controlled by, or is under common control with the bank. A subsidiary of a bank that is not also a depository institution is not treated as an affiliate of a bank for purposes of Sections 23A and 23B unless it engages in activities not permissible for a national bank to engage in directly. Generally, Sections 23A and 23B (1) limit the extent to which a bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, and limit such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus, and (2) require that all such transactions be on terms that are consistent with safe and sound banking practices. The term "covered transaction" includes the making of loans to an affiliate, the purchase of or investment in securities issued by an affiliate, the purchase of assets from an affiliate, the issuance of a guarantee for the benefit of an affiliate, and similar transactions. Most loans by a bank to any of its affiliates must be secured by collateral in amounts ranging from 100 to 130 percent of the loan amount, depending on the nature of the collateral. In addition, any covered transaction by a bank with an affiliate and any sale of assets or provision of services to an affiliate must be on terms that are substantially the same, or at least as favorable, to the bank as those prevailing at the time for comparable transactions with nonaffiliated companies. The Bank is also restricted in the loans that it may make to its executive officers and directors, the executive officers and directors of the Company, any owner of 10% or more of its stock or the stock of the Company, and certain entities affiliated with any such person.

        On October 31, 2002, the Federal Reserve issued a new regulation, Regulation W, effective April 1, 2003, that comprehensively implements sections 23A and 23B of the Federal Reserve Act, which are intended to protect insured depository institutions from suffering losses arising from transactions with affiliates. The regulation unifies and updates staff interpretations issued over the years, incorporates several new interpretative proposals (such as to clarify when transactions with an unrelated third party will be attributed to an affiliate), and addresses new issues arising as a result of the expanded scope of nonbanking activities engaged in by Bank and bank holding companies in recent years and authorized for financial holding companies under the Gramm-Leach-Bliley Act.

  Branch Banking

        Pursuant to the Texas Finance Code, all banks located in Texas are authorized to branch statewide. Accordingly, a bank located anywhere in Texas has the ability, subject to regulatory approval, to establish branch facilities near any of our facilities and within our market area. If other banks were to establish branch facilities near our facilities, it is uncertain whether these branch facilities would have a material adverse effect on the business of the Bank.

        In 1994 Congress adopted the Reigle-Neal Interstate Banking and Branching Efficiency Act of 1994. That statute provides for nationwide interstate banking and branching, subject to certain aging and deposit concentration limits that may be imposed under applicable state laws. Texas law permits interstate branching in two manners, with certain exceptions. First, a financial institution with its main office outside of Texas may establish a branch in the State of Texas by acquiring a financial institution located in Texas that is at least five years old, so long as the resulting institution and its affiliates would not hold more than 20% of the total deposits in the state after the acquisition. In addition, a financial institution with its main office outside of Texas generally may establish a branch in the State of Texas on a de novo basis if the financial institution's main office is located in a state that would permit Texas institutions to establish a branch on a de novo basis in that state.

        The Federal Deposit Insurance Corporation has adopted regulations under the Riegle-Neal Act to prohibit an out-of-state bank from using the interstate branching authority primarily for the purpose of deposit production. These regulations include guidelines to insure that interstate branches operated by an out-of-state bank in a host state are reasonably helping to meet the credit needs of the communities served by the out-of-state bank.

  Enforcement Authority

        The federal banking laws also contain civil and criminal penalties available for use by the appropriate regulatory agency against certain "institution-affiliated parties" primarily including management, employees, and agents of a financial institution, as well as independent contractors such as attorneys, accountants, and others who participate in the conduct of the financial institution's affairs and who caused or are likely to cause more than minimum financial loss to or a significant adverse affect on the institution, who knowingly or recklessly violate a law or regulation, breach a fiduciary duty, or engage in unsafe or unsound practices. These practices can include the failure of an institution to timely file required reports or the submission of inaccurate reports. These laws authorize the appropriate banking agency to issue cease and desist orders that may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnification, or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, or take other action as determined by the ordering agency to be appropriate.

  Governmental Monetary Policies

        The commercial banking business is affected not only by general economic conditions but also by the monetary policies of the Federal Reserve. Changes in the discount rate on member bank borrowings, control of borrowings, open market operations, the imposition of and changes in reserve requirements against member banks, deposits and assets of foreign branches, the imposition of and changes in reserve requirements against certain borrowings by banks and their affiliates, and the placing of limits on interest rates which member banks may pay on time and savings deposits are some of the instruments of monetary policy available to the Federal Reserve. Those monetary policies influence to a significant extent the overall growth of all bank loans, investments and deposits and the interest rates charged on loans or paid on time and savings deposits. The nature of future monetary policies and the effect of such policies on the future business and earnings of the Company, therefore, cannot be predicted accurately.

        All of the above laws and regulations add to the cost of our operations and thus have a negative impact on profitability. You should note that there has been a tremendous expansion experienced in recent years by financial service providers that are not subject to the same rules and regulations as are applicable to the Company and the Bank. These institutions, because they are not so highly regulated, have a competitive advantage over us and may continue to draw large amounts of funds away from traditional banking institutions, with a continuing adverse effect on the banking industry in general.

LEGAL MATTERS

        Ernstmeyer & Associates, P.C., will pass upon the validity of the shares of common stock and the organizer and shareholder warrants offered by this prospectus for Treaty Oak Bancorp, Inc.

EXPERTS

        The financial statement of Treaty Oak Bancorp, Inc. and Texline State Bank appearing in this prospectus and registration statement have been audited by McGladrey & Pullen, LLP, independent accountants, to the extent and for the periods indicated in their reports appearing elsewhere herein and are included in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

        The Valuation Assessment information included in this prospectus has been included in reliance on the opinion of James R. Miller, independent valuation consultant.

REPORTS TO SHAREHOLDERS

        Upon the effective date of the Registration Statement on Form SB-2 that registers the shares of common stock offered by this prospectus with the Securities and Exchange Commission, we will be subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, which includes requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities and Exchange Commission. This reporting obligation may be suspended for subsequent fiscal years if at the beginning of the year our common stock is held by fewer than 300 persons.

ADDITIONAL INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the common stock sold in this offering. This prospectus does not contain all of the information contained in the registration statement and the accompanying exhibits and schedules. For further information about us and our common stock, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other document to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. You may inspect copies of the registration statement and the accompanying exhibits and schedules without charge at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http:www.sec.gov.

        We have filed or will file various regulatory applications with the FDIC, the Texas Department of Banking, and the Federal Reserve Bank of Dallas. These applications and the information they contain are not incorporated into this prospectus. You should rely only on information contained in this prospectus and in the related Registration Statement in making an investment decision. To the extent that other available information not presented in this prospectus, including information available from us and information in public files and records maintained by the Federal Reserve Bank of Dallas and the Texas Department of Banking, is inconsistent with information presented in this prospectus or provides additional information, that information is superseded by the information presented in this prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that we believe are reasonable, but as to which we can make no assurances. We specifically disaffirm those projections for purposes of this prospectus and caution you against relying on them for purposes of making an investment decision.

TREATY OAK BANCORP, INC.

TEXLINE STATE BANK

FINANCIAL STATEMENTS

Contents

TREATY OAK BANCORP, INC.
Independent Auditor's Report	F-2
Balance Sheets	F-3
Statements of Operations	F-4
Statements of Changes in Shareholders' Equity	F-5
Statements of Cash Flows	F-6
Notes To Financial Statements	F-7
TEXLINE STATE BANK
Independent Auditor's Report	F-12
Consolidated Balance Sheets	F-13
Consolidated Statements of Operations	F-14
Consolidated Statements of Changes In Shareholders' Equity	F-15
Consolidated Statements of Cash Flows	F-16
Notes to Consolidated Financial Statements	F-17
PRO FORMA FINANCIAL INFORMATION
Pro Forma Condensed Combined Financial Information	F-32
Pro Forma Condensed Combined Statement of Financial Condition Year Ended September 30, 2003	F-33
Pro Forma Condensed Combined Statement of Operations Year Ended September 30, 2003	F-34
Notes To Unaudited Pro Forma Condensed Combined Financial Statements	F-35

McGladrey & Pullen
Certified Public Accountants

Independent Auditor's Report

Board of Directors
Treaty Oak Bancorp, Inc.
Austin, Texas

        We have audited the accompanying balance sheet of Treaty Oak Bancorp, Inc., a development stage enterprise, as of December 8, 2003 (inception) and September 30, 2003, and the related statements of operations, changes in shareholders' equity, and cash flows during the development stage for the period from October 1, 2003 through December 8, 2003 and for the year ended September 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Treaty Oak Bancorp, Inc., as of December 8, 2003, and September 30, 2003, and the results of its operations and its cash flows for the period from October 1, 2003 through December 8, 2003, and for the year ended September 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in the notes to the financial statements, the Company has not commenced any operations other than matters incidental to the acquisition of a bank subsidiary (to be acquired) and the sale of its common stock and will not commence intended operations until regulatory approvals have been obtained and will not commence its expanded operations until the sale of its common stock has occurred.

McGladrey & Pullen, LLP

Dallas, Texas
January 20, 2004

McGladrey & Pullen, LLP is an independent member firm of
RSM International, an affiliation of independent accounting
and consulting firms.

Treaty Oak Bancorp, Inc.
(A Development Stage Enterprise)
Balance Sheets

	December 8, 2003	September 30, 2003
ASSETS
Cash and cash equivalents	$250,800	$—
Due from organizing shareholder	950,000	—
Deferred stock issuance costs	307,116	—
Direct acquisition costs—Texline State Bank	129,572	—
Deposit, acquisition of Texline State Bank	50,000	—

Total assets	$1,687,488	$—

LIABILITIES AND SHAREHOLDERS' EQUITY
Commitments and contingencies	—	—
Shareholders' equity:
Common stock, par value $.01; 20,000,000 shares authorized; 1,040,000 issued and outstanding	10,400	—
Additional paid in capital	2,351,734	218,350
Deficit accumulated during the development stage	(674,646)	(218,350)

Total shareholders' equity	1,687,488	—

Total liabilities and shareholders' equity	$1,687,488	$—

See Notes to Financial Statements.

Treaty Oak Bancorp, Inc.
(A Development Stage Enterprise)
Statements of Operations During the Development Stage

	Period from October 1, 2003 to December 8, 2003	Year Ended September 30, 2003	Cumulative Since Inception
Expenses:
Compensation	$332,400	$—		$332,400
Professional fees	49,011	27,174		76,185
Acquisition related costs	57,150	189,312		246,462
General administrative and other miscellaneous costs	17,735	1,864		19,599

Net loss	$(456,296)	$(218,350)		$(674,646)

Loss per share—basic and diluted	$(0.46)	$(0.22)	$
Weighted-average shares outstanding—basic and diluted	1,000,579	1,000,000

See Notes to Financial Statements.

Treaty Oak Bancorp, Inc.
(A Development Stage Enterprise)
Statements of Changes in Shareholders' Equity

	Common Stock			Deficit accumulated during development stage
			Additional paid-in capital
	Shares	Amount			Total
Contribution of pre-opening expenses incurred by organizing shareholder on behalf of the Company	—	$—	$218,350	$—	$218,350
Net loss	—	—	—	(218,350)	(218,350)

Balances at September 30, 2003	—	—	218,350	(218,350)	—
Initial capital contribution from organizing shareholder	1,000,000	10,000	1,676,688	—	1,686,688
Sale of common stock	40,000	400	400	—	800
Contribution of pre-opening expenses incurred by organizing shareholder on behalf of the Company	—	—	123,896	—	123,896
Non-cash stock-based compensation	—	—	332,400	—	332,400
Net loss	—	—	—	(456,296)	(456,296)

Balances at December 8, 2003	1,040,000	$10,400	$2,351,734	$(674,646)	$1,687,488

See Notes to Financial Statements.

Treaty Oak Bancorp, Inc.
(A Development Stage Enterprise)
Statements of Cash Flows

	Period from October 1, 2003 to December 8, 2003	Year ended September 30, 2003
Cash flows from operating activities:
Net loss	$(456,296)	$(218,350)
Adjustment to reconcile net loss to net cash provided by (used in) operating activities:
Non-cash stock-based compensation	332,400	—
Non-cash pre-opening expenses incurred by organizing shareholder on behalf of the Company	123,896	218,350

Net cash provided by (used in) operating activities	—	—
Cash flows from investing activities:
Initial capital contribution from majority shareholder	250,000	—
Proceeds from sale of common stock	800	—

Net cash provided by investing activities	250,800	—

Net increase in cash and cash equivalents	250,800	—
Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$250,800	$—

Supplemental disclosure of non-cash investing and financing activities:
Capital contribution receivable—majority shareholder	$950,000	$—

Contribution of deferred stock issuance costs	$307,116	$—

Contribution of direct acquisition costs—Texline State Bank	$129,572	$—

Contribution of deposit—acquisition of Texline State Bank	$50,000	$—

See Notes to Financial Statements

Treaty Oak Bancorp, Inc.
(A Development Stage Enterprise)
Notes to Financial Statements

Note 1. Organization and Nature of Operations

        Treaty Oak Bancorp, Inc. (the "Company") is a proposed bank holding company incorporated on December 8, 2003, for the purpose of holding the common stock of Texline State Bank, to be acquired and renamed Treaty Oak Bank (the "Bank"). The Company has not conducted any banking business, and development stage activities commenced on December 8, 2003. Prior to the Company's organization, development stage activities were conducted by the Company's organizing shareholder, Treaty Oak Holdings, Inc. ("Treaty Oak Holdings"). Prior to the Company's organization and initial capitalization, certain development stage activities were incurred on its behalf by its parent, Treaty Oak Holdings, and are reflected in the accompanying financial statements as contributed services in the periods they were incurred and are described in Note 2. On December 22, 2003, the Company filed an application with the Federal Reserve Bank of Dallas to acquire Texline State Bank. As of January 20, 2004 this application was still pending. In addition, the Company will file applications with the Texas Department of Banking and the Federal Deposit Insurance Corporation for approval to relocate the main office of Texline State Bank to Austin, Texas, rename Texline State Bank and retain a branch in Texline, Texas.

        The Company intends to offer for sale up to 1,440,000 shares of its common stock at $8.33 per share. (See Note 5). The proceeds of the offering will be utilized primarily to acquire, capitalize and relocate Texline State Bank and to reimburse our organizing shareholder for certain organizational expenses.

        Following the acquisition, the Bank will continue operations in Texline, Texas prior to and following the relocation of the main office to Austin. Following the relocation of the charter, the Bank intends to be a full service commercial bank initially serving customers in the Westlake Hills area of Austin, Texas.

        The Company's ability to relocate the charter to Austin is dependent upon, among other matters, the receipt of various regulatory approvals, additional contributions of equity capital of approximately $4 million raised through the sale of the Company's common stock and receipt of deposit insurance from the Federal Deposit Insurance Corporation.

Note 2. Initial Capitalization

        On December 8, 2003, Treaty Oak Holdings contributed cash of $250,000, a receivable of $950,000 (which was paid on December 22, 2003) and other assets of $486,688 in exchange for 1,000,000 shares of the Company's common stock, which represented 96% of the issued and outstanding shares of the Company's common stock.

        Prior to the formation of the Company, certain pre-opening expenses were incurred by its organizing shareholder for the Company's benefit. These costs, which amounted to $123,896 and $218,350 for the period from October 1, 2003, to December 8, 2003, and the year ended September 30, 2003, respectively, and have been reflected in the Company's statements of operations for the respective periods and as contributions to additional paid-in capital.

        On December 8, 2003, the Company issued 40,000 shares of its common stock to four individuals for $0.02 per share, in cash, and other consideration and recognized compensation expense in the amount of $332,400 during the period from October 1, 2003, to December 8, 2003.

Note 3. Summary of Significant Accounting Policies

Cash and Cash Equivalents

        Cash and cash equivalents include cash on hand and held in banks, money-market funds and other investments with maturities of three months or less, when purchased.

Income Taxes

        The Company utilizes the liability method of accounting for deferred income taxes. Under the liability method, deferred income tax assets and liabilities are calculated based on the difference between the financial statements and tax basis of assets and liabilities as measured by the currently enacted tax rates in effect for the years in which these differences are expected to reverse. Deferred tax expense or benefit is the result of changes in deferred tax assets and liabilities. An allowance against deferred tax assets is recorded in whole or in part when it is more likely than not that such tax benefits will not be realized.

Use of Estimates

        The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-Based Compensation

        The Company accounts for stock-based compensation to employees using the intrinsic value method. Accordingly, compensation cost for employee stock options is measured as the excess, if any, of the fair value of the Company's common stock at date of grant over the exercise price.

        The Company accounts for stock-based compensation to non-employees at fair value.

Deferred Stock Issuance Costs

        Deferred stock issuance costs represent costs incurred in connection with the Company's proposed offering. Proceeds from the offering will be reduced by these costs. In the event the offering is not consummated, these costs will be reflected as expenses.

Direct Acquisition Costs

        Cumulative acquisition costs represent direct, external costs associated with the Company's acquisition of Texline State Bank and will be included in determining the total purchase price. In the event the acquisition is not consummated, these costs will be reflected as expenses.

Deposit

        The deposit consists of funds escrowed in connection with the proposed acquisition of Texline State Bank. In the event the acquisition is not consummated, these funds may be released and forfeited, and in such event will be reflected as an expense.

New Accounting Pronouncements

        In January 2003, the Financial Accounting Standards Board ("FASB") issued FIN 46, which clarifies the application of Accounting Research Bulletin ("ARB") 51, Consolidated Financial

Statements, to certain entities (called variable interest entities) in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The disclosure requirements of this Interpretation are effective for all financial statements issued after January 31, 2003. The consolidation requirements apply to all variable interest entities created after December 31, 2003. In addition, public companies must apply the consolidation requirements to variable interest entities that existed prior to December 31, 2003 and remain in existence as of the beginning of annual or interim periods beginning after December 15, 2003. Management is currently assessing the impact of FIN 46, and does not expect this Interpretation to have a material impact to the Consolidated Financial Statements.

        In April 2003, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 149, Amendment of Statement 133 on Derivative instruments and Hedging Activities. The provisions of this Statement are effective for contracts entered into or modified after June 20, 2003 and hedging relationships designated after June 30, 2003, and generally require that contracts with comparable characteristics be accounted for similarly. Except for the provisions related to FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, all provisions of this Statement should be applied prospectively. The provisions of the Statement related to Statement 133 Implementation Issues that have been effective for fiscal quarters that begin prior to June 15, 2003, should continue to be applied in accordance with their Respective effective dates. We do not expect the adoption of the provisions of this Statement to have a material effect on the Company's operating results or financial position.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires liability treatment for certain financial instruments which had previously been recognized as equity. The provisions of this Statement are effective for financial instruments entered into or modified after May 31, 2003, and otherwise are effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before May 15, 2003 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. We do not expect the adoption of the provisions of this Statement to have a material effect on the Company's operating results or financial position.

        The foregoing may not constitute a comprehensive summary of all material changes or developments affecting the manner in which the Company keeps its books and records or performs it's financial accounting responsibilities. It is intended only as a summary of the most recent accounting pronouncements made which are of particular interest to financial institutions.

Note 4. Earnings Per Share

        Basic earnings (loss) per share is computed by dividing net earnings (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed using the weighted-average number of common shares outstanding plus the number of additional common shares that would have been outstanding if dilutive common shares had been issued. For the period from October 1, 2003 to December 8, 2003, and the year ending September 30, 2003, the Company had no potentially dilutive securities outstanding.

        For purposes of calculating weighted-average shares outstanding, the 1,000,000 common shares issued in the Company's initial capitalization are assumed to be outstanding for all periods presented.

Note 5. Common Stock Offering

        The Company intends to offer for sale up to 1,440,000 shares of its common stock at an offering price of $8.33 per share. In addition, the Company will issue one stock purchase warrant for every five shares of common stock purchased, up to a maximum of 288,000 warrants. The warrants are exercisable at a price of $10.00 per share and will remain exercisable until June 30, 2007.

Note 6. Advances from Organizer

        Treaty Oak Holdings has and will continue to advance funds for organizational, acquisition, offering and other pre-opening expenses. These advances are being made under an expense reimbursement agreement pursuant to which our organizing shareholder has advanced funds on behalf of the Company subsequent to December 8, 2003, up to an aggregate of $775,000. Unless and until the Company raises at least $4,000,000 from the issuance of its common stock, the Company will not be obligated to reimburse these costs.

        The Company will record the payment or accrual of these costs as a liability as incurred and such amounts will be reflected in the appropriate balance sheet or expense accounts. In the event the Company does not raise at least $4,000,000 from the issuance of common stock, they will be accounted for by the Company as a contribution to capital.

        When the Company has raised the required $4,000,000 from the issuance of common stock, the Company will reimburse Treaty Oak Holdings based upon invoices or other support submitted to the Company for reimbursement.

Note 7. 2004 Stock Incentive Plan

        On January 19, 2004, the Company and its shareholders approved the Company's 2004 Stock Incentive Plan (the "Plan"). The Plan authorizes incentive stock option grants, non-statutory stock option grants, direct stock issuances, stock appreciation rights, salary investment option grants, and director fee option grants. Eligible participants are employees, non-employee board members, and independent consultants or advisors. 500,000 shares of common stock have been initially reserved under the Plan, and the share reserve increases on the 1st business day in January each year (beginning in 2005) by an amount equal to 2% of the number of outstanding shares of the Company on the last business day in December of the preceding year, subject to a maximum annual increase of 100,000 shares. No person may receive stock option grants, stock issuances, or stock appreciation rights for more than 100,000 shares in the aggregate in any calendar year under the Plan.

        As of December 8, 2003, there were no outstanding stock options, awards of stock appreciation rights, or shares issued under the Plan. In addition, the Salary Investment Option Program and the Director Fee Option Grant Program have not been instituted as of such date.

Note 8. Related Party Transactions

        The Company engages the services of certain affiliated companies to provide management, administrative and other support services. The fees incurred by the Company's organizing shareholder through December 8, 2003, amounted to $259,197 related to the acquisition of Texline State Bank and to the proposed offering of the Company's common stock.

        The Company receives certain accounting services from a firm in which one of the firm's partners is also a director of the Company. Accounting fees incurred by the Company's organizing shareholder through December 8, 2003, amounted to approximately $21,500.

        Following the acquisition of Texline State Bank, the Company intends to lease its office premises from a partnership in which our organizing shareholder owns a 15% interest and in which, as of the completion of the proposed offering, our directors and officers will collectively own a 62.5% interest. Annual minimum lease payments under the lease are anticipated to be approximately $168,000 per year over the 15-year lease term.

        Treaty Oak Holdings is entitled to certain registration rights requiring the Company to register the sale of its shares under the Securities Act of 1933, as amended. Treaty Oak Holdings may make two demands for registration and has piggyback rights, subject to limitations. These registration rights may be exercised beginning January 1, 2005, and ending 10 years from the completion of the Company's proposed stock offering.

        The "Due from organizing shareholder" was collected on December 22, 2003, and represented the balance of the Company's initial capitalization.

Note 9. Commitments

        In connection with its capital raising activities, the Company receives certain services from an unrelated party. These services are provided under an agreement entered into by Treaty Oak Holdings. These services are subject to an Expense Reimbursement Agreement (Note 6) and will not be payable by the Company unless and until it has raised at least $4,000,000 from the sale of common stock under the proposed offering. Certain costs under this agreement have already been incurred by Treaty Oak Holdings and are included in the initial capital contribution to the Company as capitalized costs or accumulated deficit. Costs included in the capitalized costs of funding were approximately $210,000 and costs currently expensed as pre-opening costs were approximately $33,000. Additional costs to be incurred under this agreement in the fiscal year ending September 30, 2004, are expected to be approximately $300,000.

Note 10. Income Taxes

        A reconciliation of the income tax benefit at the U.S. federal statutory income tax rate of 34% to actual income tax benefit is as follows:

	Period from October 1, 2003, to December 8, 2003	Year ended September 30, 2003
Income tax benefit at statutory rate	$(155,141)	$(74,239)
Non-deductible expenses incurred by the Company's majority shareholder and stock based compensation charge	155,141	74,239

	$—	$—

Note 11. Contract to Purchase Texline State Bank

        Under the terms of a Stock Purchase Agreement dated June 20, 2003, as amended on November 26, 2003, substantially all of the shareholders of Texline State Bank have agreed to sell their shares in Texline State Bank to the Company (as assignee of Treaty Oak Holdings) for a purchase price calculated at two times book value, not to exceed $2,225,000. Any of the Company, Texline State Bank or Charles T. Meeks (Chairman of the board of directors of Texline State Bank), may terminate the agreement without consent of the others if the closing of the Stock Purchase Agreement does not occur on or before April 30, 2004, or such other date as all of such parties agree to in writing. The Company anticipates closing on the purchase immediately following regulatory approval through available cash and seller financing of approximately $1,163,000.

McGladrey & Pullen
Certified Public Accountants

Independent Auditor's Report

The Board of Directors
Texline State Bank
Texline, Texas

        We have audited the accompanying consolidated balance sheets of Texline State Bank and Subsidiary (the Company) as of September 30, 2003, and 2002, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Texline State Bank and Subsidiary as of September 30, 2003 and 2002, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

McGladrey & Pullen, LLP

Dallas, Texas
December 19, 2003

McGladrey & Pullen, LLP is an independent member firm of
RSM International, an affiliation of independent accounting
and consulting firms.

Texline State Bank
Consolidated Balance Sheets
September 30, 2003 And 2002
(Dollars In Thousands, Except Per Share Amounts)

	2003	2002
ASSETS
Cash and due from banks	$684	$885
Interest bearing deposits in banks	33	17
Federal funds sold	300	550

Total cash and cash equivalents	1,017	1,452
Securities available for sale (Note 3)	100	224
Securities held to maturity (Note 3)	220	249
Investment in Federal Home Loan Bank stock, at cost	207	203
Loans, net (Note 4)	9,271	9,823
Premises and equipment, net (Note 5)	340	397
Accrued interest receivable	216	197
Other real estate owned	27	30
Other assets	64	18

Total assets	$11,462	$12,593

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits (Note 6):
Noninterest-bearing demand	$1,924	$1,713
NOW, money market and savings	1,614	1,731
Time deposits	5,577	6,735

Total deposits	9,115	10,179
Federal Home Loan Bank advances (Note 7)	1,300	1,300
Accrued interest payable	17	26
Other liabilities	19	24

Total liabilities	10,451	11,529
Commitments and Contingencies (Notes 8 and 11)	—	—
Shareholders' equity:
Common stock, $4.00 par value, 62,000 shares authorized, issued and outstanding	248	248
Paid-in capital	1,371	1,371
Accumulated deficit (Note 13)	(610)	(558)
Accumulated other comprehensive income	2	3

Total shareholders' equity	1,011	1,064

Total liabilities and shareholders' equity	$11,462	$12,593

See Notes to Consolidated Financial Statements.

Texline State Bank
Consolidated Statements Of Operations
Years Ended September 30, 2003 And 2002
(Dollars In Thousands, Except Per Share Amounts)

	2003	2002
Interest income:
Loans, including fees	$881	$964
Taxable securities	11	22
Interest on deposits with other banks	5	7
Federal funds sold	10	5

Total interest income	907	998

Interest expense:
Deposits	184	335
Federal Home Loan Bank advances	59	61

Total interest expense	243	396

Net interest income	664	602
Provision for loan losses (Note 4)	70	257

Net interest income after provision for loan losses	594	345

Noninterest income:
Service charges on deposit accounts	61	106
Other noninterest income	1	3

Total noninterest income	62	109

Noninterest expense:
Salaries and employee benefits	300	399
Occupancy and equipment expenses	93	98
Other noninterest expense	315	275

Total noninterest expense	708	772

Loss before income taxes	(52)	(318)
Income tax expense (benefit)	—	—

Net loss	$(52)	$(318)

Loss per common share—basic and diluted	$(0.84)	$(5.13)
Weighted average shares outstanding—basic and diluted	62,000	62,000

See Notes to Consolidated Financial Statements.

Texline State Bank
Consolidated Statements Of Changes In Shareholders' Equity
Years Ended September 30, 2003 And 2002
(Dollars In Thousands)

	Preferred Stock	Common Stock	Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance at October 1, 2001	$200	$200	$1,219	$(240)	$2	$1,381
Conversion of preferred stock	(200)	48	152			—
Comprehensive income (loss):
Net loss	—	—	—	(318)	—	(318)
Other comprehensive income (loss):
Unrealized gain on securities, net of taxes	—	—	—	—	1	1

Comprehensive loss	—	—	—	—	—	(317)

Balance at September 30, 2002	—	248	1,371	(558)	3	1,064
Comprehensive income (loss):
Net loss	—	—	—	(52)	—	(52)
Other comprehensive income (loss):
Unrealized loss on securities, net of taxes	—	—	—	—	(1)	(1)

Comprehensive loss	—	—	—	—	—	(53)

Balance at September 30, 2003	$—	$248	$1,371	$(610)	$2	$1,011

See Notes to Consolidated Financial Statements.

Texline State Bank
Consolidated Statements Of Cash Flows
Years Ended September 30, 2003 And 2002
(Dollars In Thousands)

	2003	2002
Cash flows from operating activities:
Net loss	$(52)	$(318)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provision for loan losses	70	257
Depreciation and amortization	38	38
Net amortization on securities	2	3
Loss of disposal of premises and equipment	35	—
Changes in other operating assets and liabilities:
Accrued interest receivable	(19)	41
Other assets	(43)	172
Accrued interest payable	(9)	(33)
Other liabilities	(5)	(3)

Net cash provided by operating activities	17	157

Cash flows from investing activities:
Proceeds from maturities and principal repayments on securities—available for sale	123	168
Proceeds from maturities and principal repayments on securities—held to maturity	425	24
Purchases of securities—available for sale	(398)	—
Net decrease in loans	482	655
Purchases of premises and equipment	(24)	(48)
Proceeds from sales of premises and equipment	8	—
Purchase of Federal Home Loan Bank stock	(4)	(6)

Net cash provided by investing activities	612	793

Cash flows from financing activities:
Net decrease in deposits	(1,064)	(1,745)

Net cash used in financing activities	(1,064)	(1,745)

Net decrease in cash and cash equivalents	(435)	(795)
Cash and cash equivalents at beginning of year	1,452	2,247

Cash and cash equivalents at end of year	$1,017	$1,452

See Notes to Consolidated Financial Statements.

Texline State Bank
Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies

        A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows. The accounting principles followed and the methods of applying them are in conformity with both accounting principles generally accepted in the United States of America and prevailing practices of the banking industry.

Basis of Presentation

        The accompanying consolidated financial statements include the accounts of Texline State Bank (the "Company") and its wholly-owned subsidiary, Texline State Insurance Agency, Inc., a Texas corporation ("TSIA"). All significant intercompany accounts and transactions have been eliminated in consolidation.

Nature of Operations

        The Company's revenue, operating income and assets are primarily from the banking industry. The Company provides a full range of commercial and consumer banking services to individuals and businesses in agriculture, cattle and commercial sectors in the community of Texline, Texas. Through June 30, 2002, the Company had a branch located in Houston, Texas that provided a range of commercial and consumer banking services to individuals and business in the Houston, Texas area. From June 30, 2002 until May 31, 2003, the Company continued to maintain a loan processing center in the former branch office, though no cash transactions were accepted. The facility was closed as of May 31, 2003, and the premises vacated. The Company continues to service loans to individuals in the area. For the year ended September 30, 2003, the Company recorded a loss on the disposition of furniture, fixtures and leasehold improvements for the closure of operations in Houston, Texas of approximately $35,000.

        TSIA was licensed as an insurance agency to sell insurance based primarily upon the licensure limitations of its employees. Operation of this agency had ceased as of September 30, 2001.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses for the period. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

        For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Federal funds are normally sold for one-day periods. The Company normally considers all highly liquid investments with an initial maturity less than ninety days to be cash equivalents. Cash flows from loans, due from time deposits and deposits are reported net.

Securities Available for Sale

        Securities classified as available for sale are those that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors.

        Securities available for sale are reported at fair value with unrealized gains or losses reported as a separate component of other comprehensive income, net of income taxes.

        Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

Securities Held to Maturity

        Securities classified as hold to maturity are those that the Company intends to hold until the instrument matures under the terms of its issuance and are reported at amortized cost. The amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, are recognized in interest income.

        Declines in fair value of available for sale or held to maturity securities below amortized cost which are other than temporary are reflected as an impairment charge and included in current earnings as realized losses.

Loans

        Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance adjusted for the allowance for loan losses. Interest is accrued daily on the outstanding balances.

        A loan is considered impaired when it is probable, based upon current information and events, the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are accounted for at the net present value of expected future cash flows, discounted at the loan's effective interest rate, the observable market price of the loan or at the fair value of the collateral if the loan is collateral dependent.

        The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

        Loan fees and direct loan origination costs are immaterial.

Allowance for Loan Losses

        The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans, based on an evaluation of the collectibility of loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

Premises and Equipment

        Land is carried at cost. Premises and equipment are carried at cost, less accumulated depreciation which is computed on the straight line method over the following estimated useful lives:

Building and improvements	10-25 years
Furniture and equipment	3-10 years

Other Real Estate and Repossessed Assets

        Assets acquired through or instead of loan foreclosures are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines, an impairment charge is recorded through expense. Costs after acquisition are expensed.

Comprehensive Income

        Comprehensive income is included in the consolidated statement of changes in shareholders' equity and reported for all periods. Comprehensive income includes both net income and other comprehensive income, which includes the change in unrealized gains and losses on securities available for sale.

Income Taxes

        Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Off-Balance Sheet Financial Instruments

        In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Earnings (Loss) Per Share

        Basic earnings (loss) per share is computed by dividing net earnings (loss) by the weighted-average number of common shares outstanding for the period. Diluted earnings (loss) per share is computed using the weighted-average number of common shares outstanding plus the number of additional common shares that would have been outstanding if dilutive common shares had been issued. For the years ended September 30, 2003, and 2002, the Company had no potentially dilutive securities outstanding.

Fair Value of Financial Instruments

        The Company provides disclosures regarding financial instruments as prescribed by accounting principles generally accepted in the United States of America. These disclosures do not purport to represent the aggregate net fair value of the Company. Further, the fair value estimates are based on various assumptions, methodologies and subjective considerations which vary widely among different financial institutions and which are subject to change. The following methods and assumptions were used by the Company in estimating financial instruments' fair values:

        Cash and cash equivalents, accrued interest receivable and accrued interest payable:    The balance sheet carrying amounts approximate the estimated fair values of such assets.

        Investment securities:    Fair values for investment securities are based on quoted market prices, if available. If quoted market prices are not available, fair value are based on quoted market prices for comparable instruments.

        Loans:    For variable rate loans that reprice frequently and entail no significant change in credit risk, fair values are based on the carrying values. The fair values of other loans are estimated based on the discounted cash flow analysis using interest rates currently offered for loans with similar terms to borrowers of similar credit quality.

        Deposit liabilities:    The fair values estimated for demand deposits (interest and non-interest bearing accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e. their carry amounts). Fair values of fixed rate certificates of deposits are estimated using a discounted cash flow calculation based on interest rates currently being offered.

        Federal Home Loan Bank advances:    Fair values for Federal Home Loan Bank advances are based upon current market rates for instruments with similar maturities.

New Accounting Pronouncements

        In January 2003, the Financial Accounting Standards Board ("FASB") issued FIN 46, which clarifies the application of Accounting Research Bulletin ("ARB") 51, Consolidated Financial Statements, to certain entities (called variable interest entities) in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The disclosure requirements of this Interpretation are effective for all financial statements issued after December 31, 2003. The consolidation requirements apply to all variable interest entities created after January 31, 2003. In addition, public companies must apply the consolidation requirements to variable interest entities that existed prior to December 31, 2003 and remain in existence as of the beginning of annual or interim periods beginning after December 15, 2003. Management is currently assessing the impact of FIN 46, and does not expect this Interpretation to have a material impact to the Consolidated Financial Statements.

        In April 2003, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 149, Amendment of Statement 133 on Derivative instruments and Hedging Activities. The provisions of this Statement are effective for contracts entered into or modified after June 20, 2003 and hedging relationships designated after June 30, 2003, and generally require that contracts with comparable characteristics be accounted for similarly. Except for the provisions related to FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, all provisions of this Statement should be applied prospectively. The provisions of the Statement related to Statement 133 Implementation Issues that have been effective for fiscal quarters that begin prior to June 15, 2003, should continue to be applied in accordance with their Respective effective dates. We do not expect the adoption of the provisions of this Statement to have a material effect on the Company's operating results or financial position.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires liability treatment for certain financial instruments which had previously been recognized as equity. The provisions of this Statement are effective for financial instruments entered into or modified after May 31, 2003, and otherwise are effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before May 15, 2003 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. We do not expect the adoption of the provisions of this Statement to have a material effect on the Company's operating results or financial position.

        The foregoing may not constitute a comprehensive summary of all material changes or developments affecting the manner in which the Company keeps its books and records or performs it's financial accounting responsibilities. It is intended only as a summary of the most recent accounting pronouncements made which are of particular interest to financial institutions.

Note 2. Statement of Cash Flows

        The Company has chosen to report on a net basis its cash receipts and cash payments for time deposits accepted and repayments of those deposits, and loans made to customers and principal collections on those loans.

        The Company has chosen to report its cash flows by the indirect method. Supplemental information on cash flows and non-cash transactions for the years ended September 30, 2003 and 2002 is as follows (in thousands):

	2003	2002
Cash transactions:
Income taxes refunded	$—	$(31)

Interest income received	$888	$1,042

Interest expense paid	$253	$428

Assets acquired through foreclosure	$85	$30

Note 3. Securities

        Securities consisted of the following (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
September 30, 2003:
Treasury notes—held to maturity	$199	$—	$—	$199
Mortgage-backed securities and collateralized mortgage obligations—held to maturity	21	—	—	21

Total held to maturity	220	—	—	220
Mortgage-backed securities and collateralized mortgage obligations—available for sale	98	2	—	100

	$318	$2	$—	$320

September 30, 2002:
Treasury notes—held to maturity	$202	$—	$—	$202
Mortgage-backed securities and collateralized mortgage obligations—held to maturity	47	3	—	50

Total held to maturity	249	3	—	252
Mortgage-backed securities and collateralized mortgage obligations—available for sale	221	3	—	224

	$470	$6	$—	$476

        Mortgage-backed securities are backed by pools of mortgages most of which are insured or guaranteed by the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association or the Government National Mortgage Association.

        The amortized cost and estimated fair value of securities at September 30, 2003, by contractual maturity, are shown below (in thousands). Expected maturities of mortgage-backed securities may differ from contractual maturities because issuers may have the right to call or prepay obligations. Therefore mortgage-backed securities are not included in the maturity categories.

	Held to Maturity
	Amortized Cost	Estimated Fair Value
Due within one year	$199	$199

	$199	$199

        At September 30, 2003, and 2002, all of the securities owned by the Company were pledged to Texline Independent School District.

        There were no securities sold during the years ended September 30, 2003, and 2002.

Note 4. Loans and Allowance for Loan Losses

        The Company grants agribusiness, real estate, and commercial loans to customers located primarily in Northwest Texas. The Company has a diversified loan portfolio; however, a significant number of loans made by the Company are agriculture in nature. As a result, the ability of many of the Company's borrowers will, to a certain extent, be dependent on the general economic conditions of the Company's geographic location.

        Loans at September 30, 2003, and 2002, were as follows (in thousands):

	2003	2002
Agriculture	$3,540	$2,759
Real estate	4,318	5,453
Commercial	1,064	977
Consumer	566	886

	9,488	10,075
Less: allowance for loan losses	(217)	(252)

	$9,271	$9,823

        Activity in the allowance for loan losses for the years ended September 30, 2003, and 2002, was as follows (in thousands):

	2003	2002
Balance at the beginning of the year	$252	$316
Provision for loan losses	70	257
Loans charged off	(127)	(333)
Recoveries on loans previously charged-off	22	12

Balance at the end of the year	$217	$252

        Additionally, the Company had loan participations sold of approximately $1,452,871 and $244,657 at September 30, 2003, and 2002, respectively. The banks to which these loans have been sold are not related to the Company.

        The following table sets forth the Company's impaired loans and corresponding loan loss reserve allocations as of September 30, 2003, and September 30, 2002:

	September 30, 2003		September 30, 2002
	Recorded Investment	Valuation Allowance	Recorded Investment	Valuation Allowance
Impaired loans—valuation allowance required	$532,915	$92,713	$1,203,964	$133,022
Impaired loans—no valuation allowance required	$466,482	$—	$—	$—

        The Company had impaired loans with recorded investments of $999,397 at September 30, 2003. The Company had impaired loans at September 30, 2002 of $1,203,964. The allowance for loan losses allocated to these loans was $92,713 and $137,720 in 2003 and 2002, respectively. At September 30, 2003, and 2002, the Company had approximately $454,000 and $688,000, respectively, in nonperforming loans, including nonaccrural loans and loans past due over 90 days and still accruing interest.

        Interest recognized on impaired loans during the years ending September 30, 2003, and 2002, was approximately $152,000 and $233,000, respectively. Cash interest received on impaired loans for the years ending September 30, 2003, and 2002, was approximately $40,000 and $102,000, respectively. For the years ending September 30, 2003, and 2002, the Company's average investment in impaired loans was approximately $1,080,000 and $1,410,000, respectively.

Note 5. Premises and Equipment

        Premises and equipment at September 30, 2003, and 2002, were as follows (in thousands):

	2003	2002
Land	$4	$4
Building and leasehold improvements	317	345
Furniture, fixtures and equipment	241	258

	562	607
Less accumulated depreciation and amortization	(222)	(210)

	$340	$397

Note 6. Deposits

        Time deposits, of $100,000 or more, totaled $985,001 and $1,380,847 at September 30, 2003, and 2002, respectively. At September 30, 2003, the scheduled maturities of time deposits were as follows (in thousands):

Amount
2004	$5,332
2005	245

$5,577

Note 7. Federal Home Loan Bank Advances

        Federal Home Loan Bank advances consisted of the following at September 30, 2003, and 2002, respectively (in thousands):

	2003	2002
Advance from Federal Home Loan Bank, interest payable monthly at 4.587% and principal due February 23, 2004	$1,000	$1,000
Advance from Federal Home Loan Bank, interest payable monthly at 4.637% and principal due February 23, 2004	300	300

	$1,300	$1,300

        As a part of its management of interest rate risk, the Company periodically borrows from the Federal Home Loan Bank. These advances are collateralized by a blanket pledge of the Company's loan portfolio and Federal Home Loan Bank stock. The advances may be prepaid at any time, but such prepayment may be subject to a penalty or benefit depending upon movement in market rates.

Note 8. Contingencies

        The Company is involved in certain legal actions arising from normal business activities. Management believes that the outcome of such proceedings will not materially affect the financial position, results of operations, or cash flows of the Company.

Note 9. Related Party Transactions

        In the ordinary course of business, the Company has and expects to continue to have transactions including borrowings with its employees, directors and their affiliates. In the opinion of management, such transactions are on the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with unaffiliated persons. The aggregate amount of such loans was approximately $386,000 (which included draws of $84,000 on a line of credit for $250,000) and $385,000 (which included draws of $110,000 on a line of credit for $250,000) at September 30, 2003, and 2002, respectively. The approximate amount of payments received on these loans was $52,000, and the approximate amount of new loans funded was $53,000 in 2003.

Note 10. Federal Income Taxes

	2003	2002
Deferred tax assets:
Net operating loss carry forward	$172	$133
Other	33	51

	205	184
Deferred tax liabilities:
Premises and equipment	(90)	(86)

	115	98
Less Valuation Allowance	(115)	(98)

	$—	$—

        At September 30, 2003, the Company had approximately $500,000 of federal net operating loss carryforwards which expire in 2021 to 2023.

        As a result of recent operating losses, management determined that the realization of the deferred tax asset was not more likely than not, and accordingly, such deferred tax assets have been fully reserved.

        A reconciliation of the income tax benefit at the U.S. federal statutory income tax rate of 34% to actual income tax benefit is as follows (in thousands):

	Year ended September 30,
	2003	2002
Income tax benefit at statutory rate	$(18)	$(108)
Increase invaluation allowance	$17	$97
Other	1	11

	$—	$—

Note 11. Financial Instruments with Off-Balance Sheet Risk

        In the normal course of business, the Company is party to financial instruments with off-balance sheet risk to meet the financing needs of its customers through the use of commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of those instruments reflect the extent of the Company's involvement in particular classes of financial instruments.

        The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as they do for on-balance sheet instruments.

        The following table summarizes the Company's off-balance sheet financial instruments as of September 30, 2003, and 2002 (in thousands):

	2003	2002
Commitments to extend credit	$1,158	$1,185
Standby letters of credit	90	90

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

        Standby letters of credit are written conditional commitments used by the Company to guarantee the performance of a customer to a third party. The Company's policies generally require that letter of credit arrangements contain security and debt covenants similar to those contained in loan arrangements. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Company would be required to fund the commitment. The maximum potential amount of future payments the Company could be required to make is represented by the contractual amount shown in the table above. If the commitment is funded, the Company would be entitled to seek recovery from the customer. As of September 30, 2003, and 2002, no amounts have been recorded as liabilities for the Bank's potential obligations under these guarantees.

Note 12. Fair Value of Financial Instruments

	September 30, 2003		September 30, 2002
(Amounts in Thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets:
Cash and cash equivalents	$1,017	$1,017	$1,452	$1,452
Securities available for sale	100	100	224	224
Securities held to maturity	220	220	249	252
Loans, net	9,271	9,453	9,823	10,262
Accrued interest receivable	216	216	197	197
Financial Liabilities:
Deposits	9,115	9,149	10,179	10,277
Federal Home Loan Bank advances	1,300	1,300	1,300	1,300
Accrued interest payable	17	17	26	26

Note 13. Dividend Restrictions and Regulatory Matters

        Banks and bank holding companies are subject to regulatory capital requirements administered by state and federal banking regulatory agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings and other factors. Failure to meet capital requirements can initiate regulatory action. As of September 30, 2003, and 2002, management believes the Company is in compliance with all regulatory capital requirements to which it is subject.

        The following table sets forth the Company's actual capital levels in addition to the requirements under prompt corrective action regulations (in thousands):

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2003:
Total capital to risk weighted assets	$1,165	12.65%	$736	8.0%	$921	10.0%
Tier I capital to risk weighted assets	1,049	11.39%	368	4.0%	553	6.0%
Tier I capital to average assets	1,049	9.04%	463	4.0%	580	5.0%
September 30, 2002
Total capital to risk weighted assets	$1,209	13.02%	$743	8.0%	$928	10.0%
Tier I capital to risk weighted assets	1,091	11.75%	371	4.0%	557	6.0%
Tier I capital to average assets	1,091	8.58%	509	4.0%	636	5.0%

        As of September 30, 2003, and 2002, the Company met the level of capital required to be categorized as "well capitalized" under prompt corrective action regulations. Management is not aware of any conditions subsequent to September 30, 2003, that would change the Company's capital category.

        The Company is a state chartered banking association and is subject to regulation, supervision and examination by the Texas Department of Banking. The Company is a member of the Federal Deposit Insurance Corporation ("FDIC"). In addition, upon making certain determinations with respect to the condition of any insured bank, the FDIC may begin proceedings to terminate a bank's federal deposit insurance. The Company is currently under a Memorandum of Understanding with the FDIC to ensure that management takes certain corrective actions to bring operational activities within the parameters of FDIC recommendations. This Memorandum calls for corrective actions including the following:

  •
  Reduce the level of classified assets;

  •
  Revise the profit plan of the Bank and take measures to improve profitability;

  •
  Evaluate the qualifications of management and ensure that each management position is filled with qualified personnel;

  •
  Maintain adequate allowance for loan losses;

  •
  Improve the Bank's liability posture and minimize dependence on volatile funding sources;

  •
  Revise the Bank's loan documentation system and eliminate certain identifiable technical exceptions;

  •
  Revise existing loan policies and internal credit review systems; and

  •
  Develop a written audit program.

        In addition, the Memorandum requires the Company to maintain certain levels of capitalization. The Company is in compliance with that requirement. The Memorandum also restricts the Company's ability to pay dividends. The Company may not pay dividends to its shareholders until the accumulated deficit has been reversed and only upon approval by the Texas Department of Banking.

        The Texas Department of Banking examined the Company in January 2004. Based upon recent communications with the banking regulators, management believes that the Company is in full compliance with the Memorandum of Understanding.

Note 14. Contract for Sale

        Under the terms of a Stock Purchase Agreement dated June 20, 2003, as amended on November 26, 2003, substantially all of the shareholders of the Company have agreed to sell their shares in the Company for a purchase price calculated at two times book value, not to exceed $2,225,000. Any of the Company, Charles T. Meeks, or the acquiror, may terminate the agreement without consent of the others if the closing does not occur on or before April 30, 2004, or such other date as those parties agree to in writing.

PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited Pro Forma Condensed Combined Statement of Financial Condition and Pro Forma Condensed Combined Statements of Operations are based upon the historical results of Texline State Bank ("TSB") for the year ended September 30, 2003, and the pro forma results of Treaty Oak Bancorp, Inc. ("TOBC") for the year ended September 30, 2003, giving effect to the acquisition by Treaty Oak Bancorp, Inc., of Texline State Bank using the purchase method of accounting. TOBC currently has commitments to purchase approximately 99.1% of the outstanding capital stock of TSB and intends to acquire the remaining shares. Because of the insignificant amount of remaining shares to be acquired, this presentation assumes TOBC will acquire 100% of the capital stock of TSB. The fiscal year end of both TSB and TOBC is September 30. Pro forma adjustments, and the assumptions on which they are based, are described below and in the accompanying footnotes to the pro forma condensed combined financial statements. These financial statements should be read in conjunction with the historical financial statements of TSB incorporated by reference into this Prospectus. The pro forma condensed combined financial statements are not necessarily indicative of the results that actually would have occurred had the companies constituted a single entity during the respective periods, nor are they indicative of future results of operations.

        Treaty Oak Bancorp, Inc., was formed on December 8, 2003. Therefore, the pro forma financial statements presented herein reflect the capitalization of Treaty Oak Bancorp, Inc., as if it had been formed effective September 30, 2003.

Pro Forma Condensed Combined Statement of Financial Condition Year Ended September 30, 2003

(Unaudited)

	TOBC Pro Forma 9/30/2003	TOBC Pro Forma Capitalization			Pro Forma TOBC	Historical TSB	Pro Forma Adjustments			Pro Forma Combined
	(Dollars in thousands)
ASSETS:
Cash and due from banks	$—	$1,201		(Note 2)	$1,201	$684	$(1,012)		(Note 3)	$873
Interest bearing deposits	—	—			—	33	—			33
Federal funds sold	—	—			—	300	—			300
Mortgage-backed securities available for sale, at fair value	—	—			—	100	—			100
Securites held to maturity		—			—	220	—			220
Investment in Federal Home Loan Bank stock	—	—			— —	207 —	—			207 —
Investment in Texline State Bank Loans, net	— —	179 —		(Note 2)	— —	— 9,271	2,225 (50 (2,354 182	) )	(Note 3) (Note 3) (Note 5) (Note 4)	9,453
Premises and equipment, net	—	—			—	340	—			340
Accrued interest receivable	—	—			—	216	—			216
Other real estate owned	—	—			—	27	—			27
Other assets	—	—			—	64	—			64
Goodwill	—	—			—	—	1,066 129		(Note 4) (Note 4)	1,195
Deferred stock issuance costs	—	307		(Note 2)	307	—	—			307

Total Assets	$—	$1,687			$1,687	$11,462	$118			$13,267

LIABILITIES AND SHAREHOLDERS' EQUITY:
LIABILITIES:
Deposits	$—	—			$—	$9,115	$(34)		(Note 4)	$9,149
Federal Home Loan Bank advances	—	—			—	1,300	—			1,300
Notes payable	—	—			—	—	(1,163)		(Note 3)	1,163
Accrued interest payable	—	—			—	17	—			17
Other liabilities	—	—			—	19	—			19

Total Liabilities	—	—			—	10,451	(1,129)			11,580

SHAREHOLDERS' EQUITY:										—
Common stock		(10)		(Note 2)	10	248	248		(Note 5)	10
Additional paid-in capital	218	(1,802 (332	) )	(Note 2) (Note 2)	2,352	1,371	(735 2,106)		(Note 4) (Note 5)	2,352
Accumulated Deficit	(218)	125			(675)	(610)	(610)		(Note 4)	(675)
		332		(Note 2)
Accumulated other comprehensive income	—	—			—	2	2		(Note 4)	—

Total Shareholders' Equity	—	(1,687)			1,687	1,011	1,011			1,687

Total Liabilities and Shareholders' Equity	$—	$(1,687)			$1,687	$11,462	$(118)			$13,267

See accompanying notes to unaudited pro forma combined condensed consolidated financial information.

Pro Forma Condensed Combined Statement of Operations Year Ended September 30, 2003

(Unaudited)

	Pro Forma TOBC		Historical TSB	Pro Forma Adjustments		Pro Forma Combined
	(Dollars in thousands, except per share amounts)
INTEREST INCOME:
Loans, including fees	$—		$881	$(15)	(Note 4)	$896
Taxable securities	—		11			11
Interest of deposits with other banks	—		5
Federal funds sold	—		10			10

						—
Total interest income	—		907	(15)		917
INTEREST EXPENSE:
Deposits	—		184	34	(Note 4)	218
Federal Home Loan Bank advances			59
Note interest	—			58	(Note 6)	58

Total interest expense	—		243			243

Net interest income	—		664	(15)		679
Provision for loan losses	—		70			70

Net interest income after provision for loan losses	—		594	(15)		609
NONINTEREST INCOME:
Service charges on deposit accounts	—		61			61
Other noninterest income	—		1			1

Total non interest income	—		62	—		62
NON-INTEREST EXPENSE:
Salaries and employee benefits	332	(Note 3)	300	(332)	(Note 6)	300
Occupancy and equipment expenses	—		93			93
Professional expenses	323	(Note 2)		(246)	(Note 6)	77
Data processing expenses	—		66			66
Other expenses	20	(Note 2)	249	(35)	(Note 6)	234

						—
Total noninterest expense	675		708	(613)		770

						—
Net loss	$(675)		$(52)	$598		$(99)

EARNINGS PER SHARE (NOTE 7):
Basic	$(0.65)		$(0.84)	$0.58		$(0.10)

Diluted	$(0.65)		$(0.84)	$0.58		$(0.10)

WEIGHTED-AVERAGE SHARES OUTSTANDING (NOTE 7):
Basic	1,040,000		62,000	1,040,000		1,040,000

Diluted	1,040,000		62,000	1,040,000		1,040,000

See accompanying notes to unaudited pro forma combined condensed consolidated financial information.

Treaty Oak Bancorp, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1: Basis of Presentation

        The acquisition of TSB will be accounted for by TOBC using the purchase method of accounting in accordance with Statement of Financial Accounting Standards ("SFAS No. 141"). Under this method, the aggregate cost of the merger will be allocated to assets acquired and liabilities assumed based on their estimated fair values as of the date the purchase of Texline State Bank is completed. For purposes of pro forma presentation, estimates of the fair values of TSB's assets and liabilities as of September 30, 2003, have been combined with the book values of TOBC's assets and liabilities as of an assumed inception date of September 30, 2003, which reflects certain transactions occurring prior to that date, and adding using the inception amounts recorded as of December 8, 2003.

        The unaudited Pro Forma Combined Condensed Statements of Operations for the year ended September 30, 2003, are based on the pro forma statement of operations of TOBC and the consolidated statements of operations of Texline State Bank and Subsidiary, adjusted for the impact of SFAS No. 141, assuming the acquisition occurred on September 30, 2003.

Note 2: Formation of Treaty Oak Bancorp, Inc.

        The Articles of Incorporation for Treaty Oak Bancorp, Inc., were filed on November 18, 2003. TOBC was organized as of December 8, 2003. However, certain costs related to its formation and the acquisition of TSB had been incurred by Treaty Oak Holdings, Inc., prior to September 30, 2003. Those costs are reflected as additional paid-in-capital (to the credit of Treaty Oak Holdings, Inc.) and accumulated deficit as of September 30, 2003, as follows:

Professional fees and expenses	$216,486
General and administrative costs	$1,864
Additional paid-in-capital		$218,350

        The initial capitalization is reflected as a pro forma adjustment as of September 30, 2003, and reflects the issuance of 1,040,000 shares of $0.01 par value common stock for an aggregate additional consideration of approximately $2,133,000.

        1,000,000 shares were purchased by its organizing shareholder, Treaty Oak Holdings, Inc., a Texas corporation (TOHI), for $1,200,000 in cash plus the contribution of certain costs accumulated by TOHI related to the acquisition of TSB and direct costs incurred related to the formation, organization and start-up of TOBC, as follows:

Cash and due from shareholder	$1,200,000
Professional fees and expenses	$106,161
General and administrative costs	$1,864
Deferred stock issuance costs	$307,116
Cumulative acquisition costs—Texline State Bank (includes deposit toward purchase of $50,000)	$179,572
Common stock		$10,000
Additional paid-in-capital		$1,784,713

        The following table summarizes the approximate book and assigned values of the contributed intangibles and other noncash assets (dollars in thousands):

Description of Consideration	Book Value	Assigned Value[1]
Direct acquisition costs of Texline State Bank	$129	$129
Deposit for the acquisition of Texline State Bank	$50	$50
Cumulative costs of capital raising paid or incurred by Treaty Oak Holdings, Inc.	$307	$307
Contract to acquire Texline State Bank for $2,225,000[2]	$0	$520

Total Intangible Assets	$486	$1,006

1
Assigned value reported is the value as determined by the board of directors of Treaty Oak Bancorp, Inc., without independent third party appraisal.
2
The assigned value of the Stock Purchase Agreement to acquire Texline State Bank is based upon numerous factors including, among other factors, the improvement of TSB's operations over the last nine months. In determining the value of the Stock Purchse Agreement, we have used 2.5 times book value as of 12/08/2003 (unaudited—$1,040,000) less the cap in the Stock Purchase Agreement (2 times book value or $2,080,000) to determine the value of the assigned Stock Purchase Agreement. The 2.5 times book value multiple is based on certain operational changes that have occurred at TSB since the execution date of the Stock Purchase Agreement.

        The remaining 40,000 shares were purchased for $800 cash, and other commitments, by four individual shareholders. These issuances were compensatory in nature. Therefore, TOBC recognized additional paid-in capital and compensation expense of $332,400 in conjunction with these issuances for a total issuance price per share of $8.33 for financial accounting purposes. This issuance was recorded as follows:

Cash	$800
Compensation expense	$332,400
Common stock		$400
Additional paid-in-capital		$332,800

Note 3: Acquisition of Texline State Bank

        As of September 30, 2003, TSB had 62,000 shares of $4.00 par value common stock issued and outstanding. TOBC had not issued any stock as of that date. In conjunction with the acquisition of TSB, TOBC will acquire, for cash and seller financing, all of the outstanding shares of TSB at an estimated purchase price of $35.89 per share. The purchase price will be paid approximately $1,062,000 in cash and with notes payable for $1,163,000 to the two largest beneficial owners of TSB. The notes will accrue interest at 5% and are expected to be paid within one year. A deposit of $50,000 toward the purchase price is currently held in escrow. This amount will reduce the cash payable by TOBC at closing.

Note 4: Allocation of Purchase Accounting Adjustments

        In accordance with SFAS No. 142, intangible assets acquired that can be separately identified shall be assigned a portion of the total cost of the acquired company if the fair values of those assets can be reliably determined. Any identified intangible shall be recorded as the cost of the intangible and amortized over its estimated life. Management believes that the fair value of the assets of TSB, other than loans and deposits, does not materially differ from their current book values based on all of the information available.

        The following table provides a reconciliation of the excess cost of the TSB merger to TOBC as of September 30, 2003, based on estimated value of the acquisition consideration over the fair value of stock acquired from the TSB shareholders (in thousands):

Cash, cash deposit and notes to acquire stock (62,000 shares)	$2,225
Direct acquisition costs	$129

Total Purchase Price	$2,354
Less:
Purchase accounting adjustments, net	$148
Shareholders' equity of TSB as of September 30, 2003	$1,011

Cost in excess of fair value of net assets acquired	$1,195

        The purchase accounting adjustments reflect the adjustment to fair value of the assets and liabilities of TSB as of the date of the purchase. The book value of the noninterest earning assets of TSB are assumed to approximate fair value as of the date of acquisition, and the Company does not anticipate any material adjustments to those carrying values upon closing of the purchase though the purchase accounting adjustment will be finalized following the acquisition. Purchase accounting adjustments are as follows:

Purchase accounting adjustments to loans, net	$182,000
Purchase accounting adjustments to deposits, net	$(34,000)

        The adjustment calculated relates, primarily, to the value of the loan portfolio based upon a block of loans secured by real estate in the Houston, Texas, area. These loans currently have an average interest rate of 9.10% and an average maturity of 10 years. The pro forma adjustment is approximately $182,000 and will be amortized over the 10 year maturity period. The remaining loan portfolio is predominantly variable rate loans which result in no adjustment. The adjustment is estimated as the difference between the interest earned at the weighted-average stated rate on the face amounts of the subject loans over the amount of interest income that the same loans would earn over the same period at current rates. The pro forma amortization of this premium is $15,000 for the year ending September 30, 2003

        The deposits have been reduced for an adjustment of approximately $34,000 which reflects the premium rates being paid on a block of certificates of deposit with an average maturity of 6 months. The carrying value of these certificates totaled $5,577,000. The average interest rate is 2.10%. The purchase adjustment reflects the difference between the interest that will be paid on these certificates through the average maturity date over the amount that would be paid on the same balance with the same maturity at current market rates. As the average maturity is less than 12 months, the pro forma adjustment of $34,000 is amortized in the reported year.

Note 5: Shareholders' Equity

        Shareholders' equity of Texline State Bank is eliminated in combination against the investment in Texline State Bank. The entry is recorded as follows:

Common Stock	$248,000
Additional paid-in-capital	$2,106,000
Investment in Texline State Bank		$2,354,000

Note 6: Expense adjustments

        All material nonrecurring income or expense items are eliminated through the pro forma adjustments on the statements of operations. Stock-based compensation expense associated with the issuance of shares of $332,400 (Note 2) has been removed as a nonrecurring expense. In addition, pre-acquisition operating costs of $246,000, are also nonrecurring and have been adjusted. Finally, the loss on the closure of the Houston, Texas, operations of Texline State Bank, amounting to $35,000, has been adjusted. Interest paid on the notes receivable to the two largest beneficial owners of Texline State Bank, following the sale has been recorded as $58,000.

Note 8: Earnings per Share

        Basic earnings per share in the Pro Forma Combined Condensed Statements of Operations were computed by dividing pro forma net income by the total average shares outstanding, assuming the issuance of 1,040,000 shares of TOBC common stock as of September 30, 2003, and the elimination of the TSB average shares outstanding as of September 30, 2003.

APPENDIX A

SUBSCRIPTION AGREEMENT

Treaty Oak Bancorp, Inc.
Attn: Terry C. Hamann
3811 Bee Cave Road, suite 201
Austin, Texas 78746

Ladies and Gentlemen:

        I hereby subscribe to purchase the number of shares of common stock (the "Shares") of Treaty Oak Bancorp, Inc. (the "Company"), indicated below. I have received a copy of the Company's prospectus, dated            , 200            . In connection with purchase of the Shares, I understand and agree as follows:

  1.
  My purchase of the Company's common stock involves significant risks, as described under "Risk Factors" in the prospectus.

  2.
  No federal or state agency has made any finding or determination regarding the fairness of the company's offering of common stock, the accuracy or adequacy of the prospectus, or any recommendation or endorsement concerning an investment in the common stock.

  3.
  THE SHARES ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

  I am enclosing a check in the amount of $8.33 multiplied by the number of shares I wish to buy. My check is made payable to "TIB—The Independent BankersBank—Escrow Account for Treaty Oak Bancorp, Inc."

          THIS SUBSCRIPTION AGREEMENT IS FINAL, BINDING, AND IRREVOCABLE. If the organizers are unable to sell at least 240,000 shares of common stock or fail to receive all required regulatory approvals to open the Company's proposed banking subsidiary, the escrow agent will promptly return all subscription proceeds to me, without any interest earned.

  NUMBER OF SHARES (MINIMUM 300 SHARES):

  TOTAL SUBSCRIPTION PRICE (AT $8.33 PER SHARE):

  ____________________________________
  (Please print or type exact name(s) in which
  The shares are to be registered.)

A-1

        Under the penalty of perjury, I certify that: (A) the Social Security Number or Taxpayer Identification Number given below is correct; and (B) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT (B) ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.

Date
Signature(s)*
*
When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In case of joint tenants, each joint owner must sign.

PRINT ADDRESS:

Area code and telephone number
Social Security or Federal Tax Identification Number	Please indicate form of ownership for the shares. ☐ individual
☐ joint tenants with right of survivorship
☐ tenants in common
☐ trust
☐ corporation
☐ partnership
☐ custodian
☐ other _________
TO BE COMPLETED BY THE COMPANY Accepted as of , 2004, as to shares.
TREATY OAK BANCORP, INC.
By: ________________________ Terry W. Hamann, President

A-2

APPENDIX B

OPINION OF JAMES R. MILLER REGARDING VALUATION

         December 1, 2003

Board of Directors
Treaty Oak Bancorp
3811 Bee Caves Road, Suite 201
Austin TX 78746
Attention: Mr. Terry W. Hamann, Chairman & CEO

        Dear Directors:

        You have asked that I provide you with my professional opinion concerning the Valuation of the pricing of a proposed offering regarding the acquisition of Texline State Bank by Treaty Oak Bancorp.

        This report covers my analysis, conclusions and opinions regarding this assignment.

        A professional synopsis and references opining the qualifications of James R. Miller to perform this assignment are attached to this report.

        The basic data supporting this opinion are as of September 30, 2003. Other data cited are of most recent date available.

        In fulfilling this assignment, I have conducted appropriate research and analysis of the relevant financial, organizational and operational data and information identified with Texline State Bank and Treaty Oak Bancorp, inclusive of senior management interviews and probes and discussions with other parties informed and knowledgeable of the Bank's and Bancorp's current and reasonably predictable future financial status.

        Additional factors considered include:

  •
  The status of the area's banking industry

  •
  The general economic environment

  •
  Texline State Bank's and Treaty Oak Bancorp's financial and general condition

  •
  An analysis of the capitalization structure regarding the offering's proposed pricing and content.

  •
  A comparison of peer bank market valuations on both an as is status for Texline State Bank and a proforma valuation comparison to peer group relating to the at rest institution post offering and acquisition.

  •
  A comparison of peer bank financial performance factors

        The methodology chosen for this analysis is the Market Approach to Valuation. This process is designed to focus valuation as it relates to open market valuation on a stand-alone basis and the transactional valuation opinion as it applies to the potential offering of Units to the public to facilitate the acquisition of Texline State Bank by Treaty Oak Bancorp. The Market Valuation Approach entails three basic steps: analysis of the economic environment, analysis of the industry and analysis of the subject institutions specifically and relatively to peer group.

        The technique employed was to relate peer group relationships on the fundamental plane and then compare peer market valuations to ascertain a fair relative valuation for the pricing of Texline State Bank and the proforma institution of Treaty Oak Bancorp post acquisition. Additionally, certain qualitative factors and assumptions were taken into consideration that are a critical part of the valuation process.

B-1

        Full data relating to the fundamental profile of Texline State Bank and Treaty Oak Bancorp are contained elsewhere in this report. Along with other general data, the following items were reviewed in compiling this opinion:

  •
  Comparative Group analysis relating to Texline Bank and Treaty Oak Bancorp Proforma

  •
  Texline State Bank statement of condition as of September 30, 2003

  •
  Treaty Oak Holdings organization structure, plan and proforma financials dated November 11, 2003

  •
  Treaty Oak Bancorp Tier 1 Capitalization Analysis, proforma, dated November 16, 2003

  •
  Treaty Oak Holdings, Inc. Strategic Business Plan dated June 2003

  •
  Treaty Oak Bank, Inc. Proforma Statement of Position dated August 6, 2003

        The following assumptions are crucial to the valuations presented in this opinion:

  •
  Key in the issuance of this opinion is the acceptance of the validity and reasonable accuracy of the proforma plans prepared by Treaty Oak Holdings for Texline State Bank, Treaty Oak Bancorp and Treaty Oak Holdings.

  •
  The financial data used in presenting peer group data and comparisons provided by SNL Financial are true and accurate within reasonable industry standards.

  •
  Key personnel provided in documents by Treaty Oak Holdings, Inc. will be participants in the outlined institutions.

        Based on the data cited and a complete examination of the proforma assumptions herein, and upon completion of the proposed offering by Treaty Oak Bancorp to raise approximately $12,000,000. The resultant institution will be a viable peer for the groups cited in this study. Therefore it is my professional opinion that a fair valuation for the offering of common shares to the public will yield an "at rest" price to book value in the range of 150% to 170% of hard book value. Further if this offering involves a structure where warrants are included as a potential "bonus" element to investors they will not hinder this valuation factor and could, depending of fundamental performance of the Bancorp and market pricing, add to investor value in the future.

        James R. Miller does not own any shares of Texline State Bank, Treaty Oak Holdings or Treaty Oak Bancorp.

        It has been a pleasure to be of service. I am available to discuss this report and evaluation if desired.

Respectfully submitted,

/s/ James R. Miller

B-2

•
You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with inconsistent or different information, you should not rely on it.

•
We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

•
You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.

•
This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities to which it relates.

Up to 1,440,000 Shares

TREATY OAK BANCORP, INC.

Common Stock

Prospectus
January     , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Consistent with the Texas Business Corporation Act and other applicable laws of Texas, our bylaws indemnify our past and present directors and officers, as well as individuals who have served or are serving at our request in an official capacity for another entity, against all expenses and liability (including court costs and attorney's fees, judgments, fines, excise taxes or penalties, and amounts paid or to be paid in settlement) incurred as a result of such person being named or threatened to be named as a party to any proceeding or threatened proceeding by reason of the fact that the person held such a position. However, such indemnity applies only if the person acted in good faith, and in the case of our officers or directors, if the person acted in our best interests. In other cases such indemnity only applies if the person's conduct was at least not opposed to our best interests. If the person is involved in a criminal proceeding, the indemnification only applies if the person had no cause to believe his conduct was unlawful. The indemnification we so provide inures to the benefit of such person's heirs, executors, and administrators.

        The determination of whether such an individual is entitled to indemnification is made in the following manner:

  •
  By a majority vote of a quorum of our directors who at the time of the vote are not named as defendants in the proceeding;

  •
  If such a quorum cannot be obtained, then by a majority vote of a committee of the Board of Directors designated by a majority vote of all the directors (such committee to consist of two directors, neither of who are named a that time as a defendant in the proceeding); or

  •
  By special legal counsel selected by the Board of Directors or a committee of the Board by a vote as set forth in (1) or (2) above, or if such a quorum or committee cannot be established, by a majority vote of all the directors; or

  •
  By the shareholders in a vote that excludes the shares held by directors who are named defendants in the proceeding.

        Expenses incurred by our present or former directors and officers in defending such a proceeding are paid by us in advance of the final disposition of the proceeding to the fullest extent permitted by the Texas Business Corporation Act or other applicable law. For such prepayment it is not necessary for our Board of Directors to have determined whether or not such officer or director is entitled to the above indemnification. The right of our directors and officers to the indemnification vests at the time of the event which gives rise to the proceeding (or when a course of conduct to which the proceeding relates is first engaged in), regardless of when the proceeding is first threatened, commenced, or completed.

        If we fail to pay a claim for indemnity within 30 days of our receipt of a written claim, the claimant may bring a suit against us to recover the unpaid amount. If such a suit is successful, we must pay the claimant the expense of prosecuting the claim as well as the unpaid amount of the claim.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        Our estimated expenses in connection with the sale of common stock being registered under this offering are as follows:

Securities and Exchange Commission registration fee		$1,884.70
Blue Sky fees and expenses

Printing expenses

Legal fees

Accounting fees

Miscellaneous

Total	$

RECENT SALES OF UNREGISTERED SECURITIES

        On December 8, 2003, we issued 1,000,000 shares of common stock to Treaty Oak Holdings, in consideration for $1,200,000 in cash and other intangible assets, and 40,000 shares of common stock to a group of our initial organizers at $2.00 per share in consideration for cash and other consideration. The individual initial organizers' stock issuances were as follows:

        Terry W. Hamann, William J. McLellan, and Jeffrey L. Nash each purchased 10,000 shares for a price of $2.00 per share in consideration for cash and guarantees delivered in connection with a line of credit obtained for the advancement of offering expenses.

        Darrell K. Royal purchased 10,000 shares for a price of $2.00 in consideration for cash and commitments in connection with our advisory board. We issued Mr. Royal's shares in reliance upon Rule 701 promulgated under the Securities Act of 1933, as amended.

        Except as otherwise noted above, we issued the above securities in reliance on exemptions contained in Section 4(2) of the Securities Act of 1933, as amended, and similar exemptions in the state of Texas.

EXHIBITS

NUMBER	DESCRIPTION
3.1*	Amended and Restated Articles of Incorporation
3.2*	By-laws
4.1	Specimen Common Stock Certificate, $.01 par value per share
4.2	See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and By-laws defining rights of holders of Common Stock
5.1	Legal Opinion of Ernstmeyer & Associates, P.C.
10.1*	Form of Building Lease between PGI Equity Partners, L.P., and Treaty Oak Bank (Approval Pending)
10.2*	Expense Reimbursement Agreement between Treaty Oak Holdings, Inc., and Treaty Oak Bancorp, Inc.
10.3*	Form of Administrative Services Agreement between Treaty Oak Bancorp, Inc., and Treaty Oak Financial Services, Inc.
10.4*	Escrow Agreement between Treaty Oak Bancorp, Inc., and TIB—The Independent BankersBank dated January , 2004.
10.5	Form of Treaty Oak Bancorp Shareholders' Warrant Agreement
10.6	Treaty Oak Bancorp, Inc., 2004 Stock Incentive Plan
10.7	Form of Indemnification Agreement between Treaty Oak Bancorp, Inc., and its Directors and Officers, and those of the Bank
10.8	Registration Rights Agreement between Treaty Oak Bancorp, Inc., and Treaty Oak Holdings, Inc.
10.9	Stock Purchase Agreement dated June 20, 2003 (as amended on November 26, 2003), by and among Texline State Bank, Charles T. Meeks, certain shareholders of Texline State Bank, and Treaty Oak Bancorp, Inc. (as assignee of Treaty Oak Holdings, Inc.)
23.1	Consent of McGladrey & Pullen, LLP (as to Treaty Oak Bancorp, Inc. financial statements)
23.2	Consent of McGladrey & Pullen, LLP (as to Texline State Bank financial statements)
23.3	Consent of counsel (included in Exhibit 5.1)
24.1	A power of attorney pursuant to which amendments to this Registration Statement may be filed (included on the signature page contained in Part II of this Registration Statement)
99.1	Form of Subscription Agreement (included as Appendix A of the prospectus in this Registration Statement)
99.2	Opinion of James R. Miller regarding Valuation (included as Appendix B of the prospectus in this Registration Statement)

        *To be filed by amendment.

  UNDERTAKINGS

        The undersigned Registrant hereby undertakes as follows:

(a)    (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

          (i)    Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii)   Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii)  Include any additional or changed material information on the plan of distribution.

        (2)   For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

        (3)   File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business has been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)    The undersigned Registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of the prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Austin, State of Texas, on January 29, 2004.

TREATY OAK BANCORP, INC.
By:	/s/ TERRY W. HAMANN Terry W. Hamann President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Terry W. Hamann and Jeffrey L. Nash, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and proposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        In accordance with requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

SIGNATURE	TITLE	DATE
/s/ TERRY W. HAMANN Terry W. Hamann	Chairman of the Board, President, and Chief Executive Officer (Principal Executive Officer)	January 29, 2004
/s/ SANDRA L. ELLSWORTH Sandra L. Ellsworth	Chief Financial Officer (Principal Financial and Accounting Officer)	January 29, 2004
/s/ WILLIAM J. MCLELLAN William J. McLellan	Director	January 29, 2004
/s/ JEFFREY L. NASH Jeffrey L. Nash	Director	January 29, 2004

EXHIBITS

NUMBER	DESCRIPTION
3.1*	Amended and Restated Articles of Incorporation
3.2*	By-laws
4.1	Specimen Common Stock Certificate, $.01 par value per share
4.2	See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and By-laws defining rights of holders of Common Stock
5.1	Legal Opinion of Ernstmeyer & Associates, P.C.
10.1*	Form of Building Lease between PGI Equity Partners, L.P., and Treaty Oak Bank (Approval Pending)
10.2*	Expense Reimbursement Agreement between Treaty Oak Holdings, Inc., and Treaty Oak Bancorp, Inc.
10.3*	Form of Administrative Services Agreement between Treaty Oak Bancorp, Inc., and Treaty Oak Financial Services, Inc.
10.4*	Escrow Agreement between Treaty Oak Bancorp, Inc., and TIB—The Independent BankersBank dated January , 2004.
10.5	Form of Treaty Oak Bancorp Shareholders' Warrant Agreement
10.6	Treaty Oak Bancorp, Inc., 2004 Stock Incentive Plan
10.7	Form of Indemnification Agreement between Treaty Oak Bancorp, Inc., and its Directors and Officers, and those of the Bank
10.8	Registration Rights Agreement between Treaty Oak Bancorp, Inc., and Treaty Oak Holdings, Inc.
10.9	Stock Purchase Agreement dated June 20, 2003 (as amended on November 26, 2003), by and among Texline State Bank, Charles T. Meeks, certain shareholders of Texline State Bank, and Treaty Oak Bancorp, Inc. (as assignee of Treaty Oak Holdings, Inc.)
23.1	Consent of McGladrey & Pullen, LLP (as to Treaty Oak Bancorp, Inc. financial statements)
23.2	Consent of McGladrey & Pullen, LLP (as to Texline State Bank financial statements)
23.3	Consent of counsel (included in Exhibit 5.1)
24.1	A power of attorney pursuant to which amendments to this Registration Statement may be filed (included on the signature page contained in Part II of this Registration Statement)
99.1	Form of Subscription Agreement (included as Appendix A of the prospectus in this Registration Statement)
99.2	Opinion of James R. Miller regarding Valuation (included as Appendix B of the prospectus in this Registration Statement)

        *To be filed by amendment.

QuickLinks

CALCULATION OF REGISTRATION FEE
SUMMARY
RISK FACTORS
Risks related to our Business
Risks related to the Acquisition
Risks Related to the Offering
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE OFFERING
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATION
BUSINESS
MANAGEMENT
RELATED PARTY TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF CAPITAL STOCK
SUPERVISION AND REGULATION
LEGAL MATTERS
EXPERTS
REPORTS TO SHAREHOLDERS
ADDITIONAL INFORMATION
TREATY OAK BANCORP, INC. TEXLINE STATE BANK FINANCIAL STATEMENTS Contents
Treaty Oak Bancorp, Inc. (A Development Stage Enterprise) Balance Sheets
Treaty Oak Bancorp, Inc. (A Development Stage Enterprise) Statements of Operations During the Development Stage
Treaty Oak Bancorp, Inc. (A Development Stage Enterprise) Statements of Changes in Shareholders' Equity
Treaty Oak Bancorp, Inc. (A Development Stage Enterprise) Statements of Cash Flows
Treaty Oak Bancorp, Inc. (A Development Stage Enterprise) Notes to Financial Statements
Texline State Bank Consolidated Balance Sheets September 30, 2003 And 2002 (Dollars In Thousands, Except Per Share Amounts)
Texline State Bank Consolidated Statements Of Operations Years Ended September 30, 2003 And 2002 (Dollars In Thousands, Except Per Share Amounts)
Texline State Bank Consolidated Statements Of Changes In Shareholders' Equity Years Ended September 30, 2003 And 2002 (Dollars In Thousands)
Texline State Bank Consolidated Statements Of Cash Flows Years Ended September 30, 2003 And 2002 (Dollars In Thousands)
Texline State Bank Notes to Consolidated Financial Statements
PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Pro Forma Condensed Combined Statement of Financial Condition Year Ended September 30, 2003 (Unaudited)
Pro Forma Condensed Combined Statement of Operations Year Ended September 30, 2003 (Unaudited)
Treaty Oak Bancorp, Inc. Notes to Unaudited Pro Forma Condensed Combined Financial Statements
APPENDIX A SUBSCRIPTION AGREEMENT
APPENDIX B OPINION OF JAMES R. MILLER REGARDING VALUATION
TABLE OF CONTENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS INDEMNIFICATION OF DIRECTORS AND OFFICERS
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
RECENT SALES OF UNREGISTERED SECURITIES
EXHIBITS
SIGNATURES
POWER OF ATTORNEY
EXHIBITS